As filed with the Securities and Exchange Commission on December 1, 2022.

Registration Number 333-267826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONDORS Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3751	To Come
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23823 Malibu Road, Suite 50 #129

Malibu, CA 90265

(323) 372-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Storm Sondors

Chief Executive Officer and Secretary

SONDORS Inc.

23823 Malibu Road, Suite 50 #129

Malibu, CA 90265

(323) 372-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry A. Cerutti	Jonathan R. Zimmerman
Dean Longfield Troutman Pepper Hamilton Sanders LLP 5 Park Plaza, Suite 1400	Ben A. Stacke Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center, 90 South Seventh St.
Irvine, California 92614	Minneapolis, Minnesota 55402
(949) 622-2700	(612) 766-8419

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2022

PRELIMINARY PROSPECTUS

2,500,000 Shares

SONDORS Inc.

Common Stock

This is the initial public offering of shares of common stock of SONDORS Inc. We are selling 2,500,000 shares of common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $8.00 and $10.00. We intend to list our common stock on The Nasdaq Capital Market, or Nasdaq, under the symbol “SODR.” The listing of our common stock on Nasdaq will be subject to us fulfilling all listing requirements of Nasdaq in accordance with its initial listing requirements. No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on Nasdaq.

Following this offering, our Chief Executive Officer and Secretary, Storm Sondors, will own approximately 83.3% of our common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering as described below and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes, as defined below). As a result, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. See the section titled “Management—Controlled Company Exemption” for additional information.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and we have elected to adopt certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 87 for additional information regarding total underwriting compensation. Does not include additional compensation payable to the underwriters. We have agreed to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we will issue to Lake Street Capital Markets, LLC, as the representative of the underwriters, a warrant to purchase the number of shares of common stock equal to 4% of the number of shares of common stock sold in this offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrant.

We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 375,000 additional shares of common stock from us at the initial public offering price, less the underwriting discount, within 45 days after the date of this prospectus, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $          , and the total proceeds to us, before expenses, will be $          ..

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about          , 2022.

Sole Book-Running Manager

Lake Street

Co-Manager

Joseph Gunnar & Co.

               , 2022

Until                      , 2022 (the 25th day after the date of this prospectus), all dealers that effect transactions in these shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf.

Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. No action is being taken in any jurisdiction outside the U.S. to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the U.S. are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any shares of our common stock. Our business, results of operations, financial condition and prospects may have changed since that date.

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NOTE REGARDING INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the electric bike, or e-bike, electric motorcycle, or e-motorcycle, electric scooter, or e-scooter, and electric vehicle, or EV, industries. We have obtained this information and statistics from various independent third-party sources, including independent industry publications and groups, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on our estimates and calculations, which are derived from our review and interpretation of internal company research, surveys and independent sources. Data regarding the industries in which we compete or expect to compete in the future and our market position and market share within this industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe such data generally indicate size, position and market share within these industries in which we compete or expect to compete in the future. While we believe our internal company research, surveys and estimates are reliable, such research, surveys and estimates are subject to significant uncertainties. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

NOTE REGARDING TRADEMARKS, TRADENAMES AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include: SONDORS®, SONDORS E-Bike®, MetaCycle®, Xreel®, Drone DropperTM, Rockstar® and MadMods®. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Trademarks, trade names or service marks of other companies appearing in this prospectus are, to our knowledge, the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section, the combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company, including the related notes thereto, and the consolidated financial statements of SONDORS Inc., including the related notes thereto, appearing at the end of this prospectus before deciding to invest in shares of our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless the context requires otherwise, references in this prospectus to “our company,” “we,” “us” and “our” refer to SONDORS Inc., a Delaware corporation, and its majority-owned subsidiaries, SONDORS Electric Bike Company and SONDORS Electric Car Company.

Our Company

Our Business

We are a California-based, design-focused electric mobility company manufacturing and delivering premium electric bicycles and an electric motorcycle. We design our products with both our consumers and manufacturing processes in mind in order to offer high quality products at competitive price points.

We have played a critical role in creating the e-bike category by developing, manufacturing and selling one of the first e-bikes at scale both domestically and internationally and have delivered over 63,000 units in 72 countries since 2015. SONDORS e-bikes are well known for providing riders with a premier e-biking experience by combining visually appealing design with industry-leading performance. From our inception, we have been committed to making e-bikes more accessible to riders through our compelling retail pricing, as demonstrated by our Smart Step entry level e-bike, which is currently offered through Costco Wholesale Corporation and features a folding frame design and our proprietary battery technology. Additional e-bike models are sold direct-to-consumer, enabling the end customer to customize its e-bike across our portfolio of products, ranging from our full-suspension, mid-drive mountain bikes, to our MadMods offerings, which feature wide tires and customizable style kits.

The MetaCycle, our e-motorcycle offering, represents our newest product category. The MetaCycle has the weight and agility of a motorized scooter, the styling of a motorcycle, the ease of learning and use of an e-bike and the price point of a motorized scooter. The MetaCycle features a design that is unique in the e-motorcycle market and which we believe will set the standard for a new intermediary category between e-bike and e-motorcycle design going forward, with an uncomplicated, elegant style and a superior riding experience. The lightweight, weld-free aluminum frame of the MetaCycle delivers a rider experience that is a step up from riding an e-bike without the intimidation and training required of a higher-powered traditional motorcycle. Its narrow stance and low center of gravity offers easy handling without the complication of the manual transmission that is typically installed on traditional gas combustion motorcycles. We believe the MetaCycle’s ease of operation, combined with its advanced styling features and all electric nature, will expand the potential addressable market for riders who have never considered motorcycle ownership previously. The MetaCycle’s price point is significantly more affordable than other leading e-motorcycle models such as Harley-Davidson’s LiveWire ONE and Energica’s Eva Ribelle, without sacrificing premium quality and functional style. We currently have pre-orders for over 10,000 units of the MetaCycle.

We intend to leverage our premier position within the e-mobility vertical to bring future products to market. We are currently designing an electric all-terrain vehicle (ATV), an electric dirt bike, a larger version of the MetaCycle, MetaCycle-stylized e-bikes and other e-mobility products. These planned product offerings are in the design and prototyping phase at our California-based engineering facility and are being designed with a focus on our core tenets of industry leading style, exceptional performance and affordability. We believe this practical design approach, which utilizes universal product parts across varying models, is critical to expanding the addressable market for our products as we promote consistent experiences across our entire suite of product offerings while offering consumers attractively priced, premium EVs.

Our Markets

We operate within the e-bike and e-motorcycle markets in the U.S. and internationally.

Over the past several years, global sales of e-bikes have increased significantly, and it is expected that sales will continue to increase. According to a May 2022 study by Fortune Business Insights, the global e-bike market is projected to grow at a compounded annual growth rate, or CAGR, of 12.6% from $35.7 billion in 2021 to $92.2 billion by 2029. Sales have also grown in North America, as according to Mordor Intelligence, the North American e-bike market was valued at $800 million in 2021 and is expected to grow at a 12.5% CAGR to reach $1.62 billion by 2027. The increasing popularity of cycling as a recreational activity, along with the demand for a more sustainable, eco-friendly, lower cost means of commuting have been key growth drivers of the continued growth of the e-bike market. Further, technological advancements in small electric motors, battery materials and manufacturing have resulted in the development of higher quality and more affordable e-bikes, which has also driven market growth.

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The global market for e-motorcycles is also demonstrating strong market demand. According to Research and Markets, global sales of e-motorcycles totaled $1.9 billion in 2020 and is expected to grow at a 19.4% CAGR to reach $6.2 billion by 2026. The introduction of fast charging infrastructure for electric vehicles, increasing concerns regarding carbon emissions and increased consumer interest in riding motorcycles for recreational and commuting purposes have driven the continued growth of the e-motorcycle market.

Our Competitive Strengths

Our competitive strengths include:

●	Demonstrated Capabilities in the Development and Commercialization of E-Bikes. A key competitive advantage that we’ve developed as a result of designing, developing and selling innovative e-bikes in the United States and foreign markets at scale for the last seven years, is our ability to adapt quickly to evolving consumer tastes through our in-house design capabilities, coupled with our long-standing relationships with our contract manufacturers to bring these products to market efficiently and cost effectively.

●	Established Brand. Our history of developing innovative products has created a loyal brand following, establishing SONDORS as a quality player within the e-bike marketplace. This has allowed us to expand our product offerings to reach a larger segment of consumers, including a segment of consumers interested in our MetaCycle, while maintaining our focus on existing SONDORS owners.

●	Design Innovation and Product Functionality. Our innovative designs, which are highlighted by their simplicity, functionality and elegance, are a critical element to the historical success and future growth of our business. We believe our product designs promote superior functionality while being easy to maintain and service.

●	Extensive Experience in Manufacturing and the Delivery of E-Mobility Products to the Market. We have a well-established knowledge of, and experience in, the entire production-cycle of e-bikes and e-motorcycles and we expect to use this knowledge and experience in the development and manufacturing of other e-mobility products in the future. We have a well-established supply chain network in the People’s Republic of China that enables us to maintain attractive production costs. In addition, our contract manufacturing approach supports rapid innovation, as we have established relationships with experienced third party manufacturers that are able to adapt quickly to design and process changes that we request, enabling us to quickly pivot as consumer preferences shift and to deliver e-mobility products to market on a timely basis.

●	Sales Strategy. We believe our direct-to-consumer model creates an ecosystem that fosters owner loyalty. We have also expanded our go to market strategy recently with our contract with Costco to sell select SONDORS e-bike models through Costco’s warehouse stores nationwide and online.

●	Strong Intellectual Property and Proprietary Rights. We believe our intellectual property provides us with competitive advantages. We rely on trademarks, service marks, patents, copyrights, domain names, trade secrets, license agreements, intellectual property assignment agreements and other contractual rights to establish and protect our proprietary rights in our technology.

Our Growth Strategy

The primary elements of our growth strategy include:

●	Acquire New Customers. We believe our focus on fast growing segments of the e-mobility market provides us with an opportunity to acquire new customers. Our specific customer acquisition themes include the following:

○	We plan to continue to invest in our direct-to-consumer marketing strategy by increasing our spend across online modalities such as social content, native ads and display ads, in addition to traditional media avenues, to capture a portion of the e-mobility market’s significant market opportunity, which we believe is going to continue to grow as the e-mobility market continues to gain popularity globally.

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○	Further, we believe the sophisticated design of our products will allow us to continue to acquire new customers and grow our customer base. In particular, the strong pre-order figures for the MetaCycle have been “sight unseen,” without the benefit of MetaCycle live demonstrations or test rides. We believe the innovative product design has been the largest component in driving early customer interest to the MetaCycle.

○	Our products have historically received favorable reviews within industry circles including trade publications and consumer reviews across multiple platforms. We intend to leverage these positive product reviews to increase order conversion.

●	Expand Across Our Existing Customer Base. We believe there are significant opportunities to continue to expand our relationships with existing customers. Every SONDORS product is designed to fit into a larger product ecosystem, which we believe allows us to build brand recognition and consumer loyalty across multiple products, providing us with the ability to sell other SONDORS products to our current customer base.

●	Expand Our Product Offerings and Partnerships. We believe we have a significant opportunity to leverage our current position within the e-mobility vertical to bring future products to market such as an electric ATV, an electric dirt bike, a larger version of the MetaCycle, MetaCycle-stylized e-bikes and other e-mobility products. Moreover, we maintain a corporate culture that encourages new, innovative product development which we believe will result in the creation of products that will attract new customers. We also plan to grow with select partnership opportunities where the SONDORS brand fits, which could include certain big-box retailers, designated SONDORS showrooms, digital sales and augmented reality showrooms.

●	Expand Our Global Reach. We believe there is significant potential to continue to grow our business in international markets because of how our products address demand for micro-mobility. We have established a strong presence in several key international markets such as Europe and Canada, and 5% of our revenue in fiscal 2021 was generated outside of the United States. We expect to enter new international markets in the future, while continuing to expand our footprint in existing markets.

●	Technology as a User Experience Application. Our soon to be launched SONDORS app is expected to be a key driver in further differentiating our e-bike and e-motorcycle offerings and will give users the ability to fully customize their SONDORS experience. The SONDORS app is expected to provide a complete eco-system for SONDORS owners to connect with our company for any technical or service issues and also to connect with other SONDORS owners in a community platform. Key features of the new SONDORS app are expected to include the following:

○	Personalization. The SONDORS app will enable SONDORS e-bike and MetaCycle users to personalize their SONDORS experience to a depth previously reserved for aftermarket enthusiasts. The SONDORS app will allow the user to customize certain functions such as horn sounds, music selection, speaker volume, battery range extension, standard lighting or aftermarket LED lighting. This product will be sold as an aftermarket accessory and users will also be able to set “modes” for different types of driving, for example beach mode or city mode.

○	Community. The SONDORS app will be available on both Apple and Android platforms and will provide SONDORS customers access to qualified service technicians and/or bike shops and a video library of SONDORS-generated content for troubleshooting or maintenance aspects of the various products. The SONDORS app will also support connection to other SONDORS users in a community forum, create unique product offerings for existing customers, and allow for push notification on new products to be launched as a means to provide feedback. We believe this unique personalization and connection through a community app will continue to drive brand loyalty and foster lifetime customers.

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Recent Events

Corporate Reorganization

Our e-bike business is conducted by SONDORS Electric Bike Company (formerly, Sondors, Inc.) and our e-motorcycle business is conducted by SONDORS Electric Car Company. Storm Sondors is the current Chief Executive Officer and Secretary of SONDORS Inc., SONDORS Electric Bike Company and SONDORS Electric Car Company and is the current owner of 98.5% of the outstanding common stock of SONDORS Inc. Until July 20, 2022, Mr. Sondors owned 99.52% of the outstanding common stock of SONDORS Electric Bike Company and 96.33% of the outstanding common stock of SONDORS Electric Car Company. Effective July 20, 2022, we entered into a contribution agreement with Mr. Sondors under which Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to SONDORS Inc. in exchange for 6,583,335 shares of our common stock and contributed his shares of common stock of SONDORS Electric Car Company to SONDORS Inc. in exchange for 6,373,045 shares of our common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of SONDORS Inc. We refer to the transactions provided for by the contribution agreement in this prospectus as the Corporate Reorganization.

The following diagram illustrates our structure before and after the consummation of the Corporate Reorganization:

After the completion of this offering, we plan to merge SONDORS Electric Bike Company and SONDORS Electric Car Company with and into SONDORS Inc. or a wholly-owned subsidiary or wholly-owned subsidiaries of SONDORS Inc., which we refer to in this prospectus as the Mergers. In connection with the Mergers, we plan to issue shares of our common stock in exchange for shares of common stock of SONDORS Electric Bike Company and SONDORS Electric Car Company. We expect that the shares of our common stock issued in the Mergers will be registered under the Securities Act of 1933, as amended, or the Securities Act, pursuant to a registration statement on Form S-4 that we plan to file with the SEC.

Senior Secured Convertible Note and Warrant Offering

In August and September 2022, we issued in a private placement transaction an aggregate of $3,500,000 principal amount of our 10% Senior Secured Original Issue Discount Convertible Notes due April 30, 2023, which we refer to as the Senior Secured Notes, for an aggregate subscription price of $3,220,000 and with an initial conversion price equal to 80% of the initial public offering price per share of common stock in this offering.

In connection with our issuance of the Senior Secured Notes, we issued to the purchasers of the Senior Secured Notes five-year warrants, which we refer to in this prospectus as the Note Warrants, to purchase up to that number of shares of our common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.50 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. In connection with the private placement, we also issued to our consultant a five-year warrant, which we refer to in this prospectus as the Consultant Warrants, to purchase up to that number of shares of our common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.10 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. The terms of the Note Warrants and the Consultant Warrants are identical and are referred to collectively in this prospectus as the Warrants.

Sales and Regulatory Information

In the second half of September 2022, we determined that we had inadvertently delivered approximately 100 MetaCycles to some of our customers located in California before we had obtained all necessary California licenses and as a result ceased making any further deliveries. As a result of these inadvertent deliveries, we may be subject to a fine of $759 per occurrence, which we believe is immaterial to our business. We are not required to recall these MetaCycles and we do not have plans to do so. We obtained our California dealers license on November 14, 2022 and have recommenced delivering MetaCycles in California. As we move to deliver our MetaCycles outside of California, we have identified a clear and legal path forward to do so.

Risks Associated with Our Business

Our business is subject to numerous risks, including risks associated with the current businesses of SONDORS Electric Bike Company and SONDORS Electric Car Company. These risks are more fully described in the section entitled “Risk Factors” beginning on page 12 of this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include the following:

●	We have incurred net losses and cannot assure you that we will achieve or maintain profitable operations.

●	Our financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern.

●	We may need to raise additional capital to fund new products and further expand our existing operations.

●	Our success is dependent on the continued popularity of our existing products and our continued innovation and successful launches of new products, and we may not be able to anticipate or make timely responses to changes in the preferences of consumers.

●	Our business may be sensitive to economic conditions, including those that impact our customers’ spending.

●	We rely substantially on external suppliers for certain components and raw materials used in our products.

●	The COVID-19 pandemic and the impact of the actions taken to mitigate the pandemic may adversely affect our business, financial condition and results of operations. We are unable to predict the extent to which the pandemic and the related effects will continue to impact our business, financial condition and results of operations and the achievement of our strategic objectives.

●	Our success is dependent upon the success of the EV industry as a whole and upon consumers’ willingness to adopt EVs.

●	Our continued success is dependent on positive perceptions of our SONDORS brands which, if impaired, could adversely affect our sales.

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●	The EV markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established competitors and expect to face competition from others in the future, including competition from companies with new technologies.

●	We have no experience to date in high volume manufacture of our e-motorcycle.

●	We may in the future experience significant delays in the manufacture and delivery of the MetaCycle, which could harm our business and prospects.

●	We depend on third parties for the manufacture and assembly of our products, which could cause delays in, or prevent us from, successfully developing and commercializing our products.

●	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells, could harm our business.

●	Failure to adequately manage our growth could impair our ability to deliver high-quality solutions to our customers, hurt our reputation and compromise our ability to become profitable.

●	The loss of key personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

●	If tariffs or other restrictions are placed on foreign imports or any related counter measures are taken by other countries, our business and results of operations could be harmed.

●	We are subject to substantial government regulation and unfavorable or unanticipated changes to, or failure by us to comply with, current or future regulations could substantially harm our business and operating results.

●	If we are unable to adequately control the costs associated with operating our business, including our costs of manufacturing, assembly and sales, our business, prospects, financial condition and operating results will suffer.

●	If we fail to adequately protect our intellectual property rights, we could lose important proprietary technology, which could materially and adversely affect our business.

●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, or otherwise may derail our business.

●	We may be subject to cybersecurity breaches and other disruptions to our information technology systems and connected products that could adversely affect our business.

●

Following this offering, our Chief Executive Officer and Secretary, Storm Sondors, will own approximately 83.3% of our common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes). As a result, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Although we do not currently intend to rely on the exemptions from certain corporate governance requirements afforded to a “controlled company” under the Nasdaq Listing Rules, we could potentially seek to rely on such exemptions in the future.

●	As a result of becoming a public company, we will be subject to the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls and employees.

●	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.

●	The price of our shares of common stock may be subject to rapid and substantial price volatility and may be affected by market conditions beyond our control, and as a result you could lose all or part of your investment.

As a result of these risks and other risks described under “Risk Factors,” there is no guarantee that we will experience growth or profitability in the future.

Our Corporate Information

We were incorporated in the State of Delaware on July 20, 2022. Pacific Storm, Inc., a company under which Storm Sondors, our founder, Chief Executive Officer and Secretary, conducted his e-bike business prior to forming SONDORS Electric Bike Company, was incorporated in the State of Delaware on October 2, 2013. SONDORS Electric Bike Company was incorporated in the State of Delaware on March 15, 2017 under the name Sondors, Inc. and changed its name to SONDORS Electric Bike Company on July 20, 2022. SONDORS Electric Car Company was incorporated in the State of Delaware on August 15, 2016. Our principal executive offices, and the principal executive offices of SONDORS Electric Bike Company and SONDORS Electric Car Company, are located at 23823 Malibu Road, Suite 50 #129, Malibu, CA 90265. Our telephone number is (323) 372-3000. Our Internet website addresses are www.sondorsx.com and www.sondors.com. The information contained on, or that can be accessed through, our websites is not a part of this prospectus. We have included our website addresses in this prospectus solely as inactive textual references.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to take advantage of certain reduced disclosure requirements in the registration statement of which this prospectus is a part and may elect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result, the information that we provide to our stockholders may be different than the information provided by other public companies.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an “emerging growth company” to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Our Common Stock and this Offering —We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.”

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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The Offering

Issuer:	SONDORS Inc.

Common stock offered by us:	2,500,000 shares (2,875,000 shares if the underwriters exercise their option to purchase additional shares in full)

Assumed initial public offering price:	$9.00 (the midpoint of the price range set forth on the cover page of this prospectus) per share of common stock.

Common stock to be outstanding after the offering:	15,556,380 shares (15,931,380 shares if the underwriters exercise their option to purchase additional shares in full)

Underwriters’ Option to Purchase Additional Shares	We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 375,000 additional shares of common stock from us at the initial public offering price less the underwriting discount within 45 days from the date of this prospectus.

Representative’s Warrant	We have agreed to issue a warrant to the representative in an amount equal 4% of the total number of shares of common stock sold in this offering with an exercise price equal to 125% of the initial public offering price.

Use of proceeds:

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $19.9 million (or approximately $23.0 million if the underwriters’ option to purchase additional shares of common stock in this offering is exercised in full), based upon an assumed initial public offering price of $9.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use up to $3.6 million of the net proceeds of this offering for the repayment of the portion of our Senior Secured Notes (including interest thereon) that are not converted into shares of common stock at the closing of this offering and the remaining $16.3 million of the net proceeds from this offering for new product research and development, existing product development and commercialization, the development of international markets and to fund our growth and to fund other general corporate purposes. In the event some or all of the holders of our Senior Secured Notes elect to convert the Senior Secured Notes into shares of our common stock at the closing of this offering, we will have additional amounts to fund our growth and for general corporate purposes. We will have broad discretion in the way that we use the net proceeds of this offering. See “Use of Proceeds” on page 32.

Lock-up:	Prior to the completion of this offering, we and each of our officers and directors will agree, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any units, shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the closing of this offering. See “Underwriting” for additional information.

Risk Factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Controlled Company:	Following this offering, our Chief Executive Officer and Secretary, Storm Sondors, will own approximately 83.3% of our common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes). As a result, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and will qualify for certain exemptions from Nasdaq’s corporate governance requirements.

Proposed Nasdaq Trading Symbol:	We have applied to list our common stock on Nasdaq under the symbol “SODR.” The listing of our common stock on Nasdaq will be subject to us fulfilling all listing requirements of Nasdaq. No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on Nasdaq.

Transfer Agent and Registrar:	American Stock Transfer & Trust Company, LLC is our transfer agent.

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The number of shares of our common stock to be outstanding after this offering is based on:

●	13,056,380 shares of our common stock issued and outstanding as of November 25, 2022; and

●	2,500,000 shares of common stock to be issued and sold by us in this offering.

The number of shares of our common stock to be outstanding after this offering excludes as of November 25, 2022:

●	3,500,000 shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan, or the 2022 Plan (which amount includes shares of our common stock that will be subject to incentive stock options to purchase up to a number of shares of common stock with an aggregate value equal to 4% of the total value of all shares of our outstanding common stock calculated after taking into account the 2,500,000 shares of common stock issued in this offering and using the assumed initial public offering price per share as set forth in the underwriting agreement we expect to grant to our President and Chief Growth Officer and to our Chief Financial Officer upon our execution of the underwriting agreement in connection with this offering);

●

up to an aggregate of 499,961 shares of our common stock issuable upon conversion of our Senior Secured Notes in connection with the closing of this offering based upon an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus and up to an aggregate of 194,444 shares of common stock issuable upon exercise of our Warrants based upon an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

●	shares of our common stock issuable in connection with the Mergers.

Except as otherwise indicated herein, all information in this prospectus assumes no exercise of the underwriters’ option to purchase up to an additional 375,000 shares of our common stock and no exercise of the representative’s warrant.

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SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF SONDORS Electric Bike Company AND SONDORS ELECTRIC CAR COMPANY AND SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SONDORS INC.

The summary historical combined financial data of SONDORS Electric Bike Company and SONDORS Electric Car Company for the years ended December 31, 2021 and 2020, and the summary combined balance sheet data as of December 31, 2021 and 2020 have been derived from the combined SONDORS Electric Bike Company and SONDORS Electric Car Company audited financial statements included elsewhere in this prospectus. The summary historical consolidated financial data for the nine months ended September 30, 2022 and 2021, and the summary consolidated balance sheet data as of September 30, 2022 have been derived from the SONDORS Inc. consolidated unaudited financial statements included elsewhere in this prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of SONDORS Inc. and you should read the following information together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 39.

	As of and for the Years Ended December 31,		As of and for the Nine Months Ended September 30,
	2021	2020	2022	2021
Statement of Operations Data:
Net revenues	$16,463,000	$11,999,000	$16,787,000	$11,238,000
Cost of revenues	12,953,000	7,565,000	12,964,000	8,317,000

Gross profit	3,510,000	4,434,000	3,823,000	2,921,000
Research & Development	439,000	613,000	197,000	235,000
Sales and marketing	3,160,000	2,133,000	1,657,000	2,363,000
General and administrative	4,794,000	2,441,000	5,736,000	2,105,000
Total operating expenses	8,393,000	5,187,000	7,590,000	4,703,000

Operating income (loss)	(4,883,000)	(753,000)	(3,767,000)	(1,782,000)
Other income	-	10,000	-	-
Change in fair value of derivative and warrant liabilities			(45,000)	-
Interest expense, net	(9,000)	(2,000)	(413,000)	(2,000)
Net loss	(4,892,000)	(745,000)	(4,225,000)	(1,784,000)

Balance Sheet Data:
Cash and cash equivalents	8,596,000	4,197,000	1,003,000	8,304,000
Other current assets	10,746,000	2,069,000	21,635,000	6,234,000
Other long-term assets	950,000	249,000	1,733,000	656,000
Total assets	20,292,000	6,515,000	24,371,000	15,194,000
Accounts payable, accrued expenses and other current liabilities	22,120,000	4,209,000	29,077,000	14,671,000
Other long-term liabilities	150,000	150,000	150,000	150,000
Total liabilities	22,270,000	4,359,000	29,227,000	14,821,000
Common stock	1,000	1,000	1,000	1,000
Additional paid-in capital	3,907,000	3,149,000	5,166,000	3,073,000
Accumulated deficit	(5,886,000)	(994,000)	(9,883,000)	(2,652,000)
Total stockholders’(deficit) equity	(1,978,000)	2,156,000	(4,716,000)	422,000
Noncontrolling interest	-	-	(140,000)	(49,000)
Total liabilities and stockholders’ equity	$20,292,000	$6,515,000	$24,371,000	$15,194,000

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Summary Unaudited Pro Forma CONDENSED Combined Financial DATA and Unaudited CONDENSED consolidated Financial DATA

The following summary unaudited pro forma condensed combined financial data has been prepared to illustrate the effect of the Corporate Reorganization on the condensed combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 and the summary unaudited condensed consolidated balance sheet data for the nine months ended September 30, 2022 have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 gives effect to the Corporate Reorganization described below as if the Corporate Reorganization occurred on January 1, 2021.

Our e-bike business is conducted by SONDORS Electric Bike Company (formerly, Sondors, Inc.) and our e-motorcycle business is conducted by SONDORS Electric Car Company. Storm Sondors is the current Chief Executive Officer and Secretary of SONDORS Inc., SONDORS Electric Bike Company and SONDORS Electric Car Company and is the current owner of 99.2% of the outstanding common stock of SONDORS Inc. Until July 20, 2022, Mr. Sondors owned 99.52% of the outstanding common stock of SONDORS Electric Bike Company and 96.33% of the outstanding common stock of SONDORS Electric Car Company. Effective July 20, 2022, we entered into a contribution agreement with Mr. Sondors. Under the terms of the contribution agreement, Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to SONDORS Inc. in exchange for 6,583,335 shares of our common stock and contributed his shares of common stock of SONDORS Electric Car Company to SONDORS Inc. in exchange for 6,373,045 shares of our common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of SONDORS Inc. We refer to the transactions provided for by the contribution agreement in this prospectus as the Corporate Reorganization.

This unaudited pro forma condensed combined financial data and unaudited pro forma consolidated condensed financial data is for informational purposes only. We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 38, which you should read in conjunction with this unaudited pro forma condensed combined financial data.

The unaudited pro forma condensed combined financial data and the unaudited condensed consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Corporate Reorganization actually occurred on the dates assumed, nor does it purport to project our results of operations or financial condition for any future period or future date. You should read the unaudited pro forma condensed combined financial data and the unaudited condensed consolidated financial data in conjunction with “Use of Proceeds”, “Capitalization”, “Summary Historical Combined Financial Data of SONDORS Electric Bike Company and SONDORS Electric Car Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

For the Year Ended December 31, 2021 (unaudited)
Pro Forma Condensed Combined Statement of Operations Data
Net revenues	$16,463,000
Cost of revenues	12,953,000
Gross profit	3,510,000
Research & Development	439,000
Sales and marketing	3,160,000
General and administrative	4,794,000
Total operating expenses	8,393,000

Operating income (loss)	(4,883,000)
Interest expense, net	(9,000)
Change in fair value of derivative and warrant liabilities	-
Loss from continuing operations before taxes	(4,892,000)
Net loss attributed to noncontrolling interest	(82,000)
Net loss attributed to common stockholders	$(4,810,000)

10

The following summary consolidated balance sheet data as of September 30, 2022 is presented:

●	on an actual basis; and

●	on a pro forma as adjusted basis after giving effect to the sale of 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table assumes (i) no exercise of the underwriters’ option to purchase up to an additional 375,000 shares of common stock, (ii) the exercise by the representative of its warrant to purchase 100,000 shares of common stock in full, and (iii) the election by the holders of our Senior Secured Notes to convert the principal amount of such Senior Secured Notes, together with accrued interest thereon through September 30, 2022, into 499,961 shares of common stock.

	As of September 30, 2022 (unaudited)
	Actual	Pro Forma as Adjusted(1)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$1,003,000	$21,989,000
Other current assets	21,635,000	21,635,000
Other long-term assets	1,733,000	1,414,000
Total assets	24,371,000	45,038,000
Accounts payable, accrued expenses and other current liabilities	29,077,000	27,028,000
Other long-term liabilities	150,000	150,000
Total liabilities	29,227,000	27,178,000
Common stock	1,000	4,000
Additional paid-in capital	5,166,000	29,430,000
Accumulated deficit	(9,883,000)	(11,434,000)
Total stockholders’ equity	(4,716,000)	18,000,000
Noncontrolling interest	(140,000)	(140,000)
Total liabilities and stockholders’ equity	$24,371,000	$45,038,000

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total assets and total stockholders’ equity (deficit) by approximately $2.3 million, $2.3 million and $2.3 million, respectively, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and the underwriters do not exercise their option to purchase additional shares. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1.0 million shares in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total assets and total stockholders’ equity (deficit) by approximately $8.4 million, $8.4 million and $8.4 million, respectively, assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions payable by us. An increase of 1.0 million shares in the number of shares we are offering, together with a $1.00 increase in the assumed initial public offering price per share, would increase each of pro forma as adjusted cash and cash equivalents, total assets and total stockholders’ equity (deficit) by approximately $11.6 million, $11.6 million and $11.6 million, respectively. A decrease of 1.0 million shares in the number of shares we are offering, together with a $1.00 decrease in the assumed initial public offering price per share, would decrease each of pro forma as adjusted cash and cash equivalents, total assets and total stockholders’ equity (deficit) by approximately $(9.8) million, $(9.8) million and $(9.8) million, respectively.

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RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company, together with the related notes thereto, and the consolidated financial statements of SONDORS Inc., together with the related notes thereto, appearing at the end of this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition or prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Related to Our Financial Condition and Need for Additional Capital

We have incurred net losses and cannot assure you that we will achieve or maintain profitable operations.

We incurred net losses for the years ended December 31, 2021 and 2020 and for the nine months ended September 30, 2022, of $4,892,000, $745,000 and $4,225,000, respectively. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays and other unknown events.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake increased development and production efforts to support our business and increase our marketing and sales efforts to drive an increase in the number of our product offerings and an increase in customers purchasing our products. These expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset increased operating expenses. If we are forced to reduce our expenses, our growth strategy could be compromised. To offset these anticipated increased operating expenses, we will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our common stock, to decline, resulting in a significant or complete loss of your investment.

Our financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern.

Our financial statement footnotes include disclosure regarding the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our combined balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation. Our ability to continue as a going concern will be determined by our ability to complete this offering. If we are unable to obtain adequate funding from this offering or in the future, or if we are unable to grow our revenue to achieve and sustain profitability, we may not be able to continue as a going concern.

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We may need to raise additional capital to fund new products and further expand our existing operations.

Based on our current business plan, we believe the net proceeds from this offering, together with our current cash, cash equivalents, marketable securities will be sufficient to meet our anticipated cash requirements over at least the next 12 months. If our available cash balances, net proceeds from this offering and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements, we may seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing.

We may consider raising additional capital in the future to further expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons. We may need additional liquidity and capital resources through debt and/or equity financings to fulfill our anticipated future product development efforts and product backlog. We may not be able to obtain adequate financing in a timely manner, on commercially reasonable terms or at all. Our failure to raise sufficient capital in a timely manner will restrict our growth and hinder our ability to compete. Our failure to obtain timely and adequate capital could have a material adverse effect on our business, prospects, financial condition and results of operations.

No assurances can be given that we will be successful in obtaining additional financing in the future. Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to our common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations.

If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our development efforts and adversely affect our business.

Risks Related to Our Business and Industry

Our success is dependent on the continued popularity of our existing products and our continued innovation and successful launches of new products, and we may not be able to anticipate or make timely responses to changes in the preferences of consumers.

The success of our operations depends on our ability to introduce new or enhanced electric-based products. Consumer preferences differ across and within each of the regions in which we operate or plan to operate and may shift over time in response to changes in demographic and social trends, economic circumstances and the marketing efforts of our competitors. There can be no assurance that our existing products will be favored by consumers or that we will be able to anticipate or respond to changes in consumer preferences in a timely manner. Our failure to anticipate, identify or react to these particular preferences could adversely affect our sales performance and our profitability. In addition, demand for many of our products, including accessories, are closely linked to customers’ purchasing power and disposable income levels, which may be adversely affected by unfavorable economic developments in the countries in which we operate.

We devote significant resources to product development. However, we may not be successful in developing innovative new products, and our new products may not be commercially successful. For example, although we have experience operating a successful e-bike business, our MetaCycle, and the e-motorcycle industry in general, is new and there are no guarantees that the success in our e-bike business will be replicated with our e-motorcycle business. To the extent that we are not able to effectively gauge the direction of our key markets and successfully identify, develop and manufacture new or improved products in these changing markets, our financial results and our competitive position may suffer. In addition, there are inherent market risks associated with new product introductions, including uncertainties about marketing and consumer preference, and there can be no assurance that we will be successful in introducing new products. We may expend substantial resources developing and marketing new products that may not achieve expected sales levels.

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Moreover, if we develop new products with significantly increased or new manufacturing requirements or otherwise experience significantly increased demand, we may be unable to supplement or replace our manufacturing capacity on a timely basis or on terms that are acceptable to us, which may increase our costs, reduce our margins, and harm our ability to deliver our products on time.

Our business may be sensitive to economic conditions, including those that impact our customers’ spending.

Our results of operations may be sensitive to changes in overall economic conditions that impact spending on our products, including discretionary spending. Weakening of, and fluctuations in, economic conditions affecting disposable consumer income or our customers’ budgets, such as employment levels, inflation, business conditions, the level of governmental financial assistance, changes in housing market conditions, capital markets, tax rates, savings rates, interest rates, fuel and energy costs, the economic impacts of natural disasters or other severe weather conditions acts of terrorism and the availability of consumer credit could reduce overall spending or reduce spending on our products. Adverse changes in these factors could lead to a decreased level of demand for our products, which could negatively impact our business, results of operations, financial condition and cash flows.

The COVID-19 pandemic and the impact of the actions taken to mitigate the pandemic may adversely affect our business, financial condition and results of operations. We are unable to predict the extent to which the pandemic and the related effects will continue to impact our business, financial condition and results of operations and the achievement of our strategic objectives.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In an attempt to limit the spread of COVID-19,various governmental restrictions, including the declaration of a national emergency in the United States, multiple cities’ and states’ declarations of states of emergency, school and business closings, quarantines, shelter-in-place orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures may have an adverse impact on our business and operations, including, for example, by reducing the demand for our products globally because of reduced discretionary spending and a decline in economic conditions. Furthermore, the COVID-19 pandemic may have a material adverse effect on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. Also, due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties, including its severity, duration and spread, any future “waves” of the outbreak or the spread of any variants of the disease, it is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition, and results of operations. As global economies continue to reopen, the recovery of the economy and our business is likely to fluctuate and vary by geography. Further, the ultimate impact of the COVID-19 pandemic on our customers, employees, business, operations and financial performance depends on many factors that are not within our control, including, but not limited, to: governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic (including restrictions on travel and transport, import and export and modified workplace activities); the impact of the pandemic on local or regional economies, travel and economic activity, and actions taken in response; the availability of government funding programs; general economic uncertainty in key markets and financial market volatility; volatility in global economic conditions and levels of economic growth; the duration of the COVID-19 pandemic; and the pace of recovery when the COVID-19 pandemic subsides.

In addition, there can be no assurance that any efforts taken by us to address the adverse impacts of the COVID-19 pandemic or actions taken by municipalities or local citizens to contain the COVID-19 pandemic and its impact will be effective and will not result in significant additional costs to us. If we are unable to recover from or mitigate the adverse effects of the COVID-19 pandemic in a timely manner, our business, financial condition, and results of operations could be adversely affected. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, prospects, financial condition and results of operation.

We rely substantially on external suppliers for certain components and raw materials used in our products.

We purchase certain key components and raw materials, such as frames, semiconductor chips, batteries, motors, tires, battery chargers and controllers, from external suppliers for use in our operations and production of products, and a continuous and stable supply of these components and raw materials that meet our standards is crucial to our operations and production. We expect to continue to rely on external suppliers for a substantial percentage of our production requirements in the future, and our success depends upon our ability to enter into supplier agreements and maintain relationships with our existing suppliers that provide critical components for our products. We cannot assure you that we will be able to maintain our existing relationships with these suppliers and continue to be able to source frames, batteries, motors, tires, battery chargers, controllers or other key components and raw materials we use in our products on a stable basis and at a reasonable price or at all. For example, our suppliers may increase the prices for the components or materials that our contract manufacturers purchase and/or experience disruptions in their production of the components or materials.

The supply chain also exposes us to multiple potential sources of delivery failure or component shortages. While we obtain components from multiple sources whenever possible, some of the components used in our products are purchased by us from a single source. Unexpected changes in business conditions, costs of materials, including inflation of raw material costs, the current inflationary environment in the United States, employee turnover and other labor matters, wars, including the recent conflict in Ukraine, trade policies, natural disasters, unanticipated storms, health epidemics such as the global COVID-19 pandemic, including associated variants, trade and shipping disruptions, increased freight charges, port congestions, shortages and fluctuating costs of ocean shipping containers and other factors could affect our suppliers’ ability to deliver these and other critical components to us. For example, during 2021 we experienced a significant increase in the cost of ocean shipping containers which affected our margins and, although our shipping container costs have decreased in 2022, there can be no assurance that future increases will not substantially harm our operating results. Although increases in costs to our components historically have not had a material effect on our business, increases in the future may materially affect our operating results. The unavailability of any component or supplier could result in production delays, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity for expansion and our ability to fulfill our obligations under customer contracts. Due to the recent global semiconductor supply shortage, other supply chain issues including the COVID-19 pandemic and the conflict in Ukraine, and the current inflationary environment in the United States, the cost of input materials, components and processes required to produce our products may increase, and we may need to increase the prices of our products in response to these cost pressures.

In addition, we do not have written agreements requiring exclusivity with any of our manufacturers and suppliers. As a result, they could produce similar products for our competitors, some of which could potentially purchase products in significantly greater volume. Furthermore, our competitors could enter into restrictive or exclusive arrangements with our manufacturers or suppliers that could impair or eliminate our access to manufacturing capacity or supplies. Our manufacturers or suppliers could also be acquired by our competitors, and may become our direct competitors, thus limiting or eliminating our access to supplies or manufacturing capacity.

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Our success is dependent upon the success of the EV industry as a whole and upon consumers’ willingness to adopt EVs.

Our success is dependent upon the success of the EV industry as a whole, and in particular upon consumers’ willingness to adopt EVs, especially e-bikes and e-motorcycles. If the market for EVs does not develop at the rate or in the manner or to the extent that we expect, our business, results of operations or financial condition may be adversely materially affected. The market for EVs is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standard, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of EVs include:

●	perceptions about EV quality, safety, design, performance and costs;

●	the limited range over which EVs may be driven on a single battery charge, and the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;

●	the ability to easily charge EVs; and

●	the environmental consciousness of our customers.

The influence of any of the factors described above may cause our customers not to purchase our EVs and may otherwise materially adversely affect our business, prospects, financial condition and results of operations.

Our continued success is dependent on positive perceptions of our SONDORS brands which, if impaired, could adversely affect our sales.

We believe that our SONDORS brands are one of the reasons our customers choose our products. To be successful, we must preserve our reputation. Reputational value is based in large part on perceptions and opinions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of our company. It may be difficult to control negative publicity, regardless of whether it is accurate. While reputations may take decades to build, any negative incidents can quickly erode trust and confidence, particularly if they result in negative mainstream and social media publicity, governmental investigations, or litigation. Public concerns about the use of our products or the perceived safety of our products could result in diminished public perception of the products we sell. Any decline in the social acceptability of our products could negatively impact their sales or lead to changes in laws, rules and regulations that prevent their access to certain locations or restrict their use or manner of use in certain areas or during certain times, which could negatively impact sales. Any material decline in the social acceptability of our products could impact our ability to retain existing customers or attract new ones which, in turn, could have a material adverse effect on our business, prospects, financial condition and results of operations.

The range and life of the batteries we use in our products will deteriorate with usage and time, which could persuade potential customers not to purchase our products.

The lithium-ion batteries we use in our products become less effective as they chemically age, which diminishes the amount of charge they can hold and decreases the range for our e-bikes and our e-motorcycle. Moreover, a battery’s maximum instantaneous performance, or “peak power,” may decrease and negatively affect the acceleration performance of our products. This deterioration in the battery’s performance over time could persuade potential customers not to purchase our products.

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The EV markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established competitors and expect to face competition from others in the future, including competition from companies with new technologies.

The EV market is in its infancy, and we expect it will become more competitive in the future. There is no assurance that our vehicles will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the EV market. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower vehicle sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and results of operations.

Further, we may be unable to keep up with changes in EV technology and, as a result, our competitiveness may suffer. Significant developments in alternative battery cell technologies may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies or sources of energy may emerge as customers’ preferred alternative to the battery technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced EVs, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our EVs’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for the MetaCycle, our e-bikes or our future product candidates. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

We have no experience to date in high volume manufacture of our e-motorcycle.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our e-motorcycle. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges may also arise as we ramp production of the MetaCycle, and it will be important that we address them promptly while continuing to control our manufacturing costs. If we are not successful in doing so, or if we experience issues with our manufacturing process improvements, we could face delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

We may in the future experience significant delays in the manufacture and delivery of the MetaCycle, which could harm our business and prospects.

Any delay in the manufacture and delivery of the MetaCycle, including planned future variants, and any future EVs could materially damage our business, prospects, financial condition and results of operations. Our ability to commercially manufacture and sell the MetaCycle and fulfill the current pre-orders is dependent upon the timely availability of funds, our manufacturer’s ability to procure the necessary components to manufacture MetaCycles, obtaining and maintaining the requisite international, federal and state permits and authorizations, and also upon our ability to coordinate and execute the assembly and delivery of MetaCycles within the planned timelines.

We depend on third parties for the manufacture and assembly of our products, which could cause delays in, or prevent us from, successfully developing and commercializing our products.

We do not currently have nor do we plan to build the infrastructure or capability internally to manufacture and assemble our products. We currently contract with third party companies to provide such services. We could experience manufacturing and/or assembly delays if our third party manufacturers and/or assembly companies give greater priority to the supply of other products over our products or otherwise do not satisfactorily perform according to the terms of the agreement between us. Consequently, we could experience significant interruptions in the supply of our products, which could impair our ability to timely launch and supply our products at the levels required for successful market commercialization.

Our products and certain of their components are manufactured and assembled internationally. Our reliance on suppliers and manufacturers in foreign markets, as well as our sales in non-U.S. markets, creates risks inherent in doing business in foreign jurisdictions, including:

●	the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions and laws relating to the importation and taxation of goods;

●	weaker protection for intellectual property and other legal rights than in the United States, and practical difficulties in enforcing intellectual property and other rights outside of the United States;

●	compliance with U.S. and foreign laws relating to foreign operations, including the U.S. Foreign Corrupt Practices Act, or FCPA, regulations of the U.S. Office of Foreign Assets Controls, or OFAC, and U.S. anti-money laundering regulations, which prohibit U.S. companies from making improper payments to foreign officials for the purpose of obtaining or retaining business, transacting with persons subject to sanctions in certain countries, as well as engaging in other illegal practices;

●	economic and political instability and acts of terrorism in the countries where our suppliers are located;

●	transportation interruptions or increases in transportation costs;

●	public health crises, such as pandemics and epidemics; and

●	the imposition of tariffs on components and products that we import into the United States or other markets.

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For example, the ongoing COVID-19 pandemic, and associated variants, has resulted in travel restrictions, supply chain disruptions and extended shutdown of certain businesses around the globe. This public health crises or any further political developments or health concerns in markets in which our products are manufactured could result in social, economic and labor instability, adversely affecting the supply of our products and, in turn, our business, financial condition and results of operations. Further, we cannot assure you that our directors, officers, employees, representatives, manufacturers or suppliers have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our manufacturers, suppliers or other business partners have not engaged and will not engage in conduct that could materially harm their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions or other export control, anti-corruption, anti-money laundering and anti-terrorism laws, or allegations of such acts, could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions and related shareholder lawsuits, could lead to substantial civil and criminal, monetary and nonmonetary penalties and could cause us to incur significant legal and investigatory fees, which could harm our business, prospects, financial condition and results of operations.

Moreover, our manufacturing is performed in whole or in part by outsourcing partners located primarily in the People’s Republic of China. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners, often in single locations. While these arrangements can lower operating costs, they also reduce our direct control over production and distribution. Such diminished control has from time to time and may in the future have an adverse effect on the quality or quantity of our products and may adversely affect our flexibility to respond to changing conditions. Although arrangements with these partners may contain provisions for product defect expense reimbursement, we generally remain responsible to the consumer for warranty and out-of-warranty service in the event of product defects.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells, could harm our business.

We may experience increases in the cost of or a sustained interruption in the supply or shortage of materials for the production of our e-bikes, e-motorcycle and future potential EVs. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. We, through our third party manufacturers, use various materials in our business, including various metals and lithium-ion cells from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles and energy storage products by our competitors, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the EV industry as demand for such cells increases;

●	an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

●	fluctuations in the value of any foreign currencies, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our products will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified. Such supply chain difficulties could delay the production of our products or planned EVs, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to battery cells, which could have a material adverse effect on our business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. Substantial increases in the prices for our materials, prices charged to us, such as those charged by battery cell suppliers, or increases in shipping container costs would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and pre-orders and materially and adversely affect our brand, image, business, prospects, financial condition and results of operations.

Failure to adequately manage our growth could impair our ability to deliver high-quality solutions to our customers, hurt our reputation and compromise our ability to become profitable.

We expect to experience significant growth in our business. If we do not effectively manage our growth, the quality of our product offerings may suffer, which could negatively affect our reputation, demand for our products or compromise our ability to become profitable. For example, our ability to grow depends in part on our ability to forecast demand for our e-bikes and our e-motorcycle. If we fail to accurately forecast demand we may experience excess inventory levels or a shortage of product and delays in delivering to our retail partners or directly to customers. If we underestimate the demand for our products, our manufacturers may not be able to scale quickly enough to meet demands, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and retail partner relationships. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins. In addition, failure to accurately predict the level of demand for our products could cause a decline in sales and harm our results of operations and financial condition. Factors that may impact our ability to forecast demand for our products include the COVID-19 pandemic, the recent outbreak of the war in Ukraine, shifting consumer trends, increased competition and our limited operating experience.

In addition, we may not be able to accurately forecast our results of operations and growth rate. Forecasts may be particularly challenging as we expand into new markets and geographies and develop and market new products. Our historical sales, expense levels and profitability may not be an appropriate basis for forecasting future results, particularly due to uncertainty related to the duration and impact of the COVID-19 pandemic.

Failure to accurately forecast our results of operations and growth rate could cause us to make incorrect operating decisions and we may not be able to adjust in a timely manner. Consequently, actual results could be materially lower than anticipated. Even if the markets in which we compete expand, we cannot assure you that our business or profitability will grow at similar rates, if at all.

Furthermore, our growth is expected to place a significant strain on our managerial, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things, hire additional personnel, implement additional management information systems and maintain close coordination among our engineering, operations, legal, finance, sales and marketing and client service and support organizations.

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The loss of key personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

The success of our company will depend in part on our ability to retain key employees. The loss of the day-to-day involvement of these key employees, especially our founder, Chief Executive Officer and Secretary, Storm Sondors, and our President and Chief Growth Officer, Jeremy Snyder, could have a material adverse effect on us, and if other key employees terminate their employment, our business activities might be adversely affected and our business, financial condition and results of operations could be adversely affected. In addition, we might not be able to locate suitable replacements for any such key employees who leave us or offer employment to potential replacements on reasonable terms.

If tariffs or other restrictions are placed on foreign imports or any related counter measures are taken by other countries, our business and results of operations could be harmed.

Geopolitical uncertainties and events could cause damage or disruption to international commerce and the global economy, and thus could have a material adverse effect on us, our suppliers, logistics providers, manufacturing vendors and customers. Changes in commodity prices may also cause political uncertainty and increase currency volatility that can affect economic activity. The progress and continuation of trade negotiations between the United States and the People’s Republic of China continues to be uncertain and a further escalation of the trade war remains a possibility. These tariffs have, and will continue to have, an adverse effect on our results of operations and margins. We are unable to predict the magnitude, scope or duration of the imposed tariffs or the magnitude, scope or duration from any relief in increases to such tariffs, or the potential for additional tariffs or trade barriers by the United States, the People’s Republic of China or other countries, and any strategies we may implement to mitigate the impact of such tariffs or other trade actions may not be successful.

Changes in domestic social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently develop and sell products, and any negative sentiments towards the United States as a result of such changes, could also adversely affect our business. For example, if the United States government withdraws or materially modifies existing or proposed trade agreements, places greater restriction on free trade generally or imposes increases on tariffs on goods imported into the United States, particularly from the People’s Republic of China, our business, financial condition and results of operations could be adversely affected. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees could adversely affect sales or hiring and retention, respectively.

The foreign policies of governments may be volatile and may result in rapid changes to import and export requirements, customs classifications, tariffs, trade sanctions and embargoes or other retaliatory trade measures that may cause us to raise prices, prevent us from offering products or providing services to particular entities or markets, may cause us to make changes to our operations, or create delays and inefficiencies in our supply chain. Furthermore, if the U.S. government imposes new sanctions against certain countries or entities, such sanctions could sufficiently restrict our ability to market and sell our products and may materially adversely affect our results of operations.

If we are unable to adequately control the costs associated with operating our business, including our costs of design, manufacturing, assembly, marketing, sales, distribution and service, our business, prospects, financial condition and operating results will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, manufacturing, assembling, marketing, selling, distributing and servicing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design, manufacture, assembly, marketing, selling, distributing and the servicing of our products. There can be no assurances that our costs of producing and delivering our products will be less than the revenue we generate from sales at the time of the launch of such product or that we will ever achieve a positive gross margin on sales of any specific product.

We will continue to incur significant costs related to contracting for the manufacture of our products, procuring the materials required to manufacture and assemble our products, assembling products and compensating our personnel and consultants. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our raw materials and components could increase due to shortages if global demand for these materials and components increases. In addition, we may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such cost increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. If we are unable to keep our operating costs aligned with the level of revenues we generate, our business, prospects, financial condition and results of operations will be harmed.

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If our products fail to perform as expected, we may have to recall our products and our ability to develop, market and sell our products could be harmed.

Our products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. While we perform extensive internal testing on our products prior to commercial launch, we have a limited frame of reference by which to evaluate the performance of our products. There can be no assurances that we will not be required to recall products in the future. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to consumers. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our products or their components prove to be defective. In addition, our products may not perform consistent with customers’ expectations or consistent with other products currently available. Any product defects or any other failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, prospects, financial condition and operating results.

Significant product repair and/or replacement due to product warranty claims could have a material adverse impact on our business, prospects, financial condition and results of operations.

We provide a one-year warranty against defects for our e-bikes and our MetaCycle, which is currently in production, and a one-year warranty on the battery. Our warranty will generally require us to repair or replace defective products during such warranty periods at no cost to the consumer. We will record provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact our business, prospects, financial condition and results of operations.

In rare instances, the lithium-ion battery cells, like the ones in our EVs, have caught fire or expelled smoke or flames. If our customers experience any of those issues, or if our EVs are perceived to produce those issues, it could have a negative effect on our reputation and business.

Our products contain lithium-ion cells which, if not properly managed or subject to environmental stresses, can rapidly release the energy they contain by venting smoke and flames that can ignite nearby materials This could result in bodily injury or death and could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive and could harm our reputation and business.

Our MetaCycle operates with less noise when compared to internal combustion engine motorcycles, which may subject riders to greater risks.

Our MetaCycle operates with less noise when compared to internal combustion engine motorcycles, which may subject riders to greater risks including traffic accidents. This could result in litigation, negative publicity and additional government regulation against us and our products, materially and adversely affecting our business, prospects, financial condition and results of operations.

Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, or otherwise may derail our business.

We comply with all governmental safety regulations applicable to our products. Compliance with governmental standards, however, does not necessarily prevent individual or class actions, which can entail significant cost and risk. In certain circumstances, courts may permit tort claims even where our products comply with federal law and/or other applicable law. In addition, the manufacture, sale and use of our products expose us to significant risks associated with product liability, economic loss, and other claims. If our products are found to be defective or used incorrectly by our customers, bodily injury, property damage or other injury, including death, may result and this could give rise to additional product liability or economic loss claims against us or adversely affect our brand image or reputation.

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We purchase excess insurance coverage for product liability claims for incidents occurring subsequent to the policy date that exceed our self-insured retention levels. However, certain claims, such as economic loss claims, false marketing claims, and punitive damages, are uninsured.

No assurance can be given that our historical claims record, which has not resulted in any material adverse effects on our financial statements, will not change or that material product liability or other claims against us will not be made in the future. An unanticipated adverse determination of a material product liability claim or other material claim (particularly an uninsured matter) made against us could materially and adversely affect our financial condition.

Furthermore, simply responding to actual or threatened litigation or government investigations of our compliance with regulatory standards, whether related to our products or business or commercial relationships, may require significant expenditures of time and other resources. Litigation also is inherently uncertain, and we could experience significant adverse results if litigation is ever brought against us. In addition, adverse publicity surrounding an allegation of a defect, regulatory violation or other matter (with or without corresponding litigation or governmental investigation) may cause significant reputational harm that could have a significant adverse effect on our sales.

Most of our senior management team will have limited experience managing a publicly traded company, and regulatory compliance may divert their attention from the day-to-day management of our business.

Most of the individuals who will constitute our senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex laws pertaining to public companies. The senior management team may not successfully or efficiently manage the transition to a public company that is subject to significant regulatory oversight and reporting obligations under U.S. securities laws. In particular, these new obligations will require substantial attention from the management and could divert their attention away from the day-to-day management of our business.

Risks Related to Our Regulatory Environment

We are subject to substantial government regulation and unfavorable or unanticipated changes to, or failure by us to comply with, current or future regulations could substantially harm our business and operating results.

Our EVs are subject to substantial government regulation under international, federal, state and local laws, and compliance with these regulations will require significant costs. Regulations related to the EV industry are subject to change, some of which may be difficult to anticipate, and we face risks associated with complying with these changes. For example, in the second half of September 2022, we determined that we had inadvertently delivered approximately 100 MetaCycles to some of our customers located in California before we had obtained all necessary California licenses and as a result ceased making any further deliveries. Although we subsequently obtained our California dealers license on November 14, 2022 and have recommenced delivering MetaCycles in California, failure to obtain, or delays in obtaining, other regulatory approvals for our products, including licenses for the delivery of our MetaCycles in other jurisdictions, or the inability to maintain any permits or approvals we receive, including our California dealers license, could prevent us from developing, manufacturing, marketing, selling and delivering our products and could materially and adversely affect our business, prospects, financial condition and results of operations.

To the extent the laws change, our EVs may not comply with applicable international, federal, state or local laws, which could have an adverse effect on our business. Compliance with any new, unfavorable or unanticipated regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and results of operation could be materially and adversely affected.

Internationally, there may be laws in jurisdictions we do not currently operate in or laws we are unaware of in jurisdictions where we do operate that may restrict our sales or other business practices. Moreover, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our ability to sell EVs directly to consumers could have a negative and material impact on our business, prospects, financial condition and results of operations.

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Risks Related to our Intellectual Property and Cybersecurity

If we fail to adequately protect our intellectual property rights, we could lose important proprietary technology, which could materially and adversely affect our business.

Our success and ability to compete depends, in substantial part, upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products, services and technology from those of our competitors. The unauthorized use of our intellectual property rights and proprietary technology by others could materially harm our business.

Historically, we have relied primarily on a combination of patent, trademark, copyright and trade secret laws, along with non-competition and confidentiality agreements, contractual provisions, and manufacturing processes, to establish and protect our intellectual property rights.

Despite our efforts to protect our intellectual property rights, existing laws afford only limited protection, and our actions may be inadequate to protect our rights or to prevent others from claiming violations of their proprietary rights. Unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our intellectual property. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the U.S.

We may need to resort to litigation to enforce our intellectual property rights, to protect our trade secrets and trademarks, and to determine the validity and scope of other companies’ proprietary rights in the future. However, litigation could result in significant costs and in the diversion of management and financial resources. We cannot assure you that any such litigation will be successful or that we will prevail over counterclaims against us. Our failure to protect any of our important intellectual property rights or any litigation that we resort to in order to enforce those rights could materially and adversely affect our business.

If we face claims of intellectual property infringement by third parties, we could encounter expensive litigation, be liable for significant damages or incur restrictions on our ability to sell our products and services.

Although we are not aware of any present infringement of our products, services or technology on the intellectual property rights of others, we cannot be certain that our products and technologies do not or in the future will not infringe on the valid intellectual property rights held by third parties. In addition, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights.

In recent years, there has been a significant amount of litigation in the U.S. involving patents and other intellectual property rights. In the future, we may be a party to litigation as a result of an alleged infringement of others’ intellectual property. Successful infringement claims against us could result in substantial monetary liability, require us to enter into royalty or licensing arrangements, or otherwise materially disrupt the conduct of our business. In addition, even if we prevail on these claims, this litigation could be time-consuming and expensive to defend or settle, and could result in the diversion of our time and attention and of operational resources, which could materially and adversely affect our business. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop selling, incorporating or using our products that use the infringed intellectual property;

●	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

●	redesign our products that use the technology.

If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

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We may be subject to cybersecurity breaches and other disruptions to our information technology systems and connected products that could adversely affect our business.

We use many information technology systems, some of which are managed by third parties, in operating our business. Those systems and products process potentially sensitive information, including intellectual property, proprietary business information of us, and our supply chain suppliers and service providers, and, in the case of those systems managed by third parties, personal information of customers and employees. Our systems and products, including those managed by third parties, have been, and could be in the future vulnerable to breach, damage, disruption, or breakdown from various sources, including power loss, viruses, malware, ransomware, phishing, denial of service, and other cyberattacks that may be random, targeted, or the result of misconduct or error by individuals with access to our systems. While we invest in layers of data and information technology protection, and our management, together with our board of directors who exercise general risk oversight responsibility, monitor continually evolving cybersecurity threats, there can be no assurance that our efforts will prevent disruptions or breaches of our systems and connected products.

To our knowledge, we have not experienced any material disruptions or breaches of our information technology systems, connected products, or operations as a result of any cyberattacks. We could, however, experience material disruptions or breaches in the future. Such disruptions or breaches of our information technology systems and connected products could adversely affect our business by resulting in, among other things:

●	disruption to our business operations;

●	compromise or loss of the information processed by those systems and products, such as intellectual property, proprietary information, or personal information;

●	impact to the performance and/or safety of our connected products;

●	damage to our reputation; and

●	litigation or regulatory proceedings.

We are subject to laws and regulations in the U.S. concerning the handling of personal information, including laws that require us to notify governmental authorities and/or affected individuals of data breaches involving certain personal information. Regulatory actions or litigation seeking to impose significant penalties could be brought against us in the event of a data breach or alleged non-compliance with such laws and regulations.

Risks Related to Our Common Stock and This Offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock calculated on a pro forma basis after taking into account the Corporate Reorganization. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $8.05 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Purchasers of common stock in this offering will have contributed approximately 135% of the aggregate price paid by all purchasers of our stock but will own only approximately 16.1% of our common stock outstanding after this offering, excluding any shares of our common stock that they may have acquired prior to this offering. Furthermore, if the underwriters exercise their option to purchase additional shares, you will experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

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No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares of common stock following this offering. Although we have applied to list our common stock on Nasdaq, we may not get approved and even if we are approved an active trading market for our shares may never develop or, if developed, be maintained following this offering. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. An inactive trading market also may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The lack of an active market also may reduce the fair market value of your shares of common stock.

Following this offering, our Chief Executive Officer and Secretary, Storm Sondors, will own approximately 83.3% of our common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes). As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Although we do not currently intend to rely on the exemptions from certain corporate governance requirements afforded to a “controlled company” under the Nasdaq Listing Rules, we could potentially seek to rely on such exemptions in the future.

Upon the completion of this offering, our Chief Executive Officer and Secretary, Storm Sondors, will own approximately 83.3% of our common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes). As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. We do not currently intend to rely on those exemptions afforded to a “controlled company.” Nonetheless, in the future, we could potentially seek to rely on certain of those exemptions afforded to a “controlled company,” and in such case, you would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in “Use of Proceeds” elsewhere in this prospectus, we will have broad discretion in the application of the net proceeds and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these net proceeds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the expansion of our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

As a result of becoming a public company, we will be subject to the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls and employees.

The Securities Exchange Act of 1934, or the Exchange Act, requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

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In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.

In the course of preparing our financial statements for the years ended December 31, 2020 and 2021, we identified material weaknesses in our internal control over financial reporting which have not been remediated as of the date of this prospectus. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to information technology general controls, controls to address segregation of certain accounting duties, timely reconciliation and analysis of certain key accounts and the review of journal entries. We have concluded that these material weaknesses arose because, as a private company, we did not have the necessary business processes, systems, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

To address our material weaknesses, we have added personnel as well as implemented new financial systems and processes. We intend to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

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The price of our shares of common stock may be subject to rapid and substantial price volatility and may be affected by market conditions beyond our control, and as a result you could lose all or part of your investment.

The trading price of our shares of common stock is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines following initial public offerings, with stock price volatility seemingly unrelated to company performance, particularly among companies with relatively smaller public floats such as ours, and we expect that such instances may continue and/or increase in the future. Contributing to this risk of volatility, are a number of factors. First, our shares of common stock are likely to be more sporadically and thinly traded than that of larger, more established companies, especially in light of the fact that we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a consequence of this lack of liquidity, the trade of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our common stock could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand as compared to a seasoned issuer that could better absorb those sales without adverse impact on its stock price. Second, we are a speculative or “risky” investment due to our limited operating history, minimal revenue to date, and uncertainty of future market acceptance of our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a relatively large public float.

In addition to the factors discussed in the “Risk Factors” section and elsewhere in this prospectus, the market price of our common stock is also subject to significant fluctuations in response to, among other factors, the following:

●	competition from existing technologies and products or new technologies and products that may emerge;

●	the loss of customers;

●	actual or anticipated variations in our quarterly operating results;

●	failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	our cash position;

●	announcement or expectation of additional financing efforts;

●	issuances of debt or equity securities;

●	our inability to successfully enter new markets or develop additional products;

●	actual or anticipated fluctuations in our competitors’ operating results or changes in their respective growth rates;

●	sales of our shares of common stock by us, or our stockholders, in the future;

●	trading volume of our shares of common stock on Nasdaq;

●	market conditions in our industries;

●	overall performance of the equity markets and general political and economic conditions;

●	introduction of new products or services by us or our competitors;

●	additions or departures of key management, scientific or other personnel;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities or industry analysts;

●	changes in the market valuation of similar companies;

●	disputes or other developments related to intellectual property and other proprietary rights;

●	changes in accounting practices;

●	significant lawsuits, including stockholder litigation; and

●	other events or factors, many of which are beyond our control.

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Many of these factors are beyond our control and may decrease the market price of our common stock. Such volatility, including any stock run-up, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Furthermore, the public equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our shares of common stock. If the market price of our shares of common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

We may be subject to securities class action litigation, which may harm our business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and damages, and divert our management’s attention from other business concerns, which could seriously harm our business, results of operations, financial condition, or cash flows.

We may also be called on to defend ourself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on our business, financial condition, and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements, or judgment costs and a diversion of our management’s attention and resources that are needed to successfully run our business.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We intend to retain a significant portion of our future earnings, if any, to finance the operations, development and growth of our business. Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders.

If securities or industry analysts do not publish research or reports, or publish inaccurate or unfavorable research or reports about our business, our share price and trading volume could decline.

The trading market for our shares of common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If no securities or industry analysts commence coverage of our company, the trading price for our shares of common stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our shares of common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares of common stock could decrease and we could lose visibility in the financial markets, which could cause our share price and trading volume to decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders. These provisions include:

●	a requirement that special meetings of stockholders be called only by the board of directors, the president or the chief executive officer;

●	advance notice requirements for stockholder proposals and nominations for election to our board of directors; and

●	the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

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Although we have opted out of Section 203 of the DGCL, our certificate of incorporation contains provisions that are similar to Section 203. Specifically, our certificate of incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless certain requirements are met. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” or the sale of more than 10% of our assets or to an interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any affiliates or associates of such entity or person.

These anti-takeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our certificate of incorporation contains an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

For the avoidance of doubt, the exclusive forum provision described above applies to any claims arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The choice of forum provision in our certification of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The applicable courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. With respect to the provision making the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) the sole and exclusive forum for certain types of actions, stockholders who do bring a claim in the Court of Chancery or a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Finally, if a court were to find this provision of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on us.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and our share price may be more volatile.

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Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

We may have difficulty operating as a publicly traded company.

As a publicly traded company, we believe that our business will benefit from, among other things, providing direct access to equity capital and a tailored capital structure, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we believe we can achieve as an independent company in the time we currently expect, if at all. Additionally, new appointees to our board of directors will have limited familiarity with our offerings, business and strategy, and it may take time for such appointees to become conversant in our business. Implementing these changes may take longer than we expect, result in the incurrence of additional costs or divert management’s attention, which could adversely affect our business.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act as well as rules implemented by the SEC and Nasdaq. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that have required the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and, as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

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Raising additional capital, including through future sales and issuances of our common stock, or warrants or the exercise of rights to purchase common stock pursuant to our 2022 Plan, or the issuances of our common stock in connection with the Mergers or upon exercise of our Warrants or representative’s warrant or upon conversion of our Senior Secured Notes could result in additional dilution of the percentage ownership of our stockholders, could cause our share price to fall and could restrict our operations.

We expect that significant additional capital will be needed in the future to continue our planned operations, including any potential acquisitions, hiring new personnel and continuing activities as an operating public company. To the extent we seek additional capital through a combination of public and private equity offerings and debt financings, our stockholders may experience substantial dilution. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares of our common stock, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. A failure to obtain adequate funds may cause us to curtail certain operational activities, including sales and marketing, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

Under our 2022 Plan, we may grant equity awards covering up to 3,500,000 shares of our common stock. As of the date of this offering, we have not granted any options to purchase shares of common stock under the 2022 Plan. However, under the terms of our employment agreements with Jeremy Snyder, our President and Chief Growth Officer, and Jeffrey R. Clayborne, our Chief Financial Officer, immediately upon the execution by us of an underwriting agreement with the underwriters, each of Messrs. Snyder and Clayborne will be granted an incentive stock option pursuant to our 2022 Plan to purchase up to a number of shares of our common stock with a value equal to 2% of the total value of all shares of our outstanding common stock calculated after taking into account the shares of common stock issued in this offering and using the initial public offering price per share as set forth in the underwriting agreement. We plan to register the number of shares available for issuance under our 2022 Plan. Sales of shares issued upon exercise of options or granted under our 2022 Plan may result in material dilution to our existing stockholders, which could cause our share price to fall.

Furthermore, the additional shares of common stock issued in connection with the Mergers or upon exercise of our Warrants or representative’s warrant or upon conversion of our Senior Secured Notes will result in dilution to our then existing stockholders and increase the number of shares available for resale into the market. Sales of a substantial number of such shares into the public market could adversely affect the market price of our common stock.

The market price of our common stock and the value of your investment could substantially decline upon the issuance of additional shares of common stock in connection with the Mergers or if our outstanding Warrants, representative’s warrant or Senior Secured Notes are exercised for, or converted into, shares of our common stock and all of these shares of common stock are resold into the market, or if a perception exists that a substantial number of shares of common stock will be issued in connection with the Mergers or upon exercise or conversion of our Warrants, representative’s warrant or Senior Secured Notes, as applicable, and then resold into the market.

Sales of a substantial number of shares of common stock issued in connection with the Mergers or upon exercise of our Warrants or representative’s warrant or conversion of our Senior Secured Notes, or even the perception that these sales could occur, could adversely affect the market price of our common stock. As a result, you could experience a substantial decline in the value of your investment as a result of both the actual and potential issuance of additional shares of common stock in connection with the Mergers, the actual or potential exercise of our outstanding Warrants or representative’s warrant or the actual or potential conversion of our outstanding Senior Secured Notes.

Our issuance of shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Upon the completion of this offering, our board of directors will have the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, our bylaws and our indemnification agreements that we plan to enter into with our directors and officers provide that:

●	We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

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●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

●	We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

●	We will not be obligated pursuant to our bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

●	The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

●	We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

To the extent that a claim for indemnification is brought by any of our directors or officers, it would reduce the amount of funds available for use in our business.

We have applied to list our common stock on Nasdaq. There is no guarantee that our common stock will be listed on Nasdaq.

We have applied to list our common stock on Nasdaq. On the date of this prospectus, we believe that we will satisfy the listing requirements of, and expect that our common stock we plan to issue in this offering will be listed on, Nasdaq. This listing, however, is not guaranteed. Even if the listing is approved, there can be no assurance any broker will be interested in trading our common stock issued in this offering. Therefore, it may be difficult to sell any shares of common stock you purchase in this offering if you desire or need to sell them. Our underwriters are not obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, among others, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “would,” “will,” “should,” “could,” “objective,” “target,” “ongoing,” “contemplate,” “potential” or “continue” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, without limitation, statements about:

●	our ability to generate or secure sufficient funding to support our growth strategy;

●	future sales of our common stock that could depress the trading price of our common stock on Nasdaq, lower our value and make it more difficult for us to raise capital;

●	our ability to compete effectively;

●	our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses, and our ability to achieve and maintain future profitability;

●	our expectations regarding outstanding litigation;

●	our expectations and management of future growth;

●	our ability to maintain, protect and enhance our intellectual property;

●	the increased expenses associated with being a public company;

●	our anticipated uses of net proceeds from this offering;

●	our expectations regarding the effects of existing and developing laws and regulations;

●	our beliefs regarding our liquidity and sufficiency of cash to fund our operations; and

●	the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 2,500,000 shares of our common stock in this offering will be approximately $19.9 million, assuming an initial public offering price of $9.00 per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $23.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed initial public offering price of $9.00 per share of common stock would increase or decrease the net proceeds from this offering by approximately $2.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million in the amount of securities offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $8.4 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions.

We currently intend to use up to $3.6 million of the net proceeds of this offering for the repayment of the portion of our Senior Secured Notes (including interest thereon) that are not converted into shares of common stock at the closing of this offering and the remaining $16.3 million of the net proceeds from this offering for new product research and development, existing product development and commercialization, the development of international markets and to fund our growth and to fund other general corporate purposes. In the event some or all of the holders of our Senior Secured Notes elect to convert the Senior Secured Notes into shares of our common stock at the closing of this offering, we will have additional amounts to fund our growth and for general corporate purposes. The Notes bear interest at a rate of 10% per annum and to the extent any holder of the Notes elects not to convert the principal and accrued interest amounts under the Notes into shares of our common stock at the closing of this offering, the Notes will mature and become due and owing on April 30, 2023. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, certificates of deposit and direct or guaranteed obligations of the U.S. government. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively” for additional information.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. Neither SONDORS Electric Bike Company nor SONDORS Electric Car Company has ever declared or paid cash dividends on their respective company’s capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business and to repay indebtedness. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, and will depend upon our results of operations, financial condition, capital requirements and other factors including contractual obligations that our board of directors deems relevant and any limits in the payment of dividends that may be imposed upon us under any credit facility or other agreement we may have with a third party that restricts out ability to pay dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of September 30, 2022:

●	on an actual basis; and

●	on a pro forma as adjusted basis, after giving effect to the sale of 2,500,000 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table assumes (i) no exercise of the underwriters’ option to purchase up to an additional 375,000 shares of common stock, (ii) the exercise by the representative of its warrant to purchase 100,000 shares of common stock in full, and (iii) the election by the holders of our Senior Secured Notes to convert the principal amount of such Senior Secured Notes, together with accrued interest thereon through September 30, 2022, into 499,961 shares of common stock. The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” set forth above, the unaudited condensed consolidated Financial Statements of SONDORS Inc. set forth below, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined financial statements and the related notes of SONDORS Electric Bike Company and SONDORS Electric Car Company and the consolidated financial statements and related notes of SONDORS Inc. appearing elsewhere in this prospectus.

	Actual	Pro Forma as Adjusted

Cash and cash equivalents	$1,003,000	$21,989,000
Indebtedness	2,156,000	150,000
Stockholders’ equity
Preferred stock, $0.0001 par value: 10,000,000 authorized, no shares issued and outstanding on September 30, 2022
Common stock, $0.0001 par value: 100,000,000 shares authorized, 13,056,380 shares issued and outstanding pro forma after the Corporate Reorganization and shares issued and outstanding, pro forma as adjusted	1,000	4,000
Additional paid in capital	5,166,000	29,430,000
Retained earnings (accumulated deficit)	(9,883,000)	(11,434,000)
Total stockholders’ equity (deficit)	(4,716,000)	18,000,000
Noncontrolling interest	(140,000)	(140,000)
Total equity	(4,856,000)	17,860,000
Total capitalization	$(2,700,000)	$18,010,000

The table above excludes the following as of September 30, 2022:

●	3,500,000 shares of our common stock reserved for future issuance under the 2022 Plan;

●	up to an aggregate of 194,444 shares of common stock issuable upon exercise of our Warrants based upon an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

●	shares of our common stock issuable in connection with the Mergers.

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DILUTION

If you purchase shares of common stock in this offering, your interest will be diluted immediately to the extent that the initial public offering price per share of our common stock exceeds the pro forma as adjusted net tangible book value per share of our common stock immediately following the completion of this offering.

Our historical net tangible book value as of September 30, 2022 was approximately $(5.2) million, or $(0.40) per share. Our historical net tangible book value per share represents our total stockholders’ equity divided by the number of shares of common stock outstanding as of September 30, 2022.

Our pro forma net tangible book value as of September 30, 2022 was approximately $(2.0) million, or $(0.15) per share. Pro forma net tangible book value represents our total stockholders’ equity divided by the number of shares of common stock outstanding as of September 30, 2022, after giving pro forma effect to (i) the exercise by the representative of its warrant to purchase 100,000 shares of common stock in full (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of common stock in this offering), and (ii) the election by the holders of our Senior Secured Notes to convert the principal amount of such Senior Secured Notes, together with accrued interest thereon through the date of this prospectus, into 499,961 shares of common stock in full, as if each event occurred on September 30, 2022.

Further, after giving effect to our sale of 2,500,000 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been $17.9 million, or $1.11 per share. This represents an immediate increase in pro forma net tangible book value of $1.26 per share to existing stockholders and an immediate dilution of $7.89 per share to new investors purchasing shares of our common stock in this offering. Dilution per share of common stock to new investors represents the difference between the assumed initial offering price and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$9.00
Historical net tangible book value per share as of September 30, 2022	$(0.40)
Decrease in historical net tangible book value per share attributable to the pro forma transactions described above	$0.25
Pro forma as adjusted net tangible book value per share as of September 30, 2022	$(0.15)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in the offering	$1.26
Pro forma as adjusted net tangible book value per share after giving effect to the offering		$1.11
Dilution per share to new investors in the offering		$7.89

If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $1.27 per share. This represents an increase in pro forma as adjusted net tangible book value of $1.42 per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $7.73 per share to investors purchasing shares in this offering.

A $1.00 increase or decrease in the assumed initial public offering price of $9.00, the mid-point of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value after this offering by $2.3 million and the pro forma as adjusted net tangible book value per share after this offering by $1.10 per share and would increase (decrease) the dilution per share to investors purchasing shares in this offering by $8.90 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

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UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENT

The following unaudited pro forma condensed combined financial statement has been prepared to illustrate the effect of the Corporate Reorganization on the combined financial statement of SONDORS Electric Bike Company and SONDORS Electric Car Company. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Corporate Reorganization as if the Corporate Reorganization occurred on January 1, 2021.

Our e-bike business is conducted by SONDORS Electric Bike Company (formerly, Sondors, Inc.) and our e-motorcycle business is conducted by SONDORS Electric Car Company. Storm Sondors is the current Chief Executive Officer and Secretary of SONDORS Inc., SONDORS Electric Bike Company and SONDORS Electric Car Company and is the current owner of 98.5% of the outstanding common stock of SONDORS Inc. Until July 20, 2022, Mr. Sondors owned 99.52% of the outstanding common stock of SONDORS Electric Bike Company and 96.33% of the outstanding common stock of SONDORS Electric Car Company. Effective July 20, 2022, we entered into a contribution agreement with Mr. Sondors. Under the terms of the contribution agreement, Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to SONDORS Inc. in exchange for 6,583,335 shares of our common stock and contributed his shares of common stock of SONDORS Electric Car Company to SONDORS Inc. in exchange for 6,373,045 shares of our common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of SONDORS Inc.

This unaudited pro forma condensed combined financial statement is for informational purposes only. We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with this unaudited pro forma condensed combined financial statement.

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UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS OF

SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

For the year ended December 31, 2021

	CONDENSED STATEMENT OF OPERATIONS	TRANSACTION ACCOUNTING ADJUSTMENTS		PRO FORMA STATEMENT OF OPERATIONS

Revenue
Product revenue, net	$16,463,000	$-		$16,463,000
Total revenue	16,463,000	-		16,463,000

Cost of Revenue
Cost of product revenue	12,953,000	-		12,953,000
	12,953,000	-		12,953,000
Gross profit	3,510,000	-		3,510,000

Operating Expenses:
Research & development	439,000	-		439,000
Selling and marketing	3,160,000	-		3,160,000
General & administrative	4,794,000	-		4,794,000
Total operating expenses	8,393,000	-		8,393,000

Loss from operations	(4,883,000)	-		(4,883,000)
		-		-
Other income (expense)		-		-
Other income	-	-		-
Interest expense	(9,000)	-		(9,000)
Total other income (expense)	(9,000)	-		(9,000)
				-
Loss before income tax provision	(4,892,000)	-		(4,892,000)
				-
Income tax provision	-	-		-
		-		-
Net loss	$(4,892,000)	$-		$(4,892,000)

Net loss attributed to noncontrolling interests	-	(82,000)	a	(82,000)

Net loss attributed to common stockholders	$(4,892,000)	$(82,000)		$(4,810,000)
Loss per share, basic and diluted	(0.52)			(0.37)
Weighted average number of common shares outstanding, basic and diluted	9,488,026	3,468,354	b	12,956,380

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SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENT

1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical information of SONDORS Electric Bike Company and SONDORS Electric Car Company is presented in accordance with accounting principles generally accepted in the United States of America.

2. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

(a) Reflects the elimination of the noncontrolling interest of current year earnings in the amount of $(0.1) million.

(b) Reflects additional shares issued in exchange for the contributed shares of the controlling party of SONDORS Electric Bike Company and SONDORS Electric Car Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 31, 2021 and 2020 and for the nine months ended September 30, 2022 and 2021 should be read in conjunction with the combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company, together with the related notes thereto, and the consolidated financial statements of SONDORS Inc., together with the related notes thereto, respectively, and the other financial information that are included elsewhere in this prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, estimates, beliefs and intentions. Our actual results could differ materially from those discussed in the forward-looking statements below. Factors that could cause or contribute to those differences in our actual results include, but are not limited to, those discussed below and those discussed elsewhere within this prospectus, particularly in the section entitled “Cautionary Note Regarding Forward-Looking Statements” and the Item entitled “Risk Factors.”

Company Overview

We are a California-based, design-focused electric mobility company manufacturing and delivering premium electric bicycles and an electric motorcycle. We design our products with both our consumers and manufacturing processes in mind in order to offer high quality products at competitive price points.

We have played a critical role in creating the e-bike category by developing, manufacturing and selling one of the first e-bikes at scale both domestically and internationally and have delivered over 63,000 units in 72 countries since 2015. SONDORS e-bikes are well known for providing riders with a premier e-biking experience by combining visually appealing design with industry-leading performance. From our inception, we have been committed to making e-bikes more accessible to riders through our compelling retail pricing, as demonstrated by our Smart Step entry level e-bike, which is currently offered through Costco Wholesale Corporation and features a folding frame design and our proprietary battery technology. Additional e-bike models are sold direct-to-consumer, enabling the end customer to customize its e-bike across our portfolio of products, ranging from our full-suspension, mid-drive mountain bikes, to our MadMods offerings, which feature wide tires and customizable style kits.

The MetaCycle, our e-motorcycle offering, represents our newest product category. The MetaCycle has the styling of a motorcycle, the ease of learning and use of an e-bike and the price point of a motorized scooter. The MetaCycle features a design that is unique in the e-motorcycle market and which we believe will set the standard for a new intermediary category between e-bike and e-motorcycle design going forward, with an uncomplicated, elegant style and a superior riding experience. The lightweight, weld-free aluminum frame of the MetaCycle delivers a rider experience that is a step up from riding an e-bike without the intimidation and training required of a higher-powered traditional motorcycle. Its narrow stance and low center of gravity offers easy handling without the complication of the manual transmission that is typically installed on traditional gas combustion motorcycles. We believe the MetaCycle’s ease of operation, combined with its advanced styling features and all electric nature, will expand the potential addressable market for riders who have never considered motorcycle ownership previously. The MetaCycle’s price point is significantly more affordable than other leading e-motorcycle models such as Harley-Davidson’s LiveWire ONE and Energica’s Eva Ribelle, without sacrificing premium quality and functional style. We currently have pre-orders for over 10,000 units of the MetaCycle.

We intend to leverage our premier position within the e-mobility vertical to bring future products to market. We are currently designing an electric ATV, an electric dirt bike, a larger version of the MetaCycle, MetaCycle-stylized e-bikes and other e-mobility products. These planned product offerings are in the design and prototyping phase at our California-based engineering facility and are being designed with a focus on our core tenets of industry leading style, exceptional performance and affordability. We believe this practical design approach, which utilizes universal product parts across varying models, is critical to expanding the addressable market for our products as we promote consistent experiences across our entire suite of product offerings while offering consumers attractively priced, premium EVs.

Key Factors Affecting Operating Results

Our operating results depend on a number of factors, including those discussed below and in the “Risk Factors” section of this prospectus beginning on page 12.

Ability to Grow our Brand Awareness

We believe that our SONDORS brand is one of the reasons our customers choose our products, and therefore our brand is integral to the growth of our business and our ability to engage with new and existing customers. As a result, our continued success is dependent on our ability to preserve our reputation, attract new customers and encourage consumer spending across our product portfolio. Beyond preserving the integrity of our brand, our performance will depend on our ability to augment our reach and increase the customer awareness of our SONDORS brand and our product portfolio.

Product Development, Design and Scaling

We devote significant resources to product development and design, with every SONDORS product designed to fit into a larger product ecosystem. We believe our approach to product development and our commitment to continuously develop new and innovative products for consumers has enabled us to develop a broader portfolio than many of our competitors and attract new potential customers.

We have had success with the design, development and initial sale of our products, but as new products and assemblies are developed and manufactured, such products and assemblies could be more susceptible to production scaling and delivery timeline difficulties. Moreover, many of our competitors have made significant investments in product development and production equipment. To remain competitive, we must continuously increase product performance, develop new and aesthetically pleasing designs, reduce costs and develop improved ways to serve our customers. At the same time, there is a risk that our new products will not be commercially successful and we may expend substantial resources developing and researching new products that do not achieve expected sales levels.

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In addition, in order to sell additional products to new and existing customers, we will require substantial additional capital to develop our products and services, ramp up production and support expansion. We expect that both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we continue to invest in our designs and technology, research and development efforts, obtain, maintain and improve our operational, financial and management information systems and hire additional personnel.

Contract Manufacturing and Assembly in the People’s Republic of China

We have a well-established supply chain network in the People’s Republic of China that enables us to maintain attractive production and assembly costs. Our contract manufacturing and assembly approach supports rapid innovation due to our established relationships with experienced third-party manufacturers and assemblers that are able to adapt quickly to design and process changes that we request, enabling us to quickly pivot as consumer preferences shift and to deliver e-mobility products to market on a timely basis. However, because our manufacturing and assembly is performed in whole or in part by outsourcing partners located in the People’s Republic of China, we are subject to a number of risks, including diminished control over production and assembly of our products and the uncertainty of future tariffs, trade sanctions, embargoes and shipping costs.

Supply Chain and Inflation

Our supply chain also exposes us to multiple potential sources of delivery failure or component shortages. Unexpected changes in business conditions, costs of materials, including inflation of raw material costs, the current inflationary environment in the United States, trade and shipping disruptions, increased freight charges, port congestions, shortages and fluctuating costs of ocean shipping containers and other factors could affect our suppliers’ ability to deliver these and other critical components to us. For example, during 2021 we experienced a significant increase in the cost of ocean shipping containers which affected our margins and, although our shipping container costs have decreased in 2022, there can be no assurance that future increases will not substantially harm our operating results. Although increases in costs to our components historically have not had a material effect on our business, increases in the future may materially affect our operating results. The unavailability of any component or supplier could result in production delays, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity for expansion and our ability to fulfill our obligations under customer contracts.

Moreover, our ability to achieve cost-savings and production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates with our manufacturing partners, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce prices enough to accelerate commercial penetration in our markets, and our cost of goods sold and operating costs could be greater than anticipated, which would negatively impact gross margin and profitability.

Competition

The EV market is in its infancy, and we expect it will become more competitive in the future. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, we may be unable to keep up with changes in EV technology and, as a result, our competitiveness may suffer. If our market share does not grow due to increased competition, or the market fails to expand as we have projected, our revenue and ability to generate profits in the future may be impacted.

COVID-19

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic.

Moreover, if significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations could be impacted. In the current circumstances, given the dynamic nature of the situation and limited visibility on certain supply chain components, any impact on our financial condition, results of operations or cash flows in the future continues to be difficult to estimate and predict, as it depends on future events that are highly uncertain and cannot be predicted with accuracy, including, but not limited to, the duration and continued spread of the outbreak, its severity, potential additional waves of infection, the emergence of more virulent or more dangerous strains of the virus, the actions taken to mitigate the virus or its impact, the development, distribution, efficacy and acceptance of vaccines worldwide, how quickly and to what extent normal economic and operating conditions can resume, the broader impact that the pandemic is having on the economy and our industry and specific implications the pandemic may have on our suppliers and on global logistics.

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Results of Operations

Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

The following is a comparison of the results of our operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended,
	September 30, 2022	September 30, 2021	Change

Revenue
Digital revenue
Product revenue	$16,787,000	$11,238,000	$5,549,000
Total revenue	16,787,000	11,238,000	5,549,000

Cost of Revenue
Cost of product revenue	12,964,000	8,317,000	4,647,000
Total cost of revenue	12,964,000	8,317,000	4,647,000

Gross profit	3,823,000	2,921,000	902,000

Operating expenses
Research and development	197,000	235,000	(38,000)
Selling and marketing	1,657,000	2,363,000	(706,000)
General and administrative	5,736,000	2,105,000	3,631,000
Total operating expenses	7,590,000	4,703,000	2,887,000

Loss from operations	(3,767,000)	(1,782,000)	(1,985,000)

Other income (expense), net
Change in fair value of derivative and warrant liabilities	(45,000)	-	(45,000)
Interest expense	(413,000)	(2,000)	(411,000)
Total other expense, net	(458,000)	(2,000)	(456,000)

Income tax provision	-	-	-

Net loss	$(4,225,000)	$(1,784,000)	$(2,441,000)

Revenue

Total revenue for the nine months ended September 30, 2022 was $16.8 million, compared to $11.2 million for the nine months ended September 30, 2021, an increase of $5.6 million or 49% driven by increased demand for our products. Total revenue for the trailing twelve months ended September 30, 2022 was $22.0 million.

Cost of Revenue

Total cost of revenue for the nine months ended September 30, 2022 was $13.0 million, compared to $8.3 million for the nine months ended September 30, 2021, an increase of $4.6 million or 56%. The increase in cost of revenue is primarily attributed to an increase in units sold.

Gross Profit

Total gross profit for the nine months ended September 30, 2022 was $3.8 million, compared to $2.9 million for the nine months ended September 30, 2021, an increase of $0.9 million or 31%. The increase is attributed to increased demand for our products. The decrease in gross margin percentage is primarily attributed to lower shipping revenue as the Company no longer charges for shipping and an increase in our Costco business, where we earn lower margins, but also achieve brand awareness within the Costco stores and Costco.com.

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Operating Expenses

Research and development expenses were $0.2 million for the nine months ended September 30, 2022, as compared to $0.2 million for the nine months ended September 30, 2021.

Selling and marketing expenses for the nine months ended September 30, 2022 were $1.7 million, as compared to $2.4 million for the nine months ended September 30, 2021, a decrease of $0.7 million or 30%. The decrease in selling and marketing expenses is primarily attributed to lower marketing expenses of $(0.6) million, lower credit card fees of $(0.3) million, offset by increased sales commissions of $0.3 million associated with Costco.

General and administrative expenses for the nine months ended September 30, 2022 were $5.7 million, as compared to $2.1 million for the nine months ended September 30, 2021 an increase of $3.6 million or 172%. The increase is primarily attributable to non-cash stock compensation expense of $1.3 million, increased labor costs of $0.7 million and increased professional services and audit costs of $0.6 million to support growth and preparation for an initial public offering, increased legal expenses of $0.4 million.

Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020

The following is a comparison of the results of our operations for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020	Change

Revenue
Digital revenue
Product revenue	$16,463,000	$11,999,000	$4,464,000
Total revenue	16,463,000	11,999,000	4,464,000

Cost of Revenue
Cost of product revenue	12,953,000	7,565,000	5,388,000
Total cost of revenue	12,953,000	7,565,000	5,388,000

Gross profit	3,510,000	4,434,000	(924,000)

Operating expenses
Research and development	439,000	613,000	(174,000)
Selling and marketing	3,160,000	2,133,000	1,027,000
General and administrative	4,794,000	2,441,000	2,353,000
Total operating expenses	8,393,000	5,187,000	3,206,000

Loss from operations	(4,883,000)	(753,000)	(4,130,000)

Other income (expense), net
Other income, net	-	10,000	(10,000)
Interest expense	(9,000)	(2,000)	(7,000)
Total other expense, net	(773,000)	(218,000)	(555,000)

Income tax provision	-	-	-

Net loss	$(4,892,000)	$(745,000)	$(4,147,000)

Revenue

Total revenue for the year ended December 31, 2021 was $16.5 million, compared to $12.0 million for the year ended December 31, 2020, an increase of $4.5 million or 37%. The increase is attributed to increased demand for our products and our new relationship with Costco.

Cost of Revenue

Total cost of revenue for the year ended December 31, 2021 was $13.0 million, compared to $7.6 million for the year ended December 31, 2020, an increase of $5.4 million or 71%. The increase in cost of revenue is primarily attributed to an increase in product cost of $3.4 million attributed to a 26% increase in units sold plus an increase in shipping costs of $2.0 million attributed to the increase in units sold plus inflationary sea freight costs.

Gross Profit

Total gross profit for the year ended December 31, 2021 was $3.5 million, compared to $4.4 million for the year ended December 31, 2020, a decrease of $0.9 million or 21%. The decrease in gross profit is primarily attributed to increased sea freight costs offset by increased product margins.

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Operating Expenses

Research and development expenses were $0.4 million for the year ended December 31, 2021, as compared to $0.6 million for the year ended December 31, 2020. The slight decrease in research and development is attributed to less development dollars spent on the electric car.

Selling and marketing expenses for the year ended December 31, 2021 were $3.2 million, as compared to $2.1 million for the year ended December 31, 2020, an increase of $1.1 million or 48%. The increase in spending is primarily attributed to credit card fees and marketing of the MetaCycle totaling $0.8 million plus increased costs to support growth. No revenue has been recognized related to the MetaCycle as first shipments are scheduled for the third quarter of 2022.

General and administrative expenses for the year ended December 31, 2021 were $4.8 million, as compared to $2.4 million for the year ended December 31, 2020, an increase of $2.4 million or 96%. The increase is primarily attributable to legal expenses of $1.1 million that includes a settlement of a lawsuit, stock compensation expense of $0.8 million, increased insurance cost of $0.2 million, increased software costs of $0.1 million, increased costs attributed to the MetaCycle of $0.1 million, and increased depreciation of $0.1 million.

Liquidity and Capital Resources

Going Concern

As described elsewhere in this prospectus, we believe that without the net proceeds from this offering our current capital resources are not sufficient to meet our obligations and fund operations through at least the next 12 months which raises substantial doubt on our ability to continue as a going concern. We will be required to raise additional capital to meet our operating and settlement obligations coming due. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

As of September 30, 2022 and December 31, 2021, we had an accumulated deficit of $9.9 million and $5.8 million, respectively. We incurred net losses of $4.2 million and $1.8 million for the nine months ended September 30, 2022 and September 30, 2021, respectively, and net losses of $4.9 million and $0.8 million for the years ended December 31, 2021 and 2020, respectively. We expect to continue to incur significant expenses and an increase in supplier deposits for the foreseeable future as our business expands. As of September 30, 2022 and December 31, 2021, we had cash of $1.0 million and $8.6 million, respectively.

Our financial statements as of September 30, 2022 and December 31, 2021 have been prepared under the assumption that we will continue as a going concern for the next 12 months, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available.

Overview

As of September 30, 2022 and December 31, 2021, we had cash of $1.0 million and $8.6 million, respectively. We estimate our inventory deposits and operating expenses for the next twelve months may continue to exceed any revenue we generate, and we may need to raise capital through either debt or equity offerings to continue operations. Due to market conditions and the early stage of our operations, there is considerable risk that we will not be able to raise such financings at all, or on terms that are not dilutive to our existing stockholders. We can offer no assurance that we will be able to raise such funds. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations.

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The following is a summary of our cash flows from operating, investing, and financing activities for the nine months ended September 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020:

	Nine Months Ended September 30,		Years Ended December 31,
	2022	2021	2021	2020
Cash (used in) provided by operating activities	$(9,454,000)	$4,145,000	$5,195,000	$1,706,000
Cash used by investing activities	(654,000)	(482,000)	(801,000)	(263,000)
Cash (used in) provided by financing activities	2,515,000	31,000	5,000	1,455,000
Increase/(Decrease) in cash	$(7,593,000)	$3,694,000	$4,399,000	$2,898,000

Cash Flows – Operating Activities

For the nine months ended September 30, 2022, our cash flows used in operating activities amounted to $(9.5) million, compared to cash provided by operating activities for the nine months ended September 30, 2021 of $4.1 million. The change is attributed to fewer customer deposits primarily attributed to our MetaCycle of $(8.6) million as we ceased taking new orders until we ramp up shipping in the fourth quarter of 2022, an increase in inventory of $(6.2) to meet increased demand, an increased operating loss, all offset by a change in accounts payable and accrued expenses of $2.3 million.

For the year ended December 31, 2021, our cash provided by operating activities amounted to $5.2 million, compared to cash provided by operating activities for the year ended December 31, 2020 of $1.7 million. The change is attributed to additional customers deposits primarily attributed to our MetaCycle of $13.8 million that will begin shipping in the fourth quarter of 2022, offset by additional pre-paid expenses of $(6.2) million primarily attributed to inventory deposits, plus an increased operating loss of $(4.1) million.

Cash Flows – Investing Activities

For the nine months ended September 30, 2022, our cash flows used by investing activities amounted to $0.7 million, which was primarily attributed to capitalized tooling and molds of $0.6 million. For the nine months ended September 30, 2021, our cash flows used by investing activities were $0.5 million, which was primarily attributed to capitalized tooling and molds of $0.4 million.

For the year ended December 31, 2021, our cash used by investing activities amounted to $0.8 million, which was primarily attributed to capitalized tooling and molds of $0.8 million. For the year ended December 31, 2020, our cash flows used from investing activities were $0.3 million, which was primarily attributed to capitalized tooling and molds of $0.3 million.

Cash Flows – Financing Activities

Our cash provided in financing activities for the nine months ended September 30, 2022 amounted to $2.5 million, which represented proceeds from notes payable of $2.8 million offset by deferred offering costs of $(0.3) million.

Our cash provided by financing activities for the year ended December 31, 2021 amounted to $0.005 million, which represented $0.005 million of proceeds from the issuance of shares of our common stock. Our cash provided by financing activities for the year ended December 31, 2020 amounted to $1.5 million, which represented $1.3 million of net proceeds from the issuance of shares of our common stock and $0.15 million of proceeds from a U.S. Small Business Administration, or the SBA, loan.

Notes Payable

We had the following notes payable as of September 30, 2022:

Note	Issuance Date	Maturity Date	Interest Rate	Original Borrowing	Balance at September 30, 2022
Note A	May 15, 2020	May 15, 2050	3.75%	$150,000	$150,000
Note B	August and September 2022	April 30, 2022	10.0%	3,500,000	3,500,000
Total notes payable				3,650,000	3,650,000
Non-current				150,000	150,000
Current				$3,500,000	$3,500,000

On May 15, 2020, we executed an unsecured loan with the U.S. Small Business Administration, or SBA, under the Economic Injury Disaster Loan program in the aggregate principal amount of $150,000, in exchange for net proceeds of $150,000. The loan is unsecured and payable over 30 years at an interest rate of 3.75%. Installment payments, including principal and interest, began on May 15, 2021.

As part of the loan, we also received an advance of $10,000 from the SBA. While the SBA refers to this program as an advance, it was written into law as a grant. This means that the amount given through this program does not need to be repaid. As a result, we accounted for this $10,000 as part of “Other Income” in fiscal 2020.

In August and September 2022, we issued in a private placement transaction an aggregate of $3.5 million principal amount of our Senior Secured Notes. We incurred issuance cost of $0.7 million of which $0.3 million was attributed to an original issue discount of 8%.

During the nine months ended September 30, 2022, we recorded total interest expense of $10,000 and $403,000 of amortization of debt discount and deferred financing costs pursuant to the terms of the notes.

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Future Capital Requirements

We believe that the net proceeds from this offering, together with our existing cash, including the cash net proceeds from the offering of our Senior Secured Notes and Note Warrants, will enable us to fund our operating expenses and capital expenditure requirements for the next twelve months. We currently intend to use up to $3.6 million of the net proceeds of this offering for the repayment of the portion of our Senior Secured Notes (including interest thereon) that are not converted into shares of common stock at the closing of this offering and the remaining $18.7 million of the net proceeds from this offering for new product research and development, existing product development and commercialization, the development of international markets and to fund our growth and to fund other general corporate purposes.

We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Until such time, if ever, as we can generate significant positive operating cash flows, we may finance our cash needs through a combination of equity offerings or debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Critical Accounting Estimates

Our financial statements have been prepared in accordance with GAAP, which require that we make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates include assumptions made for inventory valuation, assumptions used in valuing share-based compensation, and accruals for potential liabilities. Amounts could materially change in the future.

Convertible Notes Embedded Derivative Liability

We determine the fair value of the embedded derivative liability using a probability weighted scenario analysis.  The significant unobservable input assumptions that can significantly change the fair value include IPO price per share of common stock, amount of principal and accrued interest convertible into shares as of the conversion date, and the number of shares issuable upon conversion.

Stock-Based Compensation and Warrant Liability

We issue stock options and warrants, shares of common stock and restricted stock units as share-based compensation to employees and non-employees. We account for our share-based compensation in accordance with the FASB ASC 718, Compensation – Stock Compensation. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The fair value of restricted stock units is determined based the grant date fair value of SONDORS Electric Bike Company and SONDORS Electric Car Company common stock determined by our board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value was determined using valuation methodologies which utilize certain assumptions, including revenue multiples, guideline companies, an assumption for a discount for lack of marketability (Level 3 inputs). The estimated fair value is recognized as expense over the service period. Recognition of compensation expense for non-employees is in the same period and manner as if we had paid cash for services.

Inventory Valuation

We value inventory at the lower of cost or net realizable value, or LCNRV, with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors), and we primarily use promotions and markdowns to clear merchandise. We would record an adjustment to inventory if future estimated selling price is less than cost. Our LCNRV adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our LCNRV. However, if estimates regarding consumer demand are inaccurate, or if economic conditions including delayed shipments and other supply chain challenges worsen beyond what is currently estimated by management, our operating results could be affected.

Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business, including tax, legal contingencies and guarantees and indemnifications.

Recently Issued Accounting Pronouncements

For a summary of our recent accounting policies, please refer to Note 2, Summary of Significant Accounting Policies and Supplemental Disclosures, of the Notes to Financial Statements commencing on page F-6 of this prospectus for management’s discussion as to the impact of recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, we are not required to provide this information.

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BUSINESS

Company Overview

We are a California-based, design-focused electric mobility company manufacturing and delivering premium electric bicycles and an electric motorcycle. We design our products with both our consumers and manufacturing processes in mind in order to offer high quality products at competitive price points.

We have played a critical role in creating the e-bike category by developing, manufacturing and selling one of the first e-bikes at scale both domestically and internationally and have delivered over 63,000 units in 72 countries since 2015. SONDORS e-bikes are well known for providing riders with a premier e-biking experience by combining visually appealing design with industry-leading performance. From our inception, we have been committed to making e-bikes more accessible to riders through our compelling retail pricing, as demonstrated by our Smart Step entry level e-bike, which is currently offered through Costco Wholesale Corporation and features a folding frame design and our proprietary battery technology. Additional e-bike models are sold direct-to-consumer, enabling the end customer to customize its e-bike across our portfolio of products, ranging from our full-suspension, mid-drive mountain bikes, to our MadMods offerings, which feature wide tires and customizable style kits.

The MetaCycle, our e-motorcycle offering, represents our newest product category. The MetaCycle has the weight and agility of a motorized scooter, the styling of a futuristic motorcycle, the ease of learning and use of an e-bike and the price point of a motorized scooter. The MetaCycle features a design that is unique in the e-motorcycle market and which we believe will set the standard for a new intermediary category between e-bike and e-motorcycle design going forward, with an uncomplicated, elegant style and a superior riding experience. The lightweight, weld-free aluminum frame of the MetaCycle delivers a rider experience that is a step up from riding an e-bike or motorized scooter without the intimidation and training required of a higher-powered traditional motorcycle. Its narrow stance and low center of gravity offers easy handling without the complication of the manual transmission that is typically installed on traditional gas combustion motorcycles. We believe the MetaCycle’s ease of operation, combined with its advanced styling features and all electric nature, will expand the potential addressable market for riders who have never considered motorcycle ownership previously. The MetaCycle’s price point is significantly more affordable than other leading e-motorcycle models such as Harley-Davidson’s LiveWire ONE and Energica’s Eva Ribelle, without sacrificing premium quality and functional style. We currently have pre-orders for over 10,000 units of the MetaCycle.

We intend to leverage our premier position within the e-mobility vertical to bring future products to market. We are currently designing an electric ATV, an electric dirt bike, a larger version of the MetaCycle, MetaCycle-stylized e-bikes and other e-mobility products. These planned product offerings are in the design and prototyping phase at our California-based engineering facility and are being designed with a focus on our core tenets of industry leading style, exceptional performance and affordability. We believe this practical design approach, which utilizes universal product parts across varying models, is critical to expanding the addressable market for our products as we promote consistent experiences across our entire suite of product offerings while offering consumers attractively priced, premium EVs.

Our History

In 2015, we released our first e-bike, the SONDORS X. The SONDORS X was sold directly to consumers, with each e-bike customized to a customer’s particular demands. Since the introduction of our SONDORS X, we have introduced new e-bike models every year.

We have grown from offering a single product in 2015 to providing a full suite of e-mobility products today, with sales spanning 72 countries. We owe much of our success to our founder, Chief Executive Officer and Secretary, Storm Sondors, who is a highly skilled design and manufacturing specialist. What distinguishes Mr. Sondors from others executive leaders in our industry is his exceptionally high level of design and manufacturing expertise coupled with a keen sense of what consumers want in their products today. His philosophy is simple, “If it isn’t relevant, people will switch the channel.”

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Our Markets

We operate within the e-bike and e-motorcycle markets in the U.S. and internationally.

Over the past several years, global sales of e-bikes have increased significantly and it is expected that sales will continue to increase. According to a May 2022 study by Fortune Business Insights, the global e-bike market is projected to grow at a compounded annual growth rate, or CAGR, of 12.6% from $35.7 billion in 2021 to $92.2 billion by 2029. Sales have also grown in North America, as according to Mordor Intelligence, the North American e-bike market was valued at $800 million in 2021 and is expected to grow at a 12.5% CAGR to reach $1.62 billion by 2027. The increasing popularity of cycling as a recreational activity, along with the demand for a more sustainable, eco-friendly, lower cost means of commuting have been key growth drivers of the continued growth of the e-bike market. Further, technological advancements in small electric motors, battery materials and manufacturing have resulted in the development of higher quality and more affordable e-bikes, which has also driven market growth.

The global market for e-motorcycles is also demonstrating strong market demand. According to Research and Markets, global sales of e-motorcycles totaled $1.9 billion in 2020 and is expected to grow at a 19.4% CAGR to reach $6.2 billion by 2026. The introduction of fast charging infrastructure for electric vehicles, increasing concerns regarding carbon emissions and increased consumer interest in riding motorcycles for recreational and commuting purposes have driven the continued growth of the e-motorcycle market.

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According to a June 2022 research report published by Polaris Market Research, global sales for e-scooters totaled $20.9 billion in 2021 and are expected to grow at a 11.2% CAGR to $51.0 billion in 2030.

Our Competitive Strengths

Our competitive strengths include:

●	Demonstrated Capabilities in the Development and Commercialization of E-Bikes. A key competitive advantage that we’ve developed as a result of designing, developing and selling innovative e-bikes in the United States and foreign markets at scale for the last seven years, is our ability to adapt quickly to evolving consumer tastes through our in-house design capabilities, coupled with our long-standing relationships with our contract manufacturers to bring these products to market efficiently and cost effectively.

●	Established Brand. Our history of developing innovative products has created a loyal brand following, establishing SONDORS as a quality player within the e-bike marketplace. This has allowed us to expand our product offerings to reach a larger segment of consumers, including a segment of consumers interested in our MetaCycle, while maintaining our focus on existing SONDORS owners.

●	Design Innovation and Product Functionality. Our innovative designs, which are highlighted by their simplicity, functionality and elegance, are a critical element to the historical success and future growth of our business. We believe our product designs promote superior functionality while being easy to maintain and service.

●	Extensive Experience in Manufacturing and the Delivery of E-Mobility Products to the Market. We have a well-established knowledge of, and experience in, the entire production-cycle of e-bikes and e-motorcycles and we expect to use this knowledge and experience in the development and manufacturing of other e-mobility products in the future. We have a well-established supply chain network in the People’s Republic of China that enables us to maintain attractive production costs. In addition, our contract manufacturing approach supports rapid innovation, as we have established relationships with experienced third party manufacturers that are able to adapt quickly to design and process changes that we request, enabling us to quickly pivot as consumer preferences shift and to deliver e-mobility products to market on a timely basis.

●	Sales Strategy. We believe our direct-to-consumer model creates an ecosystem that fosters owner loyalty. We have also expanded our go to market strategy recently with our contract with Costco to sell select SONDORS e-bike models through Costco’s warehouse stores nationwide and online.

●	Strong Intellectual Property and Proprietary Rights. We believe our intellectual property provides us with competitive advantages. We rely on trademarks, service marks, patents, copyrights, domain names, trade secrets, license agreements, intellectual property assignment agreements and other contractual rights to establish and protect our proprietary rights in our technology.

Our Growth Strategy

The primary elements of our growth strategy include:

●	Acquire New Customers. We believe our focus on fast growing segments of the e-mobility market provides us with an opportunity to acquire new customers. Our specific customer acquisition themes include the following:

	○	We plan to continue to invest in our direct-to-consumer marketing strategy by increasing our spend across online modalities such as social content, native ads and display ads, in addition to traditional media avenues, to capture a portion of the e-mobility market’s significant market opportunity, which we believe is going to continue to grow as the e-mobility market continues to gain popularity globally;

	○	Further, we believe the sophisticated design of our products will allow us to continue to acquire new customers and grow our customer base. In particular, the strong pre-order figures for the MetaCycle have been “sight unseen,” without the benefit of MetaCycle live demonstrations or test rides. We believe the innovative product design has been the largest component in driving early customer interest to the MetaCycle.

	○	Our products have historically received favorable reviews within industry circles including trade publications and consumer reviews across multiple platforms. We intend to leverage these positive product reviews to increase order conversion.

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●	Expand Across Our Existing Customer Base. We believe there are significant opportunities to continue to expand our relationships with existing customers. Every SONDORS product is designed to fit into a larger product ecosystem, which we believe allows us to build brand recognition and consumer loyalty across multiple products, providing us with the ability to sell other SONDORS products to our current customer base.

●	Expand Our Product Offerings and Partnerships. We believe we have a significant opportunity to leverage our current position within the e-mobility vertical to bring future products to market such as an electric ATV, dirt bike, a larger version of the MetaCycle and other e-mobility products. Moreover, we maintain a corporate culture that encourages new, innovative product development which we believe will result in the creation of products that will attract new customers. We also plan to grow with select partnership opportunities where the SONDORS brand fits, which could include certain big-box retailers, designated SONDORS showrooms, digital sales and augmented reality showrooms.

●	Expand Our Global Reach. We believe there is significant potential to continue to grow our business in international markets because of how our products address demand for micro-mobility. We have established a strong presence in several key international markets such as Europe and Canada, and 5% of our revenue in fiscal 2021 was generated outside of the United States. We expect to enter new international markets in the future, while continuing to expand our footprint in existing markets.

●	Technology as a User Experience Application. Our soon to be launched SONDORS app is expected to be a key driver in further differentiating our e-bike and e-motorcycle offerings and will give users the ability to fully customize their SONDORS experience. The SONDORS app is expected to provide a complete eco-system for SONDORS owners to connect with our company for any technical or service issues and also to connect with other SONDORS owners in a community platform. Key features of the new SONDORS app are expected to include the following:

○ Personalization. The SONDORS app will enable SONDORS e-bike and MetaCycle users to personalize their SONDORS experience to a depth previously reserved for aftermarket enthusiasts. The SONDORS app will allow the user to customize certain functions such as horn sounds, music selection, speaker volume, battery range extension, standard lighting or aftermarket LED lighting. This product will be sold as an aftermarket accessory and users will also be able to set “modes” for different types of driving, for example beach mode or city mode.

○ Community. The SONDORS app will be available on both Apple and Android platforms and will provide SONDORS customers access to qualified service technicians and/or bike shops and a video library of SONDORS-generated content for troubleshooting or maintenance aspects of the various products. The SONDORS app will also support connection to other SONDORS users in a community forum, create unique product offerings for existing customers, and allow for push notification on new products to be launched as a means to provide feedback. We believe this unique personalization and connection through a community app will continue to drive brand loyalty and foster lifetime customers.

Our Approach

We continually work to identify new opportunities and trends for products in our markets. We begin by analyzing how consumers lives are evolving and transitioning, and how a potential new product design could best match their lifestyle. Early on in the design process, emphasis is placed on rapid disqualification of design and engineering concepts which do not meet our standards. This allows us to explore new markets with minimal investment. Once an opportunity for a new product is identified, a product director is appointed to serve as the internal lead for the project. The product director is charged with the responsibility of becoming an expert in all subject matters critical to the new product’s success and is supported by our administrative and financial teams.

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Product directors then leverage our extensive network of contract designers, engineers, and manufacturers to bring concepts to reality rapidly and efficiently. We recruit subject matter experts in emerging markets and leverage economical contract labor for product development and engineering. Historically, we have often been first to market with new product concepts and innovative designs.

Every SONDORS product is designed to fit into a larger product ecosystem. Consistency in aesthetics and user experience/interface across a wide product line allows us to build brand recognition and consumer loyalty, which we expect will be further reinforced by integration with our SONDORS app. The SONDORS app is expected to provide real-time, face-to-face video support and on-demand, at-home servicing. Additionally, our focus on modular design simplifies the logistics of the repair and warranty process by allowing the exchange of entire subassemblies rather than specific components. This allows our customers to resume enjoying their SONDORS product with minimal delay. We believe our product ecosystem enables us to provide our customers with a superior brand and product experience while also minimizing our customer acquisition costs, which provides a foundation for stable long-term product growth.

With this overall approach, we believe that we are capable of operating across product categories like a traditional conglomerate, but without the administrative complications and expense of a fully internalized product development organization. Driven by a commitment to continuously develop new and innovative products for the masses, and employing an efficient internal organizational structure and product development strategy, we believe that we can remain nimble within our consumer product markets as we adapt to the changing demands and preferences of the modern consumer.

We believe our approach to product development and manufacturing has enabled us to develop a broader product portfolio than many of our competitors and to attract an expanding group of potential customers on a global scale. We believe our broad product portfolio is a key reason why much of our expanding customer base is comprised of individuals who had long ago abandoned bicycles as a means of transportation or exercise, but who have now been brought back into the fold.

Our Products

E-bikes

We believe our e-bikes are distinguished from our competitors’ offerings due to their innovative design, superior functionality and competitive price points. We offer e-bikes with a range of specifications that are designed for different experiences, with motors ranging from 350 watts to 750 watts, top speeds ranging from 20 miles per hour to 28 miles per hour and estimated battery ranges from 25 to 60 miles with pedal assist, depending upon rider and towing weight, riding style, wind speed and terrain.

Our SONDORS X and SONDORS XS models are wide tire all-terrain, all-weather vehicles offering enhanced torque, towing capacity and hill-climbing power. Our entry level e-bike, the SONDORS Smart Step, features a lightweight, step-through folding frame design that is optimized for convenience and easy riding. Our mountain bikes, the SONDORS MXS and SONDORS Rockstar, provide riders with a combination of power, durability and control engineered to help riders navigate difficult mountain climbs and descents.

Our mid-drive e-bikes, the SONDORS LX, SONDORS Rockstar and SONDORS Cruiser, are equipped with our mid-drive system that contains 750 watts of continuous power and an integrated 25 amp controller. With the mid-drive motor, pedaling and handling is engineered to feel like a non-motorized bike and includes pedal assist sensors that allow riders to choose the level of motor assistance they would like while pedaling. Alternatively, riders can use the throttle to engage the motor.

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Set forth below is a selection of some of our e-bikes that are currently available:

SONDORS e-Bikes

X
Super Fat-Tire All-Terrain

XS
Most Powerful All-Terrain

Fold X
Best Seller

Fold XS
Super Compact Folding

MXS
Hardtail Trail

Smart Step
Folding, Easy Mounting

LX
Fat Tire, Low Entry

Rockstar
Trail Blazer, Mountain Climber

MadMods
Optimized for Speed, Handling + Styling

Cruiser
Natural, Easy Riding

350-750 Watts	20-28 Miles/Hour	Up to 60 Miles
Motors	Top Speeds	Range w/ Pedal Assist*

*Range on single charge depends on rider & towing weight, riding style, wind speed & terrain.

Our MadMods e-bike offerings are optimized for speed, handling and individualized styling, designed with interchangeable parts and accessories that give riders the ability to customize around our different style kits, which we’ve named, the Cafe, Retro and Scrambler. Seats, bars, headlights and tires are compatible across the MadMods lineup, which allow riders to interchange parts from different style kits to create their own unique e-bike.

Below is a selection of our MadMods offerings:

MadMods
Cafe. Retro. Scrambler
SONDORS
750 Watts
Hub-Motor
24" x 4"
WHEELS
48V 21 Ah
Battery

E-motorcycle

Our new e-motorcycle, the MetaCycle, has been designed to address an opportunity that we believe exists between the e-bike and the e-motorcycle market, as most highway capable e-motorcycles can only be purchased at high price points, and more affordable scooters are not highway-capable. The MetaCycle is a more affordable, highway-capable machine that can be produced at scale, all while incorporating the innovative, functional design which encompasses the SONDORS brand. The MetaCycle features a design that is unique to the e-motorcycle market and which we believe will set the standard for transitioning the e-bike market to the e-motorcycle design going forward, with an uncomplicated, elegant style and a superior, easy and fun riding experience, especially when compared to existing internal combustion engine motorcycles. The lightweight, weld-free aluminum frame of the MetaCycle delivers optimal handling without the complication of the manual transmission that is typically installed on traditional internal combustion engine motorcycles. We believe the MetaCycle’s ease of operation, combined with its advanced styling features and all electric nature, will expand the potential addressable market for riders who have never considered motorcycle ownership previously. The MetaCycle’s price point is significantly more affordable than other leading e-motorcycle models such as Harley-Davidson’s LiveWire ONE and Energica’s Eva Ribelle, without sacrificing premium quality and functional style. We anticipate that the MetaCycle will drive significant revenue growth for SONDORS over the next several years. We currently have pre-orders for over 10,000 units of the MetaCycle, representing approximately $64.0 million in potential revenues once such pre-orders are paid in full.

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The development of the MetaCycle was completed with the sole intention of creating an electric, easy to ride vehicle, whereas we believe the other competing offerings in the market were initially designed as internal combustion engine motorcycles and later modified to be electric vehicles. The MetaCycle features our cast aluminum exo-frame, which creates a sleek, narrow profile. We believe the weld-free, single-piece casting process used to create the MetaCycle’s exo-frame provides for simplicity and added strength.

MetaCycle

SONDORS

All Electric Design

Designed from inception as all electric — not a retrofitted motorcycle previously powered by a gas-powered engine.

Multi-Purpose

Showing strong traction with urbanites looking for an efficient and a design-forward means of transportation, and with suburbanites looking for all-electric recreational vehicle.

New Target Market

Graduates of e-bikes, looking for a capable commuter that has the design of a motorcycle, and easier to learn than a scooter.

Easy Handling

Elegant, simple narrow and light design promotes ease of use. Can be learned and ridden in minutes, similar to an e-bike.

Top Speed

Up to 80 MPH (130 kph)

Range

Up to 80 miles on a single charge under ideal conditions.

Unbeatable Price

About the price of an electric scooter.

Our standard lithium-ion battery features just over 4,000-watt hours while delivering a long lifespan and continuous power, maximizing the trouble-free operation of the MetaCycle. Each MetaCycle includes a compact Level 1 charger that provides up to 15A/1.2 kW, with range of approximately 60 miles on a single charge and up to 80 miles under ideal conditions and the ability to completely charge the battery from a standard 120 volt U.S. home electrical outlet in just three hours and 45 minutes. The battery can be charged up to 80% capacity in approximately two hours. We also plan to make available an optional EV Level 2 charger for use with a 240 volt electrical outlet. The MetaCycle’s permanent magnet, alternating current hub electric motor can achieve a top speed of 80 mph while in “sport” mode, with torque of 80 pound-feet nominal or 130 pound-feet peak. Although the MetaCycle is only able to maintain speeds of 70-80 mph for a few minutes while in “sport” mode, it is able to maintain speeds of 60-65 mph for prolonged periods of time.

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Future Products

We are currently in the design phase of several potential new EV products including, an electric ATV, an electric dirt bike, a larger version of the MetaCycle and MetaCycle-stylized e-bikes and other e-mobility products. We believe that these future products would strengthen our position in the e-bike and e-motorcycle markets, while also enabling us to enter the dirt bike and e-ATV markets. according to a February 2022 report by Fortune Business Insights, the dirt bike market had total global sales of $1.7 billion in 2021and is expected to grow to $2.6 billion in 2028. According to a June 2022 report by Research and Markets, the e-ATV market, is expected to have total global sales of $800 million in 2022 and $4.7 billion in 2033. No assurances can be made that any of these potential future products will reach a point where they become commercially viable.

Corporate Reorganization

Our e-bike business is conducted by SONDORS Electric Bike Company (formerly, Sondors, Inc.) and our e-motorcycle business is conducted by SONDORS Electric Car Company. We have entered into a contribution agreement with Mr. Sondors under which Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company and SONDORS Electric Car Company to SONDORS Inc. in exchange for shares of our common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of SONDORS Inc.

Sales and Marketing

Historically, our products have been sold direct to consumers through our websites and marketed through internet ads, including Facebook ads and targeted advertising on other social media networks. We have also generated initial leads from product crowdfunding campaigns. We plan to continue to sell our products primarily through these same channels.

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In 2022, we contracted with Costco to sell select SONDORS e-bike models through Costco’s warehouse stores nationwide and online on Costco.com and Costconext.com. Our current Costco offering is our foldable SONDORS Smart Step model which comes pre-packaged in a compact box, making it easy for Costco shoppers to transport it home from a Costco store.

Competition

We compete with a number of companies that offer e-bikes and e-motorcycles. These competitors include the following:

●	companies that produce e-bikes such as Specialized Bicycle Components, Trek Bicycle Corporation, Canyon Bicycles GmbH and Rad Power Bikes; and

●	companies that produce e-motorcycles such as Zero Motorcycles, Energica, LiveWire and Super 73.

The principal competitive factors for companies in our industry include the following:

●	product design, functionality and riding experience;

●	ease of operation;

●	battery life and recharge time;

●	ability to innovate and offer new products;

●	ability to operate across multiple product categories;

●	supply chain management and manufacturing;

●	ability to address a variety of evolving customer needs;

●	price and total cost of ownership;

●	brand awareness and reputation;

●	quality of professional services and customer support;

●	strength of sales and marketing efforts; and

●	adherence to industry standards and certifications.

On the basis of the factors above, we believe that we compare favorably to our competitors. However, some of our actual and potential competitors have advantages over us, such as substantially greater financial, technical, and other resources, such as larger sales forces and marketing budgets, greater brand recognition, broader distribution networks and global presence, longer operating histories, more established relationships with current or potential customers and commercial partners, and more mature intellectual property portfolios. They may be able to leverage these resources to gain market share and prevent potential customers from purchasing our products. Additionally, we expect the industry to attract new entrants, who could compete with our business and introduce new offerings. As we scale and expand our business, we may enter new markets and encounter additional competition.

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Manufacturing and Assembly

We currently manufacture our products using third-party contract manufacturers located in the People’s Republic of China. We provide our engineering, design, compliance and system level requirements to our contract manufacturers. We believe our contract manufacturing approach enables the rapid scalability of new product designs. Our third-party contract manufacturers also provide us with process expertise, as well as flexibility in design and process changes. This allows us to address evolving customer demand more quickly and efficiently.

We utilize component level screening for quality control and work with production experts to continually assess labor supply and determine if our designs are feasible for manufacturing and assembly. Our components are sourced from a number of established suppliers that have included, among others, Bafang, Samsung, Sony, Panasonic, Yadea, Mingcycle, Shimano and Michelin. We also maintain supplier redundancy in order to mitigate any component level supply chain risk.

When a customer purchases a SONDORS product, it is typically built to order. For our made-to-order products, customers can expect delivery within 90-120 days from the order date. At times, some models are available in-stock and can shipped within seven to 10 business days. Our e-bikes come fully equipped and configured, and require minimal assembly by the customer.

SONDORS products are designed with component interchangeability in mind so we can seamlessly replace components. They are also designed with aftercare service in mind, so the consumer can receive tech support at his or her home or local service facility, whichever they prefer.

We provide a one-year warranty against defects for our e-bikes and our MetaCycle, which is currently in production, and a one-year warranty on the battery. Our warranty will generally require us to repair or replace defective products during such warranty periods at no cost to the consumer.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our company.

Patents

We own patented technologies and trade secrets developed or acquired by us.

On February 15, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Sondors Global, LLC, pursuant to which Sondors Global, LLC sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Bike Battery Box” for which a United States Design Patent was issued on August 23, 2016 as Patent No. D764411. With the payment of all maintenance fees, this patent will expire on August 23, 2030.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Folding Bike Frame” for which a United States Design Patent was issued on June 23, 2020 as Patent No. D887,903. With the payment of all maintenance fees, this patent will expire on June 23, 2035.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Electric Motorcycle” for which a United States Design Patent Application was filed on January 14, 2021 as Application No. 29/766,334 and for which a United States Design Patent was issued on May 3, 2022 as Patent No. D950,422. With the payment of all maintenance fees, this patent will expire on May 3, 2037.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Electric Bike Frame” for which a United States Design Patent Application was issued on March 11, 2021 as Application Serial No. 29/773,764.

Trademarks

SONDORS Electric Bike Company entered into a Trademark Assignment Agreement with Sondors Global, LLC, pursuant to which Sondors Global, LLC assigned to SONDORS Electric Bike Company its entire right, title and interest in and to the following trademark registrations of the United States and the marks “SONDORS” and “SONDORS E-BIKE,” protecting our company name and the names of our products.

SONDORS Electric Bike Company entered into a Trademark Assignment Agreement with Sondors Limited, pursuant to which Sondors Limited assigned to SONDORS Electric Bike Company its entire right, title and interest in and to the following trademark registrations of the United States and the marks “ROCKSTAR” “SONDORS”, “MADMODS”, “DRONE DROPPER”, “XREEL”, and “METACYCLE,” protecting the names of a number of our key products.

Trade Secrets

We take measures to protect the confidentiality of our trade secrets including, among others, entering into confidentiality agreements with our employees, independent contractors and other third parties who may come into contact with any of our trade secrets.

Research and Development

We conduct research and development activities at our facilities located in California. Our research and development efforts are market driven and are focused on the development of new technologies and product improvements, as well as reducing costs, improving product quality and reliability.

We are currently engaged in the development of several potential new products including, an electric ATV, an electric dirt bike, a larger version of the MetaCycle, MetaCycle-stylized e-bikes and other e-mobility products. In addition, a significant part of our research and development effort has focused on the development of our SONDORS app. The SONDORS app will allow the user to customize certain functions such as horn sounds, music selection, speaker volume, battery range extension, standard lighting or aftermarket LED lighting.

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Government Regulation

We are subject to a wide variety of laws and regulations in the United States and other jurisdictions.

In the United States, our e-bikes are subject to the Consumer Product Safety Act, or the CPSA. Under the CPSA, e-bikes that meet the definition of “low-speed electric bicycles” are considered consumer products and are subject to safety guidelines and standards established by the Consumer Product Safety Commission related to, among other things, brakes, handlebars, pedals, reflectors, instruction manuals and other requirements that govern bicycles more generally. The CPSA defines a “low speed electric bicycle” as a two or three wheeled vehicle with fully operable pedals, a top speed on a paved level surface when powered solely by the motor under 20 mph (when operated by a rider weighing 170 pounds), and an electric motor that produces less than 750 W (1.0 hp). Commercially manufactured e-bikes exceeding these power and speed limits are regulated by the federal Department of Transportation and the National Highway Traffic Safety Administration, or the NHTSA, and are subject to significantly more stringent regulations related to, among other things, vehicle safety, fuel economy, emissions control and noise control. Our e-bikes fall within the definition of “low speed electric bicycles” and are therefore governed by the less stringent CPSA.

In the United States, our MetaCycle is subject to the regulatory requirements of the NHTSA, including all applicable United States Federal Motor Vehicle Safety Standards. We are also required to comply with other federal laws, including the consumer information labeling, owner’s manual requirements and other various reporting requirements, including those regarding warranty claims, death and injury reports and safety defects reports. In addition, in certain states we may be required to comply with certain licensing requirements prior to making sales of Metacyles in those states.

Moreover, our products and operations may also be subject to various environmental, health and safety regulations, including (but not limited to) those regarding land use, product safety, and waste management. For example, we are subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed.

We are also subject to laws and regulations applicable to the manufacture, import, sale and service of consumer products internationally. For example, we are required to meet specific safety standards that may be materially different from U.S. requirements, which may require additional investment into our e-bikes and our MetaCycle to ensure regulatory compliance. Our failure to comply with CPSA and NHTSA regulatory requirements and the applicable laws of other countries in which we sell our products could materially negatively impact our business, prospects, financial condition and operating results. In addition, we may need to comply with regulations applicable to consumer products after they enter the market, including foreign reporting requirements and recall management systems.

Employees

As of September 30, 2022, we had 19 employees and 15 independent contractors. We engage independent contractors on an as-needed-basis to provide specific expertise in various business functions, including marketing and accounting. None of our employees are covered by a collective bargaining agreement. We have had no labor-related work stoppages and believe our relationship with our employees and independent contractors is satisfactory.

Facilities

Our principal offices are located in Malibu, California. We have short-term operating arrangements with four third-party logistic warehouses with 16,000 of combined square feet located in Commerce, California and City of Industry, California. We believe that our current facilities are sufficient to accommodate our anticipated production volumes for the next twelve months.

Legal Proceedings

From time to time, we may be involved in general commercial disputes arising in the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have material adverse effect on our business, prospects, financial condition or results of our operation.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, state of residence, ages and positions of (i) our current executive officers and directors, and (ii) our director nominees who will become directors upon the effectiveness of this offering.

Name and Place of Residence	Age	Positions Held

Executive Officers
Storm Sondors	49	Chief Executive Officer, Secretary and Director
Jeremy Snyder	46	President and Chief Growth Officer
Jeffery R. Clayborne	51	Chief Financial Officer

Non-Employee Director Nominees(1)

Rande Gerber	60	Director Nominee
Horace Hertz	73	Director Nominee
Bill Jones	72	Director Nominee

(1) The director nominees are expected to transition on to our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part.

Executive Officers

Storm Sondors, has served as our President, Chief Executive Officer, Secretary and director since our inception on July 20, 2022. He has served in the same roles for SONDORS Electric Bike Company (formerly, Sondors, Inc.) since February 2015 and for SONDORS Electric Car Company since January 2017. Effective October 1, 2022, in connection with the appointment of Jeremy Snyder as the President and Chief Growth Officer of SONDORS Inc., SONDORS Electric Bike Company and SONDORS Electric Car Company, Mr. Sondors resigned as President of SONDORS Inc., SONDORS Electric Car Company and SONDORS Electric Car Company. Mr. Sondors is a highly skilled specialist in design and manufacturing and was the creator of the SONDORS Original Electric Bike garnering “first place” in the Connected Sports category at the prestigious Golden Computer in association with IFA, Europe’s largest tech show. Concurrently, as of March 2017, he has also served as the manager of Sondors Global, LLC, a California limited liability company, which holds certain patents, trademarks and other intellectual property. Prior to founding Sondors Premium Electric Bikes, Mr. Sondors was an accomplished entrepreneur in the toy business. He designed models for Mattel, Fisher-Price, and McDonald’s before establishing his own toy company that specialized in radio-controlled vehicles. Earlier in his career, he served as the sole officer and director of Pacific Storm, Inc., a multi-brand company that has designed, developed, produced and marketed various consumer products.

We believe that Mr. Sondors is qualified to serve on our board of directors due to the stewardship and experience in environmentally responsible companies he brings in his capacity as described above.

Jeremy Snyder, has served as our Chief Growth Officer since August 15, 2022 and also as our President and President and Chief Growth Officer of SONDORS Electric Bike Company and SONDORS Electric Car Company since October 1, 2022. Prior to joining our company, Mr. Snyder worked as an EV market consultant to OEMs, start-ups and institutional investors within the EV industry from December 2021 to September 2022. Since October 2018, Mr. Snyder has been a member of the advisory board of MOEV Inc. Since July 2020, Mr. Snyder has been a non-executive director of Avinew and from January 2019 to July 2020 Mr. Snyder was the Chief Operating Officer of Avinew. From May 2020 to December 2021, Mr. Snyder was the Chief Growth Officer of VinFast, LLC. From May 2008 to August 2018, Mr. Snyder was employed at Tesla, Inc. in a number of positions including General Manager, General Manager/Head of Sales – West Region, General Manager/Director US-East and culminating as Head of Global Business Development & Special Projects from May 2017 to August 2018. Mr. Snyder earned his Bachelor of Arts degree in sociology and environmental science from the University of Massachusetts Boston.

Jeffery R. Clayborne, has served as our Chief Financial Officer since July 20, 2022 and has served as the Chief Financial Officer of SONDORS Electric Bike Company and SONDORS Electric Car Company since March 28, 2022. Prior to joining our company, Mr. Clayborne served as Chief Financial Officer of Verb Technology Company (Nasdaq:VERB) from July 16, 2016 to January 28, 2022. From August 2015 to July 2016, Mr. Clayborne served as Chief Financial Officer and a consultant with Breath Life Healing Center. From September 2014 to August 2015, he served as Vice President of Business Development of Incroud, Inc and from May 2012 to September 2014, Mr. Clayborne served as President of Blast Music, LLC. Prior to this, Mr. Clayborne was employed by Universal Music Group where he served as Vice President, Head of Finance & Business Development for Fontana, where he managed the financial planning and analysis of the sales and marketing division and led the business development department. He also served in senior finance positions at The Walt Disney Company, including Senior Finance Manager at Walt Disney International, where he oversaw financial planning and analysis for the organization in 37 countries. Mr. Clayborne began his career as a CPA at McGladrey & Pullen LLP (now, RSM US LLP), then at KPMG Peat Marwick (now, KPMG). He brings with him more than 20 years of experience in all aspects of strategy, finance, business development, negotiation, and accounting. Mr. Clayborne earned his Master of Business Administration degree from the University of Southern California, with high honors.

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Non-Employee Director Nominees

Rande Gerber, will become a member of our board of directors upon the closing of this offering. Mr. Gerber is the founder of Casamigos Tequila. He partnered with long-time friends George Clooney and Mike Meldman to launch Casamigos Tequila, which quickly became one of the fastest-growing ultra-premium tequilas in the country. The essence of the brand, “made by friends for friends”, is reflected in the name, Casamigos or ‘house of friends”. Since its inception, Casamigos received numerous awards and accolades from tequila experts, tastemakers and influencers across the United States. Casamigos resulted in an acquisition by Diageo in 2017 for $1 billion. Mr. Gerber remains actively involved in Casamigos, where he currently serves as Chairman.

Mr. Gerber is also credited as one of the chief architects of the Miami, South Beach nightlife, opening The Whiskey on Ocean Drive in 1991. He achieved concurrent success by creating the “hotel bar” concept with The Whiskey Bars, including Whiskey Blue, Whiskey Park, The Penthouse, Midnight Rose, Stone Rose and SkyBar Los Angeles. He founded nightlife companies Midnight Oil and the Gerber Group, which established him as a pre-eminent hospitality entrepreneur.

Mr. Gerber’s philanthropic involvements include following his father’s footsteps with the Juvenile Diabetes Foundation and Boys & Girls Club. As a creative visionary, leader and master in marketing, Mr. Gerber has been featured in magazines and newspapers including The New York Times, Business Insider, Forbes, GQ, Architectural Digest, Vanity Fair, L’Officiel Hommes and more. A long-time resident of Malibu, CA, Mr. Berber resides with his wife Cindy Crawford, and their two children, where he continues to play an active role in the community.

We believe that Mr. Gerber is qualified to serve on our board of directors due to his extensive experience and success as a product innovator underpinned by his experiences as an entrepreneur and executive.

Horace Hertz, will become a member of our board of directors and lead independent director upon the closing of this offering. Mr. Hertz has served as Chief Financial Officer of Premier BH, Inc, a skilled nursing next-generation assisted living company that provides senior care, since January 2019. Prior to that, Mr. Hertz served as a partner for Squar Milner, CPAs from September 2008 to December 2018 where he was the partner in charge of the firm’s technology industry group from September 2009 to December 2012. Prior to that, Mr. Hertz operated in various senior executive corporate finance roles with, among others, CNS Response, Inc., Bankers Integration Group, Infacare Pharmaceutical, Inc. and former Nasdaq listed Aspeon Corporation where he served as the company’s Chief Financial Officer. Mr. Hertz holds a Master of Arts, in mathematics from the University of California, Irvine and a Bachelor of Arts, in mathematics from the California State University, Northridge where he graduated summa cum laude.

We believe that Mr. Hertz is qualified to serve on our board of directors due to his extensive background in accounting and prior experience auditing the financial statements of numerous publicly traded companies.

Bill Jones, will become a member of our board of directors upon the closing of this offering. Mr. Jones has served as Chairman of the Board and as a director of Alto Ingredients, Inc. (Nasdaq:ALTO) since March 2005. Mr. Jones is a co-founder of Pacific Ethanol California, Inc., or PEI California, which is one of Alto Ingredient’s predecessors, and served as Chairman of the Board of PEI California since its formation in January 2003 through March 2004, when he stepped off the board of directors of PEI California to focus on his candidacy for one of California’s U.S. Senate seats. Mr. Jones was California’s Secretary of State from 1995 to 2003. Since May 2002, Mr. Jones has also been the owner of Tri-J Land & Cattle, a diversified farming and cattle company in Fresno County, California. Mr. Jones has a B.A. degree in Agribusiness and Plant Sciences from California State University, Fresno.

We believe that Mr. Jones is qualified to serve on our board of directors due to his extensive experience as the Chairman of the Board of Alto Ingredients, Inc., a Nasdaq listed company.

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Appointment of Officers; Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of one member, Mr. Sondors. Upon the appointment of Messrs. Gerber, Hertz and Jones at the completion of this offering, our board will consist of four members with one vacancy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an expansion of our board of directors, may be filled only by vote of a majority of our directors then in office, although less than a quorum or by a sole remaining director.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our Board of Directors’ Role in Risk Oversight

One of our board of directors’ important functions is the oversight of risk management. Our board of directors’ assessment of and decisions regarding risk occur in the context of and in conjunction with our board of directors’ and standing committees’ other activities. We seek to align our approach to risk-taking with our business strategy by encouraging innovation while managing our levels of risk.

Safeguarding our critical networks is vital to our business. Our board of directors oversees our efforts to address cybersecurity risk through the oversight of our senior management team. Our senior management team is responsible for a range of cybersecurity activities, including conducting threat environment and vulnerability assessments, managing cyber incidents, pursuing projects to strengthen internal cybersecurity, working closely with our privacy and legal teams, coordinating with our operations teams to evaluate the cybersecurity implications of our products and offerings, and coordinating management’s efforts to monitor, detect, and prevent cyber threats to our company. In addition, the Audit Committee annually reviews our risk profile with respect to cybersecurity matters.

Independence of our Board of Directors and Board Committees

In connection with this offering, we have applied to list our common stock on Nasdaq. Under the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the closing of this offering. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the closing of this offering.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. We intend to satisfy the compensation committee independence requirements as of the closing of this offering.

As of the closing of this offering, our board of directors will consist of three independent members: Messrs. Gerber, Hertz and Jones. Our current board of directors undertook a review of the composition of our board of directors and the independence of each director as of the closing of this offering. Based upon information requested from and provided by each director nominee concerning their background, employment and affiliations, including family relationships, our current board of directors has determined that Messrs. Gerber, Hertz and Jones qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). In making such determinations, our current board of directors considered the relationships that each of our director nominees has with us and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director nominee.

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Controlled Company Exemption

After the completion of this offering, Mr. Sondors, our Chief Executive Officer and Secretary, will own approximately 83.3% of the voting power of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assuming no conversion of the principal amount and accrued interest thereon of our Senior Secured Notes). As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that:

●	a majority of our board of directors consist of “independent directors” as defined under the Nasdaq Listing Rules;

●	our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee purpose and responsibilities; and

●	our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

We do not currently intend to rely on those exemptions afforded to a “controlled company;” nonetheless, we could potentially seek to rely on certain of those exemptions afforded to a “controlled company” in the future. See “Risk Factors–We are a “controlled company” within the meaning of the Nasdaq Listing Rules. Although we do not currently intend to rely on the exemptions from certain corporate governance requirements afforded to a “controlled company” under the Nasdaq Listing Rules, we could potentially seek to rely on such exemptions in the future.

Board Committees

Our board of directors expects to establish standing committees in connection with the discharge of its responsibilities. Upon the commencement of the trading of our common stock on Nasdaq, these committees will include an audit committee, a compensation committee, a nomination committee and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on committees until their resignation or until otherwise determined by our board of directors. Each of these committees will adopt a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules, which we will post on the investor relations section of our website upon the completion of this offering.

Audit Committee

Effective at the time of this offering, the members of our audit committee will consist of Messrs. Gerber, Jones and Hertz. Mr. Hertz will be the chair of the audit committee. Mr. Hertz satisfies the heightened audit committee independence requirements under the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. As a company listing on Nasdaq in connection with our initial public offering, we are permitted to phase-in our compliance with the independent audit committee member requirements set forth in the Nasdaq Listing Rules and relevant SEC rules as follows: (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing. We intend to add one independent director elected to our board of directors to our audit committee as soon as possible but in no event later than 90 days after our initial listing on Nasdaq and one other independent director elected to our board of directors to our audit committee no later than one year after our initial listing on Nasdaq. Accordingly, we expect that the audit committee will, subject to the phase-in provisions, comply with the applicable audit committee composition and independence requirements. We have determined that the fact that our audit committee will not be made of three independent directors upon our initial listing on Nasdaq does not materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of the SEC and Nasdaq.

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In addition, our board of directors has determined that Mr. Hertz qualifies as an audit committee financial expert, as that term is defined under SEC rules, and possesses the requisite financial sophistication, as defined under the Nasdaq Listing Rules. Our audit committee will assist our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Under its charter, our audit committee will be responsible for, among other things:

●	overseeing accounting and financial reporting process;

●	selecting, retaining, terminating and replacing independent auditors and evaluating their qualifications, independence and performance;

●	reviewing and approving the scope of the independent auditor’s annual plans and audit fees;

●	discussing with management and independent auditors the results of the annual audit and review of the quarterly financial statements;

●	reviewing adequacy and effectiveness of internal control and risk management policies and procedures;

●	approving retention of independent auditors to perform any proposed permissible non-audit services;

●	overseeing internal audit functions and annually reviewing the audit committee charter and committee performance;

●	preparing the audit committee report that the SEC requires in our annual proxy statement;

●	reviewing and evaluating the performance of the audit committee, including compliance with its charter; and

●	annually reviewing our risk profile, including, without limitation, with respect to cybersecurity matters.

Compensation Committee

Effective at the time of this offering, the members of our compensation committee will consist of Messrs. Gerber, Jones and Hertz. Mr. Gerber will be the chair of the compensation committee. Our board of directors has determined that each of Messrs. Gerber, Jones and Hertz is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and outside directors as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and directors. Our compensation committee will be responsible for, among other things:

●	developing and maintaining an executive compensation policy and monitoring the results of that policy;

●	reviewing and recommending to our board of directors approval of compensation and benefit plans;

●	reviewing and approving annually corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of those goals and objectives and determining the chief executive officer’s compensation based on that evaluation;

●	determining and approving the annual compensation for all other executive officers;

●	approving any grants of stock options, restricted stock, performance shares, stock appreciation rights and other equity-based incentives to the extent provided under our equity compensation plans;

●	reviewing and making recommendations to our board of directors regarding the general compensation goals and guidelines for employees and criteria by which bonuses to employees are determined; and

●	reviewing and evaluating the performance of the compensation committee, including compliance with its charter.

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Nomination Committee

Effective at the time of this offering, the members of our nomination committee will consist of Messrs. Gerber, Jones and Hertz. Mr. Jones will be the chair of the nomination committee. Our board of directors has determined that each member of the nomination committee meets the requirements for independence under the Nasdaq Listing Rules. The nomination committee is responsible for, among other things:

●	considering and reviewing periodically the desired composition and size of our board of directors, determining the criteria for membership of the board of directors and conducting an annual evaluation of the board of directors;

●	establishing any qualifications and standards for individual directors;

●	identifying, evaluating and nominating candidates for election to our board of directors and evaluating the performance of individual members of the board of directors eligible for re-election;

●	ensuring that the members of our board of directors satisfy SEC and Nasdaq independence and other requirements relating to membership on our board of directors and committees; and

●	making recommendations to our board of directors regarding the size of the board of directors, the tenure and classifications of directors, the compensation of directors and the composition of the committees of the board of directors.

Corporate Governance Committee

Effective at the time of this offering, the members of our corporate governance committee will consist of Messrs. Gerber, Jones and Hertz. Mr. Jones will be the chair of the corporate governance committee. Our board of directors has determined that each member of the corporate governance committee meets the requirements for independence under the Nasdaq Listing Rules. The corporate governance committee is responsible for, among other things:

●	reviewing and reporting to the board of directors annually on the size, composition, profile and performance of our board of directors;

●	reviewing and recommending to the board of directors any changes it considers necessary or desirable with respect to the committees, the ability of any committee to delegate any or all its responsibilities to a sub-committee of that committee and the process by which each committee reports to the board of directors;

●	establishing and updating the Code of Business Conduct and Ethics and reviewing annually compliance by the board of directors and executive officers;

●	recommending suitable candidates for nominees for election or, when vacancies occur, appointment as directors;

●	conducting annual review of directors’ compensation for board of directors and committee service and recommending changes where appropriate;

●	reviewing and recommending to our board of directors the approval of compensation and benefit plans and related matters; and

●	considering other corporate governance, employee practices and related matters as requested by our board of directors.

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Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as members of our board of directors or our compensation committee. None of the members of our compensation committee is or has been an officer or employee of SONDORS Inc.

Code of Business Conduct and Ethics

Effective as the time of this offering, we have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the investor relations section of our website, which is located at www.sondors.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Diversity

Upon the closing of this offering, our nomination committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nomination committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

●	personal and professional integrity;

●	ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	professional and academic experience relevant to our industries;

●	experience as a board member of another publicly held company;

●	strength of leadership skills;

●	experience in finance and accounting and/or executive compensation practices;

●	ability to devote the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable;

●	background, gender, age and ethnicity;

●	conflicts of interest; and

●	ability to make mature business judgments.

Following the closing of this offering, our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

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Non-Employee Director Compensation

Prior to this offering, Mr. Sondors, the sole director of SONDORS Electric Bike Company and SONDORS Electric Car Company, did not receive any compensation for his service as the sole director for both companies.

Upon completion of this offering, Mr. Hertz will receive a quarterly cash retainer of $28,750. Messrs. Gerber and Jones will not receive any cash payment in connection with their service as non-employee directors of the board. In addition, we will reimburse all of our directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies. All directors will be eligible for equity awards as may be determined by the Compensation Committee.

Environmental, Social and Governance

We believe that how we manage our impact on the environment and climate change; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. We are especially committed to supporting our employees and fostering a culture of diversity and inclusion that makes our employees feel safe, empowered and engaged.

After completion of this offering, we will be engaging resources to focus on a broader Environmental, Social and Governance (ESG) program across our business.

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EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our current executive officers, Storm Sondors, our Chief Executive Officer and Secretary, Jeremy Snyder, our President and Chief Growth Officer and Jeffrey R. Clayborne, our Chief Financial Officer. We refer to these individuals as our “named executive officers.”

Compensation Philosophy

Following the closing of this offering, we expect that our compensation program for our named executive officers will consist of the following components:

●	base salary;

●	cash bonuses; and

●	equity-based incentive awards.

Base Salary

Base salary is an important component of executive compensation because it provides executives with an assured-level of income, assists us in attracting executives and recognizes different levels of responsibility and authority among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, contractual provisions in executive employment agreements, past performance, internal pay equity and comparison to competitive salary practices are also considered.

Plan Awards

The objective of our long-term incentive program is to provide a long-term retention incentive for the named executive officers and others and to align their interests directly with those of our stockholders by way of stock ownership. Under out 2022 Plan, our compensation committee will have the discretion to determine whether equity awards will be granted to named executive officers and if so, the number of shares of our common stock subject to each award.

Our compensation committee plans to determine the recipients of long-term incentive awards based upon such factors as performance, the length of continuous employment, managerial level, any prior awards and recruiting and retention demands, expectations and needs. All of our employees are eligible for awards. Our compensation committee will grant such awards by formal action, which awards are not final until a stock option agreement or restricted stock unit agreement is delivered by us and executed by both the company and the employee. There is no set schedule for our compensation committee to consider and grant awards. Our compensation committee has the discretion to make grants whenever it deems it appropriate in their best interests.

Cash Bonus Plan

To date, there is no formal cash bonus plan for any of our named executive officers other than we have set the target bonus for each of Mr. Sondors and Mr. Snyder at an amount equal to 100% of their respective base salary and a target bonus for Mr. Clayborne at an amount equal to 50% of his base salary.

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Summary Compensation Table

The table below presents compensation information for Storm Sondors, the President, Chief Executive Officer and Secretary of SONDORS Electric Bike Company and SONDORS Electric Car Company for the years ended December 31, 2020 and 2021 presented on a combined basis. For the periods presented, Mr. Sondors was the only executive officer for SONDORS Electric Bike Company and SONDORS Electric Car Company.

Name and Function	Year	Salary ($)		Total ($)
Storm Sondors	2021	$227,000		$227,000
President, Chief Executive Officer and Secretary	2020	$120,000	(1)	$120,000

(1)	Mr. Sondors did not receive full compensation for his services under an employment contract in 2020. We charged contributed capital $36,000 for the fair value of services provided based on the time devoted to our company.

Executive Employment Agreements

On July 20, 2022, we entered into at-will employment agreements with each of Messrs. Sondors and Clayborne and on August 15, 2022 we entered into an at-will employment agreement with Mr. Snyder. Effective October 1, 2022, we entered into amended and restated employment agreements with each of Messrs. Sondors and Snyder reflecting each officer’s new titles.

The employment agreement for Mr. Sondors provides for an annual base salary of $300,000. The employment agreement for Mr. Clayborne provides for an initial annual base salary of $192,000 that will increase to $275,000 upon the effectiveness of the registration statement of which this prospectus is a part. The employment agreement with Mr. Snyder provides for an annual base salary of $325,000. However, in light of Mr. Snyder’s extended vacation from January 8, 2023 through February 4, 2023 that was planned prior to joining SONDORS Inc., during that period of time Mr. Snyder’s annual base salary will be reduced to $64,480.

The employment agreements provide for target bonuses of $300,000 for Mr. Sondors, $137,500 for Mr. Clayborne and $325,000 for Mr. Snyder. Mr. Clayborne’s employment agreement also provides that within 10 days after the closing of our initial public offering, we will pay Mr. Clayborne a special, one-time lump sum cash bonus equal to the greater of: (1) $32,000, less any required withholding, or (2) the difference between the base salary Mr. Clayborne received from his first day of employment through the last payroll period before the closing date of our initial public offering calculated using an annual base salary of $192,000 and the base salary Mr. Clayborne would have received from his first day of employment through the last payroll period before the closing date of our initial public offering calculated using an annual base salary of $275,000, less any required withholdings.

Under the terms of Mr. Clayborne’s and Mr. Snyder’s employment agreements, immediately upon the execution by us of an underwriting agreement with the underwriters, each of Mr. Clayborne and Mr. Snyder will be granted an incentive stock option pursuant to our 2022 Plan to purchase up to a number of shares of our common stock with a value equal to 2% of the total value of all shares of our outstanding common stock calculated after taking into account the shares of common stock issued in this offering and using the initial public offering price per share as set forth in the underwriting agreement.

The employment agreements require us to compensate the executives and provide them with certain benefits if their employment is terminated. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated:

●	by us for cause (as defined in the employment agreements);

●	by us without cause, or by the executive for good reason (as defined in the employment agreements);

●	due to death or disability; or

●	by the executive without good reason.

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In the event of a termination by us without cause or a termination by the executive for good reason, the executive would be entitled to receive the following:

●	his earned but unpaid base salary and all bonuses earned for services provided through the termination date;

●	an amount payable on the effective termination date equal to, in the case of Mr. Sondors, 200% of his base salary, in the case of Mr. Clayborne, 50% of his base salary, however if Mr. Clayborne’s employment is terminated prior to us entering into the underwriting agreement with the underwriters, Mr. Clayborne will receive an amount equal to $275,000, and in the case of Mr. Snyder, 50% of his base salary; however if Mr. Snyder’s employment is terminated prior to us entering into the underwriting agreement with the underwriters, Mr. Snyder will receive an amount equal to $325,000;

●	an amount equal to the executive’s actual earned full- year bonus for the year in which the termination of the executive’s employment occurs, prorated based on the number of days the executive was employed for the year, payable at the time the executive’s annual bonus for the year otherwise would be paid had the executive continued employment; and

●	benefits (including health and disability) as if the executive was still an employee during the 12-month period following termination of the executive.

In the event of a termination by us of Messrs. Sondors or Clayborne upon their death or permanent disability, they would be entitled to receive the earned but unpaid portion of their base salary through the date of termination, and any equity award held by them will immediately and fully vest and become exercisable throughout the full term of such award as if they were still employed by us.

In the event of a termination by us of Messrs. Sondors, Clayborne or Snyder for cause, each would be entitled to (i) all accrued but unpaid base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the executive on our behalf during the period ending on the date of termination, (iii) pay for accrued, unused vacation time to the extent payable pursuant to our vacation pay policy, and (iv) any earned but unpaid bonus prior to the date of termination.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised warrants, stock that has not vested and equity incentive plan awards for Storm Sondors, the sole named executive officer of SONDORS Electric Bike Company and SONDORS Electric Car Company, outstanding as of December 31, 2021. The information below is provide for SONDORS Electric Bike Company and SONDORS Electric Car Company on a combined basis.

Restricted Stock Unit Awards

	Number of units of stock that have not vested (#)	Market value of units of stock that have not vested ($)	Number of units of stock that have vested (#)	Market value of units of stock that have vested ($)	Expiration Date

Storm Sondors	—	$—	—	$—	—

2022 Equity Incentive Plan

On July 20, 2022, our sole director and then sole stockholder, Storm Sondors, adopted the 2022 Plan. The material terms of the 2022 Plan are summarized below.

Eligibility

Awards may be granted under the 2022 Plan to our officers, employees, consultants, and advisors and of any other company or other trade or business that “controls,” is “controlled by” or is “under common control” with us, including our subsidiaries, and to our non-employee directors. Incentive stock options may be granted only to our employees or employees of our subsidiaries.

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Administration

The 2022 Plan will be administered by our compensation committee. The compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The compensation committee may delegate certain of its award authority to the extent permitted by applicable law.

Number of Authorized Shares

The number of shares of our common stock authorized for issuance under the 2022 Plan is 3,500,000. The shares of our common stock issuable under the 2022 Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the 2022 Plan and thereafter are forfeited, the shares subject to awards and the forfeited shares will again be available for grant under the 2022 Plan. In addition, the following items will not count against the aggregate number of shares of our common stock available for grant under the 2022 Plan:

●	any award that is settled in cash rather than by issuance of shares of our common stock;

●	shares of our common stock withheld or tendered from previously acquires shares to cover the exercise price of an option or the tax withholding requirements for any award; and

●	awards granted in assumption of or in substitution for awards previously granted by an acquired company.

In the case of a stock-settled SAR, only the net number of shares issued upon exercise will be counted against the pool of available shares.

Adjustments

If certain changes in our common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without our receipt of consideration, or if we effect any spin-off, split-up, extraordinary cash dividend or other distribution of assets, we must equitably adjust the number and kind of securities for which awards may be made under the 2022 Plan. In addition, if we effect any spin-off, split-up, extraordinary cash dividend or other distribution of assets, we must equitably adjust the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs.

Types of Awards

The 2022 Plan permits the granting of any or all of the following types of awards:

Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The compensation committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The compensation committee sets the exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years), and other conditions on exercise.

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Stock Appreciation Rights (SARs). The compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2022 Plan or as a freestanding award. Upon exercise, each SAR entitles the holder to receive payment in our common stock or cash, or in a combination of our common stock and cash, equal to the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The compensation committee may grant awards of restricted stock, which are shares of our common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the compensation committee’s discretion. The restrictions may be based on continuous service with our company or the attainment of specified performance goals, as determined by the compensation committee. Restricted stock units may be paid in stock or cash or a combination of stock and cash, as determined by the compensation committee. The compensation committee may also grant other types of equity or equity-based awards subject to the terms of the 2022 Plan and any other terms and conditions determined by the compensation committee.

Performance Awards. The compensation committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The compensation committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions.

No Repricing

Without stockholder approval, the compensation committee is not authorized to (i) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2022 Plan, such as stock splits, (ii) take any other action that is treated as a repricing under generally accepted accounting principles, or (iii) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units, or other equity award unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All awards granted under the 2022 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any company clawback or similar policy or any applicable law related to such actions, as may be in effect from time-to-time.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Under the 2022 Plan, in the event of a change in control of our company, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions, and performance criteria applicable to the awards before the change in control, unless otherwise determined by the compensation committee. In connection with a change in control, outstanding stock options and SARs may be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

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Awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, except as may otherwise be provided in the applicable award agreement, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

For awards that are not assumed, converted or replaced, the awards will become fully exercisable (as applicable) and vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (i) achievement of all performance goals at the “target” level or (ii) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, the awards will become exercisable (as applicable) and vest if the award recipient has a separation from service within two years after the change in control by us other than for “cause” or by the award recipient for “good reason” (as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (i) achievement of all performance goals at the “target” level or (ii) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

“Change in Control” is defined under the 2022 Plan to require consummation of the triggering transaction. In case of a business combination in the form of a merger or similar corporate transaction, the definition requires a greater than 50% change in ownership.

Term, Termination and Amendment of the 2022 Plan

Unless earlier terminated by our board of directors, the 2022 Plan will terminate, and no further awards may be granted, ten years after the date on which it was approved by our then sole stockholder, or July 20, 2032. Our board of directors may amend, suspend, or terminate the 2022 Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the 2022 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2022 Plan generally applicable to our company and to participants in the 2022 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations, each as in effect on the date of this proxy statement, and is subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

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Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (i) one year from the date the participant exercised the option, and (ii) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to Us. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A. We intend that awards granted under the 2022 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2022 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of our common stock or otherwise settle an award under the 2022 Plan until all tax withholding obligations are satisfied.

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Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Sections 8.1, 8.2 and 8.4 of Article VIII of our bylaws provide for indemnification by us of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Article X of our certificate of incorporation eliminates the liability of a director or stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Prior to the completion of this offering, we will enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements will provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Prior to the completion of this offering, we will purchase and we currently intend to maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or our bylaws, or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Certain Relationships and Related Party Transactions

Set forth below are summaries of related person transactions for SONDORS Inc., SONDORS Electric Bike Company and SONDORS Electric Car Company covering the periods indicated. It is our intention to ensure that all future transactions, if any, between us and related persons are approved by our audit committee or a majority of the independent and disinterested members of our board of directors (except for compensation arrangements, which are approved by our compensation committee), and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. See “Policies and Procedures for Related Person Transactions” below.

The following is a summary of transactions since January 1, 2019 to which we have been a participant, in which:

●	the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

●	any of our directors, executive officers, or holders of more than 5% of our voting securities, or immediate family member or affiliate of such persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under “Executive Compensation—Executive Employment Agreements” beginning on page 66.

Trademark and Patent Assignments

On October 27, 2021, SONDORS Electric Bike Company entered into a Trademark Assignment Agreement with Sondors Global, LLC, which has Storm Sondors as its chief executive officer and sole member, pursuant to which Sondors Global, LLC assigned to SONDORS Electric Bike Company its entire right, title and interest in and to the following trademark registrations of the United States and the marks “SONDORS” (Registration No. 4,957,029; Application No. 86/528,960) and “SONDORS E-BIKE” (Registration No. 4,689,850; Application No. 86/529,013) together with the goodwill of Sondors Global, LLC’s business symbolized by the trademarks, including any portion of its business to which the trademarks pertain. We believe the value of the trademarks assigned to SONDORS Electric Bike Company under this agreement is in excess of $120,000.

On November 9, 2021, SONDORS Electric Bike Company entered into a Trademark Assignment Agreement with Sondors Limited, which has Storm Sondors as its chief executive officer and sole stockholder, pursuant to which Sondors Limited assigned to SONDORS Electric Bike Company its entire right, title and interest in and to the following trademark registrations of the United States and the marks “ROCKSTAR” (Application No. 90/182,735), “SONDORS” (Application No. 90/172,606), “MADMODS” (Application No. 90/204,546), “DRONE DROPPER” (Application No.90/182,709), “XREEL” (Application No.90/182,689), and “METACYCLE” (Application No.88/946,586) together with the goodwill of Sondors Limited’s business symbolized by the trademarks, including any portion of its business to which the trademarks pertain. The “METACYCLE” trademark was inadvertently assigned to SONDORS Electric Bike Company and, effective as of July 20, 2022, SONDORS Electric Bike Company subsequently assigned the trademark to SONDORS Electric Car Company. We believe the value of the trademarks assigned to SONDORS Electric Bike Company under this agreement and, in the case of the “METACYCLE” trademark, subsequently assigned to SONDORS Electric Car Company, is in excess of $120,000.

On February 15, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Sondors Global, LLC, which has Storm Sondors as its chief executive officer and sole member, pursuant to which Sondors Global, LLC sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Bike Battery Box” for which a United States Design Patent was issued on August 23, 2016 as Patent No. D764411. We believe the value of the patent assigned to SONDORS Electric Bike Company under this agreement is in excess of $120,000.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Folding Bike Frame” for which a United States Design Patent was issued on June 23, 2020 as Patent No. D887,903. We believe the value of the patent assigned to SONDORS Electric Bike Company under this agreement is in excess of $120,000.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Electric Motorcycle” for which a United States Design Patent Application was filed on January 14, 2021 as Application No. 29/766,334 and for which a United States Design Patent was issued on May 3, 2022 as Patent No. D950,422. This patent application and patent was inadvertently assigned to SONDORS Electric Bike Company and, effective as of July 20, 2022, SONDORS Electric Bike Company subsequently sold, assigned and transferred this patent application and patent to SONDORS Electric Car Company. We believe the value of the patent application and patent inadvertently assigned to SONDORS Electric Bike Company and subsequently assigned to SONDORS Electric Car Company is in excess of $120,000.

On February 24, 2022, SONDORS Electric Bike Company entered into an Assignment agreement with Storm Sondors pursuant to which Storm Sondors sold, assigned and transferred to SONDORS Electric Bike Company the full and exclusive right, title and interest in and to that certain invention entitled “Electric Bike Frame” for which a United States Design Patent Application was issued on March 11, 2021 as Application Serial No. 29/773,764. We believe the value of the patent application assigned to SONDORS Electric Bike Company under this agreement is in excess of $120,000.

Restricted Stock Awards

On August 16, 2021, SONDORS Electric Bike Company issued restricted stock awards to Rande Gerber and Bill Jones in connection with their agreement to act as advisors to the board of directors of SONDORS Electric Bike Company. Each award covers 100,000 shares of SONDORS Electric Bike Company common stock. In connection with the Corporate Reorganization and pursuant to the terms of the restricted stock awards, each restricted stock award was revised to provide for an award of 50,000 shares of common stock of SONDORS Inc. Each award will vest upon the earlier of (i) August 16, 2022 and (ii) the closing of the underwritten public offering of our common stock.

Contribution Agreement

Effective July 20, 2022, we entered into a contribution agreement with Mr. Sondors. Under the terms of the contribution agreement, Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to SONDORS Inc. in exchange for 6,583,335 shares of our common stock and contributed his shares of common stock of SONDORS Electric Car Company to SONDORS Inc. in exchange for 6,373,045 shares of our common stock.

Indemnification of Officers and Directors

Our certificate of incorporation and our bylaws provide that we will indemnify our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. See “Description of Capital Stock–Limitation on Liability and Indemnification of Directors and Officers” on page 80 of this prospectus.

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Policies and Procedures for Related Person Transactions

Our board of directors will adopt a written policy with respect to related person transactions, which will become effective at the time of this offering. This policy will govern the review, approval or ratification of covered related person transactions. The audit committee of our board of directors will manage this policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant, and the amount involved exceeds the applicable dollar threshold set forth under Item 404 of Regulation S-K and in which any related person had, has or will have a direct or indirect material interest. As defined in Item 404 of Regulation S-K, “related person” generally includes our directors (and director nominees), executive officers, holders of more than 5% of our voting securities, and immediate family members or affiliates of such persons.

The policy will generally provide that we may enter into a related person transaction only if:

●	the audit committee pre-approves such transaction in accordance with the guidelines set forth in the policy,

●	the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the audit committee (or the chairperson of the audit committee) approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

●	the transaction is approved by the disinterested members of the board of directors, or

●	the transaction involves compensation approved by our compensation committee.

In the event a related person transaction is not pre-approved by the audit committee and our management determines to recommend such related person transaction to the audit committee, such transaction must be reviewed by the audit committee. After review, the audit committee will approve or disapprove such transaction. If our Chief Executive Officer, in consultation with our audit committee, determines that it is not practicable or desirable for us to wait until the next audit committee meeting, the chairperson of the audit committee will possess delegated authority to act on behalf of the audit committee. The audit committee (or the chairperson of the audit committee) may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the audit committee (or the chairperson of the audit committee) determines in good faith. All approvals made by chairperson of the audit committee will be ratified by the full audit committee at the next regularly scheduled meeting or within 120 days from approval by chairperson.

We expect that our audit committee will determine that that the following transactions, even if the amount exceeds the applicable dollar threshold set forth under Item 404 of Regulation S-K in the aggregate, will be deemed to be pre-approved by the audit committee:

●	any employment of certain named executive officers that would be publicly disclosed;

●	director compensation that would be publicly disclosed;

●	transactions with other companies where the related person’s only relationship is as a director or owner of less than ten percent of such company (other than a general partnership), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company’s gross revenues;

●	transactions where all stockholders receive proportional benefits;

●	transactions involving competitive bids;

●	transactions with a related person involving the rendering of services at rates or charges fixed in conformity with law or governmental authority; and

●	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

In addition, the audit committee will review the policy at least annually and recommend amendments to the policy to the board of directors from time to time.

The policy will provide that all related person transactions will be disclosed to the audit committee, and all material related person transactions will be disclosed to the board of directors. Additionally, all related person transactions requiring public disclosure will be properly disclosed, as applicable, on our various public filings.

The audit committee will review all relevant information available to it about the related person transaction. The policy will provide that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders. The policy will also provide that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 25, 2022 by:

●	each person, or group of affiliated persons, known by us who will beneficially own more than 5% of our shares of common stock;

●	each of our directors and director nominees;

●	each of our named executive officers; and

●	all of our directors, director nominees and executive officers as a group.

The table is based on information provided to us by our directors, director nominees, named executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of November 25, 2022. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after November 25, 2022 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group, but are not deemed to be outstanding as to any other person or group.

For purposes of computing percentage ownership after our initial public offering, we have assumed that 2,500,000 shares of our common stock will be issued by us in our initial public offering. The table below assumes that the initial public offering price for shares of our common stock to be sold in this offering is $9.00 per share, which is the midpoint of the range on the front cover page of this prospectus. The precise holdings of shares of our common stock by particular existing owners after the offering would differ from that presented in the table below if the actual initial public offering price per share differs from the assumed price.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SONDORS Inc., 23823 Malibu Road, Suite 50 #129, Malibu, CA 90265.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number	Percentage (1)	Number (2)	Percentage (3)

Directors, Director Nominees and Named Executive Officers
Storm Sondors (4)	12,956,380	99.2%	12,956,380	83.3%
Jeremy Snyder (5)	-	-	-	*
Jeffrey R. Clayborne (6)	-	-	155,564	1.0%
Rande Gerber (4) (7)	50,000	*	50,000	*
Horace Hertz(4)	-	-	-	*
Bill Jones(4) (7)	50,000	*	50,000	*
Greater than 5% stockholders
Storm Sondors	12,956,380	99.2%	12,956,380	83.3%
All directors and executive officers as a group (6 persons)	13,056,380	100%	13,211,944	84.1%

*	Less than 1%.

(1)	Percentage of beneficial ownership prior to the offering is based on 13,056,380 shares of common stock outstanding as of November 25, 2022.

(2)	Assumes no purchase of shares of common stock in this offering by our directors, executive officers and greater than 5% stockholders.

(3)	Percentage of beneficial ownership after the offering is based on 15,556,380 shares of common stock, consisting of 13,056,380 shares of common stock outstanding as of November 25, 2022 and an assumed 2,500,000 shares of our common stock that will be issued by us in this offering. The percentage of shares beneficially owned after the offering assumes no exercise of the underwriters’ option to purchase 375,000 additional shares of our common stock in this offering and assumes no conversion of the principal amount of the Senior Secured Notes or accrued interest thereon.

(4)	Mr. Sondors is the sole director of SONDORS Inc. Messrs. Gerber, Hertz and Jones are director nominees of SONDORS Inc. and are expected to become directors upon the effectiveness of this offering.

(5)	Mr. Snyder is the President and Chief Growth Officer of SONDORS Inc. and also acts as the President and Chief Growth Officer of SONDORS Electric Bike Company and SONDORS Electric Car Company.

(6)	Mr. Clayborne is the Chief Financial Officer of SONDORS Inc. and also acts as the Chief Financial Officer of SONDORS Electric Bike Company and SONDORS Electric Car Company. Consists of 155,564 shares underlying options exercisable within 60 days of November 25, 2022.

(7)

Represents 50,000 shares of SONDORS Inc. common stock issued on August 16, 2022 as restricted stock grants in connection with providing board advisory services to SONDORS Electric Bike Company prior to the Corporate Reorganization. As a result of the Corporate Reorganization and pursuant to the terms of the SONDORS Electric Bike Company restricted stock award agreement, the original award granted by SONDORS Electric Bike Company which covered 100,000 shares of common stock of SONDORS Electric Bike Company was revised on August 16, 2022, the vesting date of the restricted stock grants, to provide for an award of 50,000 shares of common stock of SONDORS Inc.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the consummation of this offering. We are incorporated in the State of Delaware. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Authorized Capital Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of November 25, 2022, we had 13,056,380 shares of common stock outstanding.

Common Stock

The following summarizes the rights of holders of our common stock:

●	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

●	subject to preferences that may apply to shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors;

●	upon our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all its liabilities and the payment of any liquidation preference of any then outstanding preferred stock;

●	there are no redemption or sinking fund provisions applicable to our common stock; and

●	there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our board of directors is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock.

Senior Secured Notes

In August and September 2022, we issued in a private placement transaction an aggregate of $3,500,000 principal amount of our Senior Secured Notes for an aggregate subscription price of $3,220,000 and with an initial conversion price equal to 80% of the initial public offering price per share of common stock in this offering.

Maturity Date. The Senior Secured Notes will mature on the earlier of (i) April 30, 2023, (ii) the closing of this offering and (iii) the date the collateral agent determines to accelerate all amounts due and owing under the Senior Secured Notes as a result of an event of default.

Interest Rate. The Senior Secured Notes bear interest at a rate of 10% per annum. All accrued and unpaid interest shall be due and payable on the Maturity Date.

Original Issue Discount. The Senior Secured Notes were issued with an original issue discount of 8%.

Conversion. Concurrently with the closing of this offering, holders of Senior Secured Notes may voluntarily convert the principal amount and any and all accrued interest on the Senior Secured Notes into shares of our common stock at a Conversion Price equal to the initial public offering price per share of our common stock in this offering multiplied by 0.80. The Conversion Price is subject to adjustment for stock splits, combinations or similar events. In the event we do not close this offering on or before the Maturity Date, the Senior Secured Notes shall not be convertible into shares of our common stock and shall be payable only in cash.

Events of Default. The Senior Secured Notes contain a variety of events of default which are typical for transactions of this type.

Fundamental Transaction. The Senior Secured Notes contain fundamental transaction provisions similar to those contained in the Warrants.

Piggy-Back Registration Rights. Holders of our Senior Secured Notes have been afforded customary “piggy-back” registration rights which are typical for transactions of this type. These “piggy-back” registration rights will not be triggered as a result of this offering.

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Outstanding Warrants

In connection with our issuance of the Senior Secured Notes we issued to the purchasers of the Senior Secured Notes five-year warrants, which we refer to as the Note Warrants, to purchase up to that number of shares of our common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.50 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. In connection with the private placement, we also issued to our consultant a five-year warrant, which we refer to as the Consultant Warrants, to purchase up to that number of shares of our common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.10 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. The terms of the Note Warrants and the Consultant Warrants are identical and are referred to in this prospectus as the Warrants.

Set forth below is a summary description of the terms of the Warrants:

Exercisability. The Warrants are exercisable from and after six months after the closing of this offering and at any time for the five-year period from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

Exercise Price. The initial exercise price per-whole share of our common stock purchasable upon exercise of the warrants is calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.50 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting our common stock and also upon any distribution of assets, including cash, stock, or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants together with the appropriate instruments of transfer.

Exchange Listing. Our Warrants are not listed on any securities exchange or other trading system and we do not intend to apply for listing on any securities exchange or other trading system.

Fundamental Transaction. If, at any time while a Warrant is outstanding, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of us with or into another person, (ii) we (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the holder shall have the right to receive, for each share of common stock issuable upon exercise of the Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which a Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the exercise price of a Warrant shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and we will apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of a Warrant following such Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant. In the event we are unable to close this offering of common stock, all Warrants will terminate.

Piggy-Back Registration Rights. Holders of our Warrants have been afforded customary “piggy-back” registration rights which are typical for transactions of this type. These “piggy-back” registration rights will not be triggered as a result of this offering.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company because negotiation of these proposals could result in an improvement of their terms.

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Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL. However, our certificate of incorporation contains provisions that are similar to Section 203. Specifically, our certificate of incorporation provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless certain requirements are met. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” or the sale of more than 10% of our assets to an “interested stockholder.” In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any affiliates or associates of such entity or person.

However, under our certificate of incorporation, Storm Sondors and any of his affiliates will be deemed to not be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Board Vacancies; Removal

Our bylaws provide that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum. Our certificate of incorporation provides that directors may be removed only for cause by affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Special Meetings of Stockholders

Our bylaws provide that only our board of directors may call a special meeting, and that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. This provision will limit the ability of a stockholder to call a special meeting of the stockholders.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

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For the avoidance of doubt, the exclusive forum provision described above applies to any claims arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

While the Delaware courts have determined that these choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our certificate of incorporation and bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the DGCL.

Sections 145(a) and 102(b)(7) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director, officer employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director, officer employee or agent had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Prior to the completion of this offering, we will enter into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

Prior to the completion of this offering, we will purchase and we currently intend to maintain directors’ and officers’ liability insurance.

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Qualification and Election of Directors

Our bylaws provide that to be eligible to be a nominee for election to our board of directors, a person must submit a written questionnaire regarding his or her background and qualifications and must agree to other representations as set forth in our bylaws. In addition, we have adopted a director resignation policy. The director resignation policy is incorporated into our bylaws and will be incorporated in our Corporate Governance Guidelines and provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation to the board of directors for consideration in accordance with the procedures set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will then evaluate the best interests of our company and our stockholders and will recommend to the board of directors the action to be taken with respect to the tendered resignation. Following the board of directors’ determination, we will promptly publicly disclose the board of directors’ decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

Listing

There is currently no established public trading market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. We have applied to have our shares of common stock listed for trading on Nasdaq under the symbol “SODR.” No assurance can be given that such listing will be approved. The closing of this offering is contingent upon the successful listing of our common stock on Nasdaq.

Transfer Agent

American Stock Transfer & Trust Company, LLC will serve as transfer agent and registrar for our common stock.

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SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no established public trading market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares issued under our 2022 Plan, in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We have applied to have our shares of common stock listed for trading on Nasdaq under the symbol “SODR.” No assurance can be given that such listing will be approved.

Based on shares of common stock outstanding as of November 25, 2022 and after giving effect to the issuance of the shares of our common stock offered in this offering, we will have outstanding an aggregate of 15,556,380 shares of common stock (or 15,931,380 shares of common stock if the underwriters exercise in full their option to purchase additional shares of our common stock). Upon completion of this offering, an aggregate of 622,255 shares of our common stock will be issuable in the future upon the exercise of outstanding options to our President and Chief Growth Officer, Jeremy Snyder and to our Chief Financial Officer, Jeffery R. Clayborne. Also, upon completion of this offering, up to an aggregate of 499,961 shares of our common stock will be issuable upon conversion of our Senior Secured Notes, up to an aggregate of 194,444 shares of our common stock will be issuable upon exercise of our Warrants, and up to an aggregate of 100,000 shares of our common stock will be issuable upon exercise of the representative’s warrant.

The 2,500,000 shares of common stock sold by us in this offering (or 2,875,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock) and up to an aggregate of 100,000 shares of common stock issuable upon exercise of the representative’s warrant will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our “affiliates,” as defined in Rule 144 under the Securities Act, or Rule 144, may generally only be sold in compliance with Rule 144, which is described below.

The remaining 13,056,380 shares will be deemed “restricted securities,” as defined in Rule 144. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Rule 144

All shares of our common stock held by our “affiliates,” as that term is defined in Rule 144, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an affiliate as any person who directly or indirectly controls, or is controlled by, or is under common control with, the issuer, which generally includes our directors, executive officers, 10% stockholders and certain other related persons.

Under Rule 144, a person (or persons whose shares are aggregated) who is deemed to be an “affiliate” of ours would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our capital stock, or (ii) an amount equal to the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least 90 days prior to the sale, and provided that such sales comply with the current public information requirements of Rule 144. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144, subject to our compliance with Exchange Act reporting obligations for at least 90 days prior to the sale.

Rule 701

In general, under Rule 701 under the Securities Act, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after the effective date of the registration statement in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lock-up Agreements

We, all of our directors and all of our officers have agreed not to sell or otherwise transfer or dispose of any common stock for a period of 180 days from           , 2022. See “Underwriting” for a description of these lock-up provisions.

Registration Statement on Form S-8

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under the 2022 Plan. That registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Upon effectiveness, the shares of common stock covered by that registration statement will be eligible for sale in the public market, subject to the lock-up agreements and Rule 144 restrictions described above.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non- U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the U.S.;

●	persons subject to the alternative minimum tax;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” and entities all of the interests of which are held by qualified foreign pension funds; and

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

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If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation or entity treated as a corporation that is created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the U.S. to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the third bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the U.S. generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertakes to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2021, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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UNDERWRITING

Pursuant to an underwriting agreement we entered into with the underwriters named below, Lake Street Capital Markets, LLC is acting as the representative of the underwriters.

The underwriting agreement provides for the purchase of a specific number of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of common stock, but is not responsible for the commitment of any other underwriter to purchase common stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common stock set forth opposite its name below:

Underwriters	Number of Shares of Common Stock
Lake Street Capital Markets, LLC
Joseph Gunnar & Co., LLC
Total

The underwriters have advised us that they propose to offer the shares to the public at a price of $        per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $       per share. After the offering, these figures may be changed by the underwriters.

The shares of common stock sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about         , 2022, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to 375,000 additional shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which is exercised the option.

Commissions and Discounts

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $200,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters.

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter.

	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us(1)	$	$	$

(1) This amount excludes the value of the representative’s warrant.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $         . This includes $200,000 of fees and expenses of the underwriters. These expenses are payable by us.

Representative’s Warrant

We have agreed to, upon the closing of this offering, including upon the closing of any offering of shares of common stock sold to cover over allotments, issue to the representative or the representative’s designee(s) to purchase a number of shares of common stock equal to 4% of the total number of shares of common stock sold in this offering. The representative’s warrant will be exercisable at 125% of the initial public offering price to the public and may be exercised on a cashless basis. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the five-year period commencing with the effective date of the registration statement related to this offering.

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The representative’s warrant and the shares of common stock underlying the representative’s warrant have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the representative’s warrant or the securities underlying the representative’s warrant, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representative’s warrant or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the representative’s warrant may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any representative and selected dealer participating in this offering and their bona fide officers or partners. The representative’s warrant will provide for adjustment in the number and price of the representative’s warrant and the shares of common stock underlying such representative’s warrant in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until one year from the closing of this offering, the representative shall have an irrevocable right of first refusal to act as lead investment banker, lead book-runner and/or lead placement agent, at the representative’s sole discretion, for each and every future public and private equity offerings for our company, or any successor to or any subsidiary of our company, including all equity linked financings, on terms customary to the representative and such transactions.

Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriters.

Determination of Offering Price

The underwriters have advised us that they propose to offer the shares directly to the public at the estimated initial public offering price range set forth on the cover page of this preliminary prospectus. That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our common stock. The initial public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price of the shares included:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability and experience of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this initial public offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

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We cannot be sure that the initial public offering price will correspond to the price at which the shares of common stock will trade in the public market following this offering or that an active trading market for the shares of common stock will develop or continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on Nasdaq. Passive market making consists of displaying bids on Nasdaq limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

Chardan Capital Markets LLC has acted as an independent financial advisor to us, and will receive an advisory fee in connection with this offering equal to 2.5% of the gross offering size, but is not engaging in the solicitation or distribution of this offering.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have in the past, and may in the future, receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

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Listing

We have applied to list our shares of common stock on Nasdaq under the symbol “SODR”. There can be no assurance that we will be successful in listing our common stock offered hereby on Nasdaq. The closing of this offering is contingent upon the successful listing of our common stock on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

90

United Kingdom

The underwriters have represented and agreed that:

●	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by them in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

91

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company as of December 31, 2021 and 2020, and for the years then ended, included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). Such combined financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 filed with the SEC, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Accordingly, we refer you to the registration statement, including the exhibits and schedules thereto, for further information about us and the shares of common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the Registration Statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.

Upon completion of this offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic reports, proxy and information statements and other information with the SEC. You will be able to inspect and copy these periodic reports, proxy and information statements and other information at the addresses set forth above. In addition, you will be able to request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Investor Relations

SONDORS Inc.

23823 Malibu Road, Suite 50 #129

Malibu, California 90265

(323) 372-3000

We also currently intend to maintain internet websites at www.sondors.com and www.sondorsx.com following the completion of this offering. Information contained on or accessible through our websites are not part of this prospectus.

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F-1

SONDORS INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of
	September 30, 2022	December 31, 2021
ASSETS

Current assets
Cash	$1,003,000	$8,596,000
Accounts receivable, net	84,000	90,000
Inventories	16,582,000	3,755,000
Prepaid expenses and other current assets	4,969,000	6,901,000
Total current assets	22,638,000	19,342,000
Deferred offering costs	319,000	-
Property and equipment, net	1,414,000	950,000
Total assets	$24,371,000	$20,292,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$3,733,000	$572,000
Customer deposits	19,926,000	18,378,000
Current notes payable, net	2,006,000	-
Derivative and warrant liabilities	1,276,000	-
Accrued expenses	2,136,000	3,170,000
Total current liabilities	29,077,000	22,120,000

Long-term liabilities
Notes payable	150,000	150,000
Total liabilities	29,227,000	22,270,000

Commitments and contingencies (note 10)

Stockholders’ deficit
Common stock, $0.0001 par value, 100,000,000 shares authorized, 13,056,380 and 12,956,380 shares issued and outstanding as of September 30, 2022 and December 31, 2021	1,000	1,000
Additional paid-in capital	5,166,000	3,825,000
Accumulated deficit	(9,883,000)	(5,718,000)

Total stockholders’ deficit	(4,716,000)	(1,892,000)

Noncontrolling interests	(140,000)	(86,000)

Total deficit	(4,856,000)	(1,978,000)

Total liabilities and stockholders’ deficit	$24,371,000	$20,292,000

The accompanying condensed notes are an integral part of these consolidated financial statements

F-2

SONDORS INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Revenue
Product revenue, net	$16,787,000	11,238,000

Cost of revenue
Cost of product revenue	12,964,000	8,317,000

Gross margin	3,823,000	2,921,000

Operating expenses
Research and development	197,000	235,000
Selling and marketing	1,657,000	2,363,000
General and administrative	5,736,000	2,105,000
Total operating expenses	7,590,000	4,703,000

Loss from operations	(3,767,000)	(1,782,000)

Other expense, net
Change in fair value of derivative and warrant liabilities	(45,000)	-
Interest expense	(413,000)	(2,000)
Total other expense, net	(458,000)	(2,000)

Loss before income tax	(4,225,000)	(1,784,000)

Income tax	-	-

Net loss	(4,225,000)	(1,784,000)

Net loss attributed to noncontrolling interests	(60,000)	(41,000)

Net loss attributed to common stockholders	(4,165,000)	(1,743,000)

Loss per share – basic and diluted	$(0.32)	$(0.13)
Weighted average number of common shares outstanding – basic and diluted	13,056,380	12,956,380

The accompanying condensed notes are an integral part of these consolidated financial statements

F-3

SONDORS INC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Nine months ended September 30, 2022 and 2021

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s	Noncontrolling	Total
	Shares	Amount	Capital	Deficit	Deficit	Interests	Deficit
Balance at December 31, 2021	12,956,000	$1,000	$3,825,000	$(5,718,000)	$(1,892,000)	$(86,000)	$(1,978,000)
Amortization of unearned restricted stock	-	-	1,341,000	-	1,341,000	6,000	1,347,000
Shares issued under stock-based awards	100,000	-	-	-	-	-	-
Net income				(4,165,000)	(4,165,000)	(60,000)	(4,225,000)
Balance at September 30, 2022	13,056,380	$1,000	$5,166,000	$(9,883,000)	$(4,716,000)	(140,000)	(4,856,000)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholder’s	Noncontrolling	Total
	Shares	Amount	Capital	Deficit	Deficit	Interests	Deficit
Balance at December 31, 2020	12,906,380	$1,000	$3,071,000	$(908,000)	$2,164,000	$(8,000)	$2,156,000
Shares issued for services	50,000	-	-	-	-	-	-
Net income				(1,743,000)	(1,743,000)	(41,000)	(1,784,000)
Balance September 30, 2021	12,956,380	$1,000	$3,071,000	$(2,651,000)	$(421,000)	$(49,000)	$372,000

The accompanying condensed notes are an integral part of these consolidated financial statements

F-4

SONDORS INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2022	2021
Operating Activities:
Net loss	$(4,225,000)	$(1,784,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	189,000	75,000
Stock-based compensation	1,347,000	-
Amortization of debt discount	403,000	-
Change in fair value of derivative and warrant liabilities	45,000	-
Return reserve	139,000	-
Effect of changes in assets and liabilities:
Accounts receivable	(133,000)	(218,000)
Inventories	(12,826,000)	(1,747,000)
Prepaid expenses and other current assets	1,932,000	(2,231,000)
Accounts payable	3,161,000	93,000
Customer deposits	1,548,000	10,183,000
Accrued liabilities	(1,034,000)	(226,000)
Net cash (used in) provided by operating activities	(9,454,000)	4,145,000

Investing Activities:
Purchases of property and equipment	(654,000)	(482,000)
Net cash used in investing activities	(654,000)	(482,000)

Financing Activities:
Proceeds from notes payable	2,834,000	-
Deferred offering costs	(319,000)	-
Equity related party receivable	-	31,000
Net cash provided by financing activities	2,515,000	31,000

Net change in cash	(7,593,000)	3,694,000

Cash – beginning of year	8,596,000	4,197,000

Cash – end of year	$1,003,000	$7,891,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Fair value of derivative and warrant liabilities from issuance of convertible note	$1,268,000	$-

The accompanying condensed notes are an integral part of these consolidated financial statements

F-5

CONDENSED NOTES TO THE UNAUDITED CONSOLIDATED

SONDORS INC FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

1.	DESCRIPTION OF BUSINESS

Our Business

SONDORS Inc (the “Company”) is located in Malibu California and designs, develops, markets and sells SONDORS-branded premium electric bikes and electric vehicles in the United States and abroad. The Company provides customer service and technical support for its electric bicycles with the intention, in certain areas, to utilize mobile technicians capable of performing most inspections and repairs for all products.

Contribution Agreement and Merger of Entities Under Common Control

Until July 20, 2022, Mr. Sondors owned 99.52% of the outstanding common stock of SONDORS Electric Bike Company and 96.33% of the outstanding common stock of SONDORS Electric Car Company. Effective July 20, 2022, the Company entered into a contribution agreement with Mr. Sondors. Under the terms of the contribution agreement, Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to SONDORS Inc. in exchange for 6,583,335 shares of SONDORS Inc.’s common stock and contributed his shares of common stock of SONDORS Electric Car Company to SONDORS Inc. in exchange for 6,373,045 shares of SONDORS Inc.’s common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of the Company.

The Company has reflected the merger of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, whereby the combining entities were consolidated under SONDORS Inc. at their existing basis as of the beginning of the period in which the combination occurred. The prior period combined financial statements of SONDORS Electric Bike Company and SONDORS Electric Car Company have been recast to reflect a comparable basis of accounting.

COVID-19

As of the date of this filing, there continues to be widespread concern regarding the ongoing impacts and disruptions caused by the COVID-19 pandemic in the regions in which the Company operates. Although the impacts of the COVID-19 pandemic have not been material to date, a prolonged downturn in economic conditions could have a material adverse effect on our customers and demand for our services. The Company has not observed any impairments of its assets or a significant change in the fair value of its assets due to the COVID-19 pandemic. At this time, it is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations, financial condition, or liquidity.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SUPPLEMENTAL DISCLOSURES

Basis of Presentation

These consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany transactions have been eliminated. In the opinion of management, the interim consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, considered necessary for a fair statement of the interim periods. The results of operations for such interim periods are not necessarily indicative of results of operations for the full year ending December 31, 2022 or for any other interim period.

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted from these interim financial statements, although the Company believes that the disclosures made are adequate to make the information not misleading. We suggest that you read these Consolidated Financial Statements in conjunction with the Consolidated Financial Statements and notes thereto included within for the year ended December 31, 2021.

F-6

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Significant estimates include assumptions made for inventory valuation, income tax valuation allowance, fair value of warrants, derivative liability and accruals for potential liabilities. Amounts could materially change in the future.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for employees, consultants and members of the Board of Directors based on the fair value at the date of grant. The fair value of the Company’s restricted stock units (“RSUs”) is based on the fair value on the grant date of the Company’s common stock. The Company also evaluates the impact of modifications made to the original terms of equity awards when they occur. The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period.

Income Taxes

The Company applies an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision or benefit for interim periods, as required under GAAP. The Company recorded an income tax expense of $0 and $0 for the Nine months ended September 30, 2022 and 2021, respectively. The Company’s ETR differs from the U.S. federal statutory tax rate of 21% for the Nine months ended September 30, 2022 and 2021, primarily as a result of book to tax differences related to equity compensation, as well as the impact of changes to the valuation allowance to offset net deferred tax assets.

A valuation allowance is recorded against deferred tax assets to reduce the net carrying value when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made. During the period ended September 30, 2022 the valuation allowance increased $2,250,000.

Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the consolidated financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company continues to maintain reserves for deferred tax assets related to tax attributes that remain uncertain.

The Company monitors changes to the tax laws in the states it conducts business and files corporate income tax returns. The Company does not expect that changes to tax laws through September 30, 2022 to materially impact its condensed consolidated financial statements.

F-7

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in an orderly transaction between market participants in a principal market on the measurement date.

The fair value hierarchy defines a three-tiered valuation hierarchy for disclosure of fair value measurement is classified and disclosed by the Company in one of the three categories as follows:

●	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, or can be corroborated by observable market data for substantially the full term of the asset or liability; and

●	Level 3—Prices or valuation techniques that require inputs that are unobservable that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Segments

The Company’s revenue channels are all related to sales of their e-bikes. The Company began shipping its Metacycle in August 2022. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker (the Company’s Chief Executive Officer) reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and reported revenue. All material operating units qualify for aggregation under “Segment Reporting” due to (i) their similar customer base and (ii) the Company having a single sales team, marketing department, customer service department, operations department, finance department, and accounting department to support all existing and future revenue channels.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period including contingently issuable shares. Diluted earnings per share is based on the treasury stock method and includes the effect from potential issuance of ordinary shares, such as shares issuable pursuant to the exercise of stock options and the vesting of restricted stock units. Because the impact of the warrants and non-vested RSUs are anti-dilutive during periods of net loss, there was no difference between the weighted-average number of shares used to calculate basic and diluted net loss per common share for the periods presented.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250,000.

The Company extends limited credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts and sales credits.

The Company’s concentration of credit risk includes its concentrations from key customers and vendors.

For the nine months ended September 30, 2022 the Company had one customer that accounted for 62% of its revenue and one customer for the nine months ended September 30, 2021 that accounted for 11% of its revenue. For the nine months ended September 30, 2022 the Company had two vendors that accounted for in aggregate 86% of its cost of revenue, one with 65% and the second with 21%. For the nine months ended September 30, 2021 the company had two vendors that accounted for in aggregate 73% of its cost of revenue, one with 64%, the second with 9%.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) which supersedes FASB ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation, and disclosure of leases for both lessees and lessors. The new standard requires the lessees to classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee, and such classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. The Company adopted this new guidance on January 1, 2022 and as the Company currently only has month to month leases, there was no material impact on its financial statements.

F-8

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard will be effective for us for interim and annual reporting periods beginning after December 15, 2022. Management is currently assessing the impact of adopting this standard on the Company’s financial statements and related disclosures.

3.	GOING CONCERN

The accompanying unaudited financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of the Company’s liabilities and commitments in the normal course of business and does not include any adjustments to reflect the possible future effects of the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has incurred significant losses since its inception, primarily as the result of operations. The Company had an accumulated deficit and a net loss of $9.9 million and $4.2 million, respectively, as of and for the nine months ended September 30, 2022. As of September 30, 2022, the Company had $1.0 million in cash and $29.1 million in current liabilities. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from November 8, 2022, the date the financial statements are available to be issued. The Company’s ability to continue as a going concern is dependent upon achieving a level of sales adequate to support the Company’s cost structure and raising significant capital. Prior to attaining this level of sales, management plans to fund its operations through a combination of additional debt and equity financing as required to fund operations until it can generate adequate cash flows from product sales. Management plans to pursue equity and debt financing as required to fund operations until it can generate adequate cash flows from operations.

There is no assurance that the Company will be successful in its efforts to continue to raise additional equity or debt financing or to realize adequate revenue and cash flows from product sales. The accompanying unaudited financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

4.	BALANCE SHEET COMPONENTS

Customer Deposits

The Company accepts cash in advance for pre orders for SONDORS products. The cash received is recorded as a current liability until the product ships, at which time revenue is recognized. As of September 30, 2022 and December 31, 2021 the Company had $19.9 million and $18.4 million, respectively, of customer deposits.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees related to the Company’s planned IPO, are capitalized in other assets, non-current on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the consolidated statements of operations. As of September 30, 2022 and December 31, 2021 the company had deferred offering costs of $319,000 and $0.

F-9

Accounts Receivable, net

Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021

Gross receivable	$308,000	$176,000
Allowance for doubtful accounts	-	-
Allowance for sales returns	(224,000)	(86,000)
Total accounts receivable, net	$84,000	$90,000

Inventories

Inventories consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021

Bike inventory	$10,375,000	$1,827,000
Part inventory	276,000	259,000
Inventory in transit	5,931,000	1,669,000
Total inventory	$16,582,000	$3,755,000

No write-downs or impairments of inventory have been recorded for September 30, 2022 and December 31, 2021, respectfully.

Prepaid Expenses

Prepaid expenses consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021

Inventory deposits	$4,700,000	$6,840,000
Prepaid insurance	60,000	55,000
Miscellaneous prepaid expenses	203,000	-
Tax deposits	6,000	6,000
Total prepaid expenses	$4,969,000	$6,901,000

Property and Equipment

Property and equipment consisted of the following as of September 30, 2022 and December 31, 2021.

	September 30, 2022	December 31, 2021

Product tooling / Molds	$1,700,000	$1,052,000
Equipment	18,000	13,000
Total property and equipment	1,718,000	1,065,000
Accumulated depreciation	(304,000)	(115,000)
Total property and equipment, net	$1,414,000	$950,000

F-10

As of September 30, 2022 and December 31, 2021 the Company had $51,000 and $710,000 property and equipment that wasn’t in service. Depreciation expense for the nine months ended 2022 and 2021 was $189,000 and $75,000, respectively.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. No impairment of long-lived assets was recorded for the nine months ended September 30, 2022 and September 30, 2021.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021

Sales tax	$1,631,000	$1,865,000
Legal	400,000	1,000,000
Other	105,000	305,000
Total accrued expenses	$2,136,000	$3,170,000

5.	NOTES PAYABLE

The Company has the following outstanding note payable as of September 30, 2022 and December 31, 2021:

Note	Issuance Date	Maturity Date	Interest Rate	Balance at September 30, 2022	Balance at September 30, 2021
Note A	May 15, 2020	May 15, 2050	1.00%	$150,000	$150,000
Note B	August and September 2022	April 30, 2022	10.0%	3,500,000	-
Total notes payable				3,650,000	150,000
Debt discount and deferred financing costs				(1,494,000)	-
Total notes payable, net				$2,156,000	$150,000

(A)

On May 15, 2020, the Company executed an unsecured loan with the U.S. Small Business Administration under the Economic Injury Disaster Loan program in the aggregate principal of $150,000, in exchange for net proceeds of $149,900. $100 of financing costs is included in the original principal amount. The loan is unsecured and payable over 30 years at an interest rate of 3.75%. Installment payments, including principal and interest, will begin on May 15, 2021.

As part of the loan, we also received an advance of $10,000 from the SBA. While the SBA refers to this program as an advance, it was written into law as a grant. This means that the amount given through this program does not need to be repaid. As a result, we accounted for this $10,000 as part of “Other Income” in fiscal 2020

F-11

(B)

In August and September 2022, The Company issued in a private placement transaction an aggregate of $3.5 million principal amount of our 10% Senior Secured Original Issue Discount Convertible Notes (“the Senior Secured Notes”). The Company incurred issuance cost of $0.7 million of which $0.3 million was attributed to an Original Issue Discount (“OID) of 8%. The proceeds of the offering were used for current working capital needs.

The Senior Secured Notes mature on April 30, 2023, unless the maturity is accelerated subject to an Initial Public Offering (“IPO”) or event of default. Interest accrues at a rate of 10% until the maturity date, at which time all accrued interest is due in full in cash. After the Senior Secured Note maturity date and until the outstanding principal and interest has been paid in full, the Senior Secured Notes will bear interest at a rate of 18% per annum. The obligations under the Senior Secured Note are secured by all of the Company’s assets on a first-priority basis.

In connection with the issuance of the Senior Secured Notes, the Company issued to the purchasers of the Senior Secured Notes five-year warrants (“the Warrants”), to purchase shares of common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.50 and dividing the resultant amount by an amount equal to 120% of the IPO price per share of common stock in the offering. Also, in connection with the issuance of the Senior Secured Notes, the Company issued an outside consultant a five year warrant to purchase up to that number of shares of common stock calculated by multiplying the aggregate principal amount of the Notes by .10 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share in an initial public offering.

The fair value of all Warrants at the date of issuance was determined to be $4.43 per warrant using the Black-Scholes option pricing model based on the following assumptions: common share price of $10 per share, which represents the expected IPO price of the Company’s common stock; expected exercise price of $12 per share which is 120% of the expected IPO price; volatility of 90%; an IPO probability rate of 75%; a discount rate of 25%; expected dividend yield of zero; and annual risk-free interest rate of 2.95%. The Warrants are classified as liabilities as they represent an obligation to deliver a variable number of shares of common stock in the future and are therefore required to be initially and subsequently measured at fair value each reporting period. The Company recorded a warrant liability in the amount of $0.8 million (and reduced the proceeds allocated to the Senior Secured Notes accordingly). The fair value of the warrant liability is remeasured each reporting period using the Black-Scholes option pricing model, and the change in fair value is recorded as an adjustment to the warrant liability with the unrealized gains or losses reflected in other income. Total unrealized gains of $37,450 for warrant liabilities accounted for as derivatives have been recorded in other expense for the year ended September 30, 2022 in the accompanying statements of operations and comprehensive income (loss).

Concurrently with the closing of an IPO, the Senior Secured Notes are convertible into shares of the Company’s common stock at the holder’s election. The Senior Secured Notes have an initial conversion price equal to 80% of the IPO price per share of common stock, subject to standard antidilution provisions. The Senior Secured Notes are only convertible in the event of an IPO the Notes may be settled in a variable number of shares based on the amount of principal and accrued interest convertible into shares as of the conversion date, and the number of shares issuable upon conversion may be dependent upon the share price in the IPO. The Company determined that these redemption features meet the accounting definition of an embedded derivative that must be separated from the Senior Secured Notes and initially and subsequently be reported as a liability (“the Redemption Liability”) and measured at fair value. The fair value of the Redemption Liability was determined using a probability weighted scenario analysis. The estimated value of the Redemption Liability was discounted by a calibration discount rate of 37.3%. The fair value of the Redemption Liability of $0.403 million at August 16, 2022 was recorded as a derivative liability and included in other liabilities in the consolidated balance sheet. The fair value of the Redemption Liability at September 30, 2022 is $0.4 million and is recorded in other liabilities in the accompanying consolidated balance sheet as of September 30, 2022. The $8,000 change in the fair value of the Redemption Liability derivative is recorded as a loss and included in other non-operating losses in the accompanying consolidated statements of operations and comprehensive loss at September 30, 2022.

The resulting discount from the OID, underwriting fees, Warrants, and embedded Redemption Liability derivative of $1.8 million is being amortized to interest expense through April 30, 2023, the expected term of the Senior Secured Notes, using the effective interest method. Interest expense resulting from the amortization of the discount for the three and nine months ended September 30, 2022 was $0.4 million.

F-12

Events of Default

Events of default under the Senior Secured Note include, among other things, failure to pay principal or interest on the Senior Secured Notes when due, failure to pay any fee or other amount due, failure of any loan party to comply with any covenants or agreements in the loan documents (subject to applicable grace periods and/or notice requirements), a representation or warranty contained in the loan documents is incorrect or misleading in a material respect when made, events of bankruptcy and a change of control. The occurrence of an event of default would permit the lenders under the Senior Secured Notes to declare all amounts borrowed, together with accrued interest and fees, to be immediately due and payable and to exercise other default remedies. At September 30, 2022 there were no events of default.

Total interest expense was $413,000 and $2,000 for the nine months ended September 30, 2022 and 2021, respectively. Of the $413,000 of interest expense $403,000 was related to the amortization of the debt discount.

6. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company measures and reports certain financial instruments as liabilities at fair value on a recurring basis. The fair value of these instruments as of September 30, 2022 was as follows:

	Fair Value	Level 1	Level 2	Level 3

Warrant liability	-	-	-	$865,000
Derivative liability	-	-	-	$411,000
Fair Value at September 30, 2022	-	$-	-	$1,276,000

The Company did not have any assets or liabilities measured at fair value as of December 31, 2021.

The Company did not transfer any assets or liabilities measured at fair value on a recurring basis between levels during the nine months ended September 30, 2022.

The Company determines the fair value of the warrant liability obligation payable based on Level 3 inputs using the Black-Scholes option pricing model. The significant unobservable input assumptions that can significantly change the fair value include common share price; expected exercise price; volatility; and initial public offering (IPO) probability rate;

The Company determines the fair value of the derivative liability using a probability weighted scenario analysis. The significant unobservable input assumptions that can significantly change the fair value include IPO price per share of common stock, amount of principal and accrued interest convertible into shares as of the conversion date, and the number of shares issuable upon conversion.

7.	COMMON STOCK

The Company has authorized the issuance of 100,000,000 shares of SONDORS Inc common stock.

8.	STOCK WARRANTS

The Company has the following warrants as of September 30, 2022 and December 31, 2021 are presented below:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Warrants	Price	Life (Years)	Value

Outstanding at December 31, 2021	7,253	18.22	1.47	-
Granted	-	-	-	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding at September 30, 2022, all vested	7,253	$18.22	0.94	$-

At September 30, 2022 and December 31, 2021 the intrinsic value of the stock warrants was $0 and $0, respectively.

F-13

9.	RESTRICTED STOCK UNITS The Company has the following Restricted Stock Units as of September 30, 2022 and December 31, 2021 are presented below:

			Weighted- Average Grant Date
	Shares	Fair Value	Fair Value

Non-vested at December 31, 2021	160,411	$1,347,000	$8.40
Granted	-	-	-
Vested	(160,411)	(1,347,000)	8.40
Forfeited	-	-	-
Non-vested at September 30, 2022	-	$-	$-

The total fair value of restricted stock award that vested during the nine months ended September 30, 2022 was $1,347,000 and is included as an expense in selling, general and administrative expenses in the accompanying statements of operations.

10.	COMMITMENTS AND CONTINGENCIES

Litigation

On January 30, 2018, an action was commenced against the Company, Mr. Sondors and certain affiliates of Mr. Sondors seeking monetary damages relating to several causes of action, including breach of contract. On March 16, 2022, the Company entered into a Settlement Agreement and Mutual Release with the plaintiff with respect to the action. Pursuant to the terms of the settlement agreement, the plaintiff agreed to dismiss the action in consideration for the Company making an initial payment on March 21, 2022 to the plaintiff in the amount of $600,000 and agreeing to make a subsequent payment in the amount of $400,000 on April 17, 2023.

The Company has accrued for the remaining $400,000 settlement of the above litigation matter, which is included in accrued expenses in the accompanying consolidated balance sheet as of September 30, 2022.

The Company has not yet filed certain sales tax returns for 2018 through 2022, as such the Company has accrued a sales tax reserve of $1,631,000. It is reasonably possible that sales tax claims may exceed the amount accrued as of September 30, 2022.

The Company knows of no material proceedings in which any of its directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Company believes it has adequately reserved for all litigation within its unaudited financial statements.

F-14

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

SONDORS Electric Bike Company and SONDORS Electric Car Company

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of SONDORS Electric Bike Company and SONDORS Electric Car Company (the “Company”) as of December 31, 2021 and 2020, and the related combined statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 2021 and 2020, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 3 to the financial statements, the Company has incurred recurring losses from operations and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and circumstances and management’s plans regarding those matters are also described in Note 3. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

Irvine, California

August 2, 2022

We have served as the Company’s auditor since 2021.

F-15

SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

COMBINED BALANCE SHEETS

	As of December 31,
	2021	2020
ASSETS

Current assets
Cash	$8,596,000	$4,197,000
Accounts receivable, net	90,000	-
Related party receivable	-	31,000
Inventories	3,755,000	1,395,000
Prepaid expenses and other current assets	6,901,000	643,000
Total current assets	19,342,000	6,266,000

Property and equipment, net	950,000	249,000

Total assets	$20,292,000	$6,515,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities
Accounts payable	$572,000	$89,000
Customer deposits	18,378,000	2,419,000
Accrued expenses	3,170,000	1,701,000
Total current liabilities	22,120,000	4,209,000

Long-term liabilities
Note payable	150,000	150,000
Total liabilities	22,270,000	4,359,000

Commitments and contingencies (note 8)

Stockholders’ (deficit) equity
Common stock, $0.0001 par value, 10,000,000 shares authorized, 2,823,492 and 2,823,489 shares issued and outstanding as of December 31, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value, 20,000,000 shares authorized, 6,664,534 and 6,614,534 shares issued and outstanding as of December 31, 2021 and December 31, 2020	1,000	1,000
Additional paid-in capital	3,907,000	3,149,000
Accumulated deficit	(5,886,000)	(994,000)

Total stockholders’ (deficit) equity	(1,978,000)	2,156,000

Total liabilities and stockholders’ (deficit) equity	$20,292,000	$6,515,000

The accompanying notes are an integral part of these combined financial statements

F-16

SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020
Revenue
Product revenue, net	$16,463,000	11,999,000

Cost of revenue
Cost of product revenue	12,953,000	7,565,000

Gross margin	3,510,000	4,434,000

Operating expenses
Research and development	439,000	613,000
Selling and marketing	3,160,000	2,133,000
General and administrative	4,794,000	2,441,000
Total operating expenses	8,393,000	5,187,000

Loss from operations	(4,883,000)	(753,000)

Other income (expense), net
Other income, net	-	10,000
Interest expense	(9,000)	(2,000)
Total other expense, net	(9,000)	8,000

Loss before income tax	(4,892,000)	(745,000)

Income tax	-	-

Net loss	(4,892,000)	(745,000)

Loss per share – basic and diluted	$(0.52)	$(0.08)
Weighted average number of common shares outstanding – basic and diluted	9,488,026	9,438,023

The accompanying notes are an integral part of these combined financial statements

F-17

SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Years Ended December 31, 2021 and 2020

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2019	9,417,337	$1,000	$1,809,000	$(249,000)	$1,561,000
Issuance of common stock, net of offering costs	20,686	-	482,000	-	482,000
Contributed capital by owner	-	-	822,000	-	822,000
Fair value of services rendered	-	-	36,000	-	36,000
Net Loss				(745,000)	(745,000)
Balance at December 31, 2020	9,438,023	$1,000	$3,149,000	$(994,000)	$2,156,000

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	9,438,023	$1,000	$3,149,000	$(994,000)	$2,156,000
Fair value of shares issued for services	50,000	-	122,000		122,000
Amortization of unearned restricted stock	-	-	631,000		631,000
Issuance of common stock, net of offering costs	3		5,000	-	5,000
Net loss	-	-	-	(4,892,000)	(4,892,000)
Balance at December 31, 2021	9,488,026	$1,000	$3,907,000	$(5,886,000)	$(1,978,000)

The accompanying notes are an integral part of these combined financial statements

F-18

SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC CAR COMPANY

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Operating Activities:
Net loss	$(4,892,000)	$(745,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	753,000	-
Depreciation	100,000	14,000
Fair value of services provided	-	36,000
Effect of changes in assets and liabilities:
Accounts receivable	(90,000)	7,000
Inventory	(2,361,000)	(437,000)
Prepaid expenses and other current assets	(6,258,000)	(586,000)
Other assets	-	42,000
Accounts payable	485,000	21,000
Customer deposits	15,958,000	2,191,000
Related party receivable	31,000	-
Accrued liabilities	1,469,000	1,163,000
Net cash provided by operating activities	5,195,000	1,706,000

Investing Activities:
Purchases of property and equipment	(801,000)	(263,000)
Net cash used by investing activities	(801,000)	(263,000)

Financing Activities:
Proceeds from sale of common stock and related-party funding	5,000	1,304,000
Proceeds from government loans or grants	-	150,000
Net cash provided by financing activities	5,000	1,455,000

Net change in cash	4,399,000	2,898,000

Cash - beginning of year	4,197,000	1,300,000

Cash - end of year	$8,596,000	$4,197,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

The accompanying notes are an integral part of these combined financial statements

F-19

NOTES TO THE COMBINED SONDORS ELECTRIC BIKE COMPANY AND SONDORS ELECTRIC

CAR COMPANY FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

1.	DESCRIPTION OF BUSINESS

Our Business

SONDORS Electric Bike Company and SONDORS Electric Car Company as presented in these combined financial statements is not a legal entity. These combined financial statements incorporate the financial position and operations of SONDORS Electric Car Company and SONDORS Electric Bike Company (known prior to July 20, 2022 as Sondors, Inc.) both incorporated in the State of Delaware, on August 15, 2016 and on March 15, 2017, respectively, and which may be referred to in the combined financial statement as the “Company,” “we,” “us,” or “our”. The Company’s headquarters are located in Malibu, California. Management believes that combination under the basis of common management is appropriate in the accompanying financial statements as both SONDORS Electric Car Company and SONDORS Electric Bike Company are under the common control and the ultimate ownership of the Chief Executive Officer, with a combined total ownership of 97.8%.

The Company designs, develops, markets and sells SONDORS-branded premium electric bikes and electric vehicles in the United States and abroad. The Company provides customer service and technical support for its electric bicycles with the intention, in certain areas, to utilize mobile technicians capable of performing most inspections and repairs for all products.

COVID-19

As of the date of this filing, there continues to be widespread concern regarding the ongoing impacts and disruptions caused by the COVID-19 pandemic in the regions in which the Company operates. Although the impacts of the COVID-19 pandemic have not been material to date, a prolonged downturn in economic conditions could have a material adverse effect on our customers and demand for our services. The Company has not observed any impairments of its assets or a significant change in the fair value of its assets due to the COVID-19 pandemic. At this time, it is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations, financial condition, or liquidity.

As of December 31, 2021, we continue to actively communicate with and listen to our customers to ensure we are responding to their needs in the current environment with innovative solutions that will not only be beneficial now but also over the long-term. We monitor developments related to COVID-19 and remain flexible in our response to the challenges presented by the pandemic. To mitigate the adverse impact COVID-19 may have on our business and operations, we implemented a number of measures in the year ended December 31, 2021, to protect the health and safety of our employees, as well as to strengthen our financial position. These efforts include eliminating, reducing, or deferring non-essential expenditures, as well as complying with local and state government recommendations to protect our workforce.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SUPPLEMENTAL DISCLOSURES

Basis of Presentation

These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These combined financial statements include the accounts of SONDORS Electric Bike Company and SONDORS Electric Car Company. All intercompany transactions have been eliminated.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications consist of reclassification between revenue, cost of revenue, selling and marketing, cash, receivables, pre-paid, and other assets. These reclassifications had no effect to the previously reported net loss.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported periods. Significant estimates include assumptions made for reserves of uncollectible accounts receivable, inventory reserve, determination of useful life and impairment of property, plant, and equipment, income tax valuation allowance and accruals for potential liabilities. Amounts could materially change in the future.

F-20

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021 and 2020. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments may also include economic recessions, changes in electric automobile technology and infrastructure, government policy decisions and law changes, changes in consumer tastes and trends, acceptance of its products in the marketplace, and supply-chain issues caused by government policy or pandemics similar to COVID-19. Like any business, the Company faces challenges that come from early-stage branding and financing. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2021 and 2020, respectively, the Company only had zero cash equivalents.

Accounts Receivable, net

Accounts receivable is recorded at the invoiced amount and are non-interest bearing. We estimate losses on receivables based on expected losses, including our historical experience of actual losses. Receivables are considered uncollectible and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2021 and 2020, there was no allowance for doubtful accounts. As of December 31, 2021 and 2020, the allowance for sales returns was $86,000 and $0, respectfully.

F-21

Inventories

For the years ended December 31, 2021 and 2020, inventories consisted of $1,827,000 and $752,000 of electric bikes, $259,000 and $166,000 of parts in stock and $1,669,000 and $477,000 of electric bikes paid for and in transit to the Company’s fulfillment center. Obsolete inventory is expensed, removed from stock and disposed. Historically, inventory assets requiring to be written off has been minimal, and the related expense has been recorded at the time deemed obsolete. Accordingly, no allowance for inventory obsolescence has been recorded for December 31, 2021 and 2020, respectfully.

Prepaid Expenses

The Company incurs prepaid expenses by making product deposit payments to vendors 30 to 90 days prior to the commencement of production as well as prepaid expenses for marketing and insurance. As of December 31, 2021 and 2020 the Company had prepaid inventory deposits of $6,840,000 and $551,000, respectively. Upon completion of production and payment of the remaining balance, the Company re-classes the prepaid asset to inventory. Prepaid insurance and marketing are expensed on a monthly basis. As of December 31, 2021 and 2020 prepaid insurance was $55,000 and $46,000, respectively, and expensed over a 10 month period and prepaid marketing was $0 and $41,000, respectively, and expensed over a 12 month period. Tax deposits will be expensed when the liability is incurred. As of December 31, 2021 and 2020 tax deposits were $6,000.

Property and Equipment

The Company states property and equipment at cost less accumulated depreciation. Product tooling/molds, and equipment used in production are the primary assets with depreciation computed using the straight-line method over the estimated useful life which is 3 years. The Company reviews these estimates on an annual basis, or more frequently if events during the year indicate that a change may be required, with consideration given to technological obsolescence and other relevant business factors. A change in management’s estimate could impact depreciation expense and the carrying value of property and equipment.

Property and equipment consisted of the following as of December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020

Product tooling / Molds	$1,051,000	$263,000
Equipment	13,000	-
Total property and equipment	1,064,000	263,000
Accumulated depreciation	(114,000)	(14,000)
Total property and equipment, net	$950,000	$249,000

As of December 31, 2021 and 2020 the Company had $761,000 and $0 property and equipment that wasn’t in service. Depreciation expense for the years ended 2021 and 2020 was $100,000 and $14,000, respectively.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. No impairment of long-lived assets was recorded for the years ended December 31, 2021 and 2020.

Customer Deposits

The Company accepts cash in advance for pre orders for SONDORS products. The cash received is recorded as a current liability until the product ships, at which time revenue is recognized. As of December 31, 2021 and 2020 the Company had $18,378,000 and $2,419,000, respectively, of customer deposits.

F-22

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be re-classed to additional paid-in capital upon the completion of an offering or to expense if the offering is not completed. Offering costs re-classed to additional paid-in capital totaled $67,354 for the year ended December 31, 2020.

Revenue Recognition

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC (“606”). Under ASC 606, revenue is recognized when the promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for these goods or services, taking into consideration discounts, such as those offered for early payment. Sales and other indirect taxes that are passed onto the customer are excluded from the measurement of the transaction price.

Accordingly, the Company determines revenue recognition by applying the following steps:

●	Identification of the contract, or contracts, with a customer.
●	Identification of the performance obligations in the contract.
●	Determination of the transaction price.
●	Allocation of the transaction price to the performance obligations in the contract.
●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is provided from sales of SONDORS electric bicycles. The Company records revenue when it fulfills its performance obligation to transfer control of the goods to its customer and defers revenue when it receives payments in advance of fulfilling its performance obligations. Control of shipped items is generally transferred when the product is delivered to the common carrier. Shipping costs billed to customers are included in revenue. Taxes collected from customers related to product sales are remitted to governmental authorities and excluded from both revenue and cost of revenue. The Company markets and sells its products primarily in the United States and Canada.

The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods to its customers. Revenue is recorded net of expected returns, discounts, and credit card chargebacks. The Company monitors returns and estimates futures returns and adjusts their return reserve on a monthly basis.

Advertising/Marketing

The Company expenses the cost of advertising and marketing as incurred, with the exception of promotional items. During the years ending December 31, 2021 and 2020, advertising and marketing expenses were $1,660,000, and $873,000, respectively.

Design and Development Costs

The Company incurs research and development costs during the process of developing and designing their electric vehicle products. Research and developments costs consist primarily of outside services. The Company expenses these costs as incurred. During the years ending December 31, 2021 and 2020, design and development costs were $439,000 and $613,000, respectively.

Warranty Costs

The Company’s products are subject to a standard one-year warranty. Historically, warranty costs have been minimal, and the related expense has been recorded at the time the warranty service is performed. Accordingly, no warranty reserve has been recorded at December 31, 2021 and 2020.

F-23

Accrued expenses and other current liabilities

The Company accrues for all liabilities that are probable and reasonably estimated plus invoices received after the month-end close that should be recorded in the prior period.

Accrued expenses and other current liabilities consisted of the following as of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020

Sales tax	$1,865,000	$1,484,000
Legal	1,000,000	-
Other	305,000	217,000
Total accrued expenses and other current liabilities	$3,170,000	$1,701,000

Cost of Revenue

Cost of revenue primarily consists of product costs, shipping from suppliers, customs, and customer shipping and handling expenses. Shipping and custom costs to receive products from our suppliers are included in our inventory and recognized as cost of revenue upon sale of products to our customers.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for employees, consultants and members of the Board of Directors based on the fair value at the date of grant. The fair value of the Company’s restricted stock units (“RSUs”) is based on the fair value on the grant date of the Company’s common stock. The Company also evaluates the impact of modifications made to the original terms of equity awards when they occur. The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carry-forwards for federal and state income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying SONDORS Electric Car Company and SONDORS Electric Bike Company statements of operations. As of December 31, 2021, and 2020, the Company has not established a liability for uncertain tax positions.

F-24

Segments

The Company’s revenue channels are all related to sales of their e-bikes. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker (the Company’s Chief Executive Officer) reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and reported revenue. All material operating units qualify for aggregation under “Segment Reporting” due to (i) their similar customer base and (ii) the Company having a single sales team, marketing department, customer service department, operations department, finance department, and accounting department to support all existing and future revenue channels.

Net Loss Per Share

Basic net loss per share is computed by using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential shares of common stock that were outstanding during the period. Dilutive potential shares of common stock consist of incremental shares of common stock issuable upon exercise of warrants. No dilutive potential shares of common stock were included in the computation of diluted net loss per share because their impact was anti-dilutive.

As of December 31, 2021, and 2020, the Company had total outstanding warrants of 7,253 that were excluded from the computation of net loss per share because they are anti-dilutive.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. Cash is deposited with a limited number of financial institutions. The balances held at any one financial institution at times may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits of up to $250,000.

The Company extends limited credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts and sales credits. The Company believes that any concentration of credit risk in its accounts receivable is substantially mitigated by the Company’s evaluation process, relatively short collection terms and the high level of credit worthiness of its customers.

The Company’s concentration of credit risk includes its concentrations from key customers and vendors.

For the year ended December 31, 2021 the Company had one customer that accounted for 11% of its revenue and no customers in 2020 that accounted for more than 10% of its revenue. For the years ended December 31, 2021 and 2020, the Company had one vendor that accounted for 64% and 76% of its cost of revenue. The Company does not believe the loss of the vendor would have a material impact on the Company’s operations as SONDORS has many proprietary processes used to mass produce high quality electric bikes efficiently therefore contracted factories can be reconfigured to meet demand.

F-25

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) which supersedes FASB ASC Topic 840, Leases (Topic 840) and provides principles for the recognition, measurement, presentation, and disclosure of leases for both lessees and lessors. The new standard requires the lessees to classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee, and such classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. The Company currently only has month to month leases, therefore adoption is not expected to be material. The standard will be effective for us for interim and annual reporting periods beginning after December 15, 2022, if applicable.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). The standard significantly changes how entities will measure credit losses for most financial assets, including accounts and notes receivables. The standard will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard will be effective for us for interim and annual reporting periods beginning after December 15, 2022. Management is currently assessing the impact of adopting this standard on the Company’s financial statements and related disclosures.

3.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since its inception, primarily as the result of operations. The Company had an accumulated deficit and a loss from operations of $5.9 million and $4.9 million, respectively, as of and for the year ended December 31, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from August 2, 2022, the date the financial statements are available to be issued. The Company’s ability to continue as a going concern is dependent upon achieving a level of sales adequate to support the Company’s cost structure and raising significant capital. Prior to attaining this level of sales, management plans to fund its operations through a combination of additional debt and equity financing as required to fund operations until it can generate adequate cash flows from product sales. Management plans to pursue equity and debt financing as required to fund operations until it can generate adequate cash flows from operations.

There is no assurance that the Company will be successful in its efforts to continue to raise additional equity or debt financing or to realize adequate revenue and cash flows from product sales. The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

F-26

4.	NOTES PAYABLE

The Company has the following outstanding note payable as of December 31, 2021 and 2020:

Note	Issuance Date	Maturity Date	Interest Rate	Balance at December 31, 2021	Balance at December 31, 2020
SBA	May 15, 2020	May 15, 2050	3.75%	150,000	150,000
Total notes payable				$150,000	$150,000

On May 15, 2020, the Company executed an unsecured loan with the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan program in the amount of $150,000. The loan is secured by all tangible and intangible assets of the Company and payable over 30 years at an interest rate of 3.75% per annum. Installment payments, including principal and interest, begin on May 15, 2022.

As part of the loan, the Company also received an advance of $10,000 from the SBA. While the SBA refers to this program as an advance, it was written into law as a grant. This means that the amount given through this program does not need to be repaid. As a result, the Company accounted for this $10,000 as part of “Other Income” in fiscal 2020.

Total interest expense for note payable was $9,000 and $2,000 for the years ended December 31, 2021 and 2020, respectively. In addition, the Company paid zero interest related to the note for the years ended December 31, 2021 and 2020, respectively.

5.	COMMON STOCK

The Company has authorized the issuance of 10,000,000 shares of SONDORS Electric Car Company common stock and 20,000,000 shares of SONDORS Electric Bike Company for a combined total of 30,000,000 shares of common stock authorized.

The Company’s common stock activity for the year ended December 31, 2021 was as follows:

Shares Issued for Services

On August 16, 2021, we granted 200,000 shares of our restricted common stock in SONDORS Electric Bike Company to two advisory board members for services to be rendered. The shares had an aggregate value of $1,680,000, which was based on the fair value of the Company’s stock at the date of issuance. The shares cliff vest on the one-year anniversary of the grant. An acceleration of vesting would occur upon the termination of the advisory agreement by the Company, death of the advisor, the first underwritten public offering of Common Stock by the Company occurs pursuant to a registration statement effective under the U.S. Securities Act of 1933, as amended, covering a sale of shares of the Common Stock to the public that results in shares of the Common Stock being listed on a national securities exchange; or the Company is acquired by a special purpose acquisition company in a transaction that results in the Company being owned by parent company with publicly traded securities listed on a national securities exchange, even if the transaction results in a direct or indirect transfer of 50% or less of the total combined voting power of the Company’s outstanding securities; or either of the following stockholder-approved transactions occurs to which the Company is directly or indirectly a party: (A) a merger, sale, or consolidation pursuant to which one or more persons acting as a group acquires indirectly or directly ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; or (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets to a person or more than one person acting as a group in complete liquidation or dissolution of the Company (other than a transfer or other disposition to a person that directly or indirectly controls, is controlled by, or is under common control with, the Company). The Company recorded stock compensation expense of $631,000 for the year ended December 31. 2021.

On September 16, 2021, the Company issued 50,000 shares of common stock to a consultant for services to be rendered over twelve months with an aggregate fair value of $420,000, which was based on the fair value of the Company’s stock at the date of issuance. The Company recorded stock compensation expense of $122,000 for the year ended December 31. 2021. The $298,000 of unrecognized stock compensation expense as of December 31, 2021, will be expensed over the remaining service term.

F-27

The Company’s common stock activity for the year ended December 31, 2020 was as follows:

Shares Issued as Part of Public Offering

During the year ended December 31, 2020, the Company sold 20,686 shares of common stock through its Regulation Crowd Funding offering at $26.58 per share of common stock. The Company recognized gross proceeds of $550,000 and incurred offering costs of $67,400, which reduced additional paid-in capital.

Contributed Capital

The Company’s founder and Chief Executive Officer does not receive compensation for his services under an employment contract at the current time. Contributed capital of $36,000 in 2020 which it believes to be the fair value of services provided based on the time devoted to the Company in the development process of our prototype vehicle. In addition, a contribution of $788,660 was provided as well as $33,569 in inventory assets.

As of December 31, 2020, a combined total of 9,438,023 shares of common stock have been issued and are outstanding.

6.	STOCK WARRANTS

The Company has the following warrants as of December 31, 2021 and 2020 are presented below:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Warrants	Price	Life (Years)	Value

Outstanding at December 31, 2019	7,253	$18.22	3.37	$-
Granted	-	-	-	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding at December 31, 2020	7,253	18.22	2.40	-
Granted	-	-	-	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Outstanding at December 31, 2021, all vested	7,253	$18.22	1.47	$-

At December 31, 2020 and December 31, 2019 the intrinsic value was $0 and $0, respectively.

7.	INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

	Years Ended December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal benefit	7.0%	7.0%
Change in valuation allowance	(28.0)%	(28.0)%
Effective income tax rate	0.0%	0.0%

F-28

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2021	2020
Net operating loss carry-forwards	$1,307,000	$448,000
Other temporary differences	(41,000)	(50,000)
Accrual to cash adjustment	962,000	309,000
Less: Valuation allowance	(2,228,000)	(707,000)
Deferred tax assets, net	$-	$-

The Company is subject to income taxes in the United States and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods starting in 2017. The Company currently is not under examination by any tax authority, nor does it owe any federal or state taxes due to the deferred tax assets.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In evaluating the Company’s ability to recover deferred tax assets, all available positive and negative evidence is analyzed, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more- likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the interest expense line and other income, net, respectively, in the accompanying SONDORS Electric Car Company and SONDORS Electric Bike Company statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the combined balance sheets.

The Company’s combined net deferred tax asset as of December 31, 2021 and 2020 is approximately $2,228,000 and $707,000, which primarily consist of net operating loss carry forwards from SONDORS Electric Car Company. As of December 31, 2021 and 2020 the Company provided a 100% valuation allowance against the net deferred tax assets, which management could not determine would more likely than not be realized. During the years ended December 31, 2021 and 2020 the Company valuation allowance increased by approximately $1,521,000 and $291,000.

At December 31, 2021 and 2020, the Company had federal and state net operating loss carry forwards of approximately $4,714,000 and $4,544,000 for 2021 and $1,652,000 and $1,453,000 for 2020. Certain federal and state net operating losses expire on various dates through 2039.

F-29

8.	COMMITMENTS AND CONTINGENCIES

Litigation

On January 30, 2018, an action was commenced against the Company, Mr. Sondors and certain affiliates of Mr. Sondors seeking monetary damages relating to several causes of action, including breach of contract and fraud. On March 16, 2022, the Company entered into a Settlement Agreement and Mutual Release with the plaintiff with respect to the action. Pursuant to the terms of the settlement agreement, the plaintiff agreed to dismiss the action in consideration for the Company making an initial payment to plaintiff in the amount of $600,000 and agreeing to make a subsequent payment in the amount of $400,000 on April 17, 2023.

The Company has established an appropriate reserve to account for the $1,000,000 settlement of the above litigation matter, which is recognized in accrued expenses in the accompanying combined balance sheet as of December 31, 2021.

The Company has not yet filed certain sales tax returns for 2018 through 2021, as such the Company has accrued a sales tax reserve of $1,865,000.

The Company knows of no material proceedings in which any of its directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Company believes it has adequately reserved for all litigation within its financial statements.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2021 through August 2, 2022, the date the financial statements were available to be issued. Until July 20, 2022, Mr. Sondors owned 99.52% of the outstanding common stock of SONDORS Electric Bike Company and 96.33% of the outstanding common stock of SONDORS Electric Car Company. Effective July 20, 2022, the Company entered into a contribution agreement with Mr. Sondors. Under the terms of the contribution agreement, Mr. Sondors contributed his shares of common stock of SONDORS Electric Bike Company to the Company in exchange for 6,583,335 shares of the Company’s common stock and contributed his shares of common stock of SONDORS Electric Car Company to the Company in exchange for 6,373,045 shares of the Company’s common stock. As a result, SONDORS Electric Bike Company and SONDORS Electric Car Company became majority-owned subsidiaries of the Company.

There are have no other events or transactions during this time, which would have a material, effect on these financial statements.

F-30

2,500,000 Shares

SONDORS Inc.

Common Stock

PROSPECTUS

               , 2022

Sole Book-Running Manager

Lake Street

Co-Manager

Joseph Gunnar & Co.

Through and including             , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$3,327
FINRA Filing Fee	$5,028
Nasdaq Filing Fee	$5,000
Printing and Engraving Expenses	$1,000
Transfer Agent Fees and Expenses	$2,000
Legal Fees and Expenses	$700,000
Accountants’ Fees and Expenses	$300,000
Miscellaneous Costs	$2,000
Total	$1,018,355

Item 14. Indemnification of Directors and Officers

The registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or the DGCL, the personal liability of the registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The registrant’s certificate of incorporation and bylaws provide that the registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.

Sections 145(a) and 102(b)(7) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director, officer employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director, officer employee or agent had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

II-1

The registrant will enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreement, with any new directors and executive officers in the future.

Prior to the completion of this offering, the registrant will purchase and currently intends to maintain directors’ and officers’ liability insurance.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of the registrant’s directors and officers by the underwriters against certain liabilities.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

On July 20, 2022, the registrant’s date of incorporation, the registrant issued one share of its common stock to its Chief Executive Officer and Secretary, Storm Sondors, for nominal consideration.

In a series of closings that occurred in August and September 2022, each pursuant to securities purchase agreements with certain accredited investors in the U.S. and certain investors outside of the U.S., the registrant sold in a private placement an aggregate of $3,500,000 principal amount of its 10% Senior Secured Original Issue Discount Convertible Notes due April 30, 2023, or Senior Secured Notes, for an aggregate subscription price of $3,220,000 with an initial conversion price equal to 80% of the initial public offering price per share of common stock in this offering. In connection with the registrant’s issuance of Senior Secured Notes, the registrant issued to the purchasers of the Senior Secured Notes five-year warrants to purchase up to that number of shares of the registrant’s common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.50 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering. In connection with the private placement, the registrant paid its non-U.S. consultant, Falcon Capital Partners Limited, a consulting fee of $322,000, a non-accountable expense allowance of $64,400 and issued to Falcon Capital Partners Limited a five-year warrant to purchase up to that number of shares of the registrant’s common stock calculated by multiplying the aggregate principal amount of the Senior Secured Notes by 0.10 and dividing the resultant amount by an amount equal to 120% of the initial public offering price per share of common stock in this offering.

On August 16, 2022, the registrant issued to Rande Gerber and Bill Jones, each a director nominee of the registrant, 50,000 shares of the registrant’s common stock pursuant to the terms of restricted stock award agreements dated August 16, 2021 by and between each director nominee and the registrant’s wholly-owned subsidiary, SONDORS Electric Bike Company. As a result of the Corporate Reorganization, each restricted stock award covering 100,000 shares of common stock SONDORS Electric Bike Company was automatically converted into a restricted stock award for 50,000 shares of common stock of SONDORS Inc.

The registrant believes that the offer, sale and issuance of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S promulgated thereunder as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The Exhibit Index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

●	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

●	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

2.1*	Contribution Agreement, dated July 20, 2022, by and among SONDORS Inc. and Storm Sondors.

3.1*	Certificate of Incorporation of the Registrant.

3.2*	Bylaws of the Registrant.

4.1*	Specimen common stock certificate of the Registrant.

4.2	Form of Representative’s Warrant.

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1*#	SONDORS Inc. 2022 Equity Incentive Plan.

10.2#	Form of Option Award Agreement under the SONDORS Inc. 2022 Equity Incentive Plan.

10.3*#	Amended and Restated Employment Agreement, dated effective as of October 1, 2022, by and between Storm Sondors and SONDORS Inc.

10.4*#	Employment Agreement, dated July 20, 2022, by and between Jeffrey R. Clayborne and SONDORS Inc.

10.5*#	Amended and Restated Employment Agreement, dated effective as of October 1, 2022, by and between Jeremy Snyder and SONDORS Inc.

10.6*#	Form of Indemnification Agreement by and between SONDORS Inc. and each of its directors and officers.

10.7*	Costco Wholesale Basic Supplier Agreement, dated September 17, 2020, by and between SONDORS Electric Bike Company and Costco Wholesale Corporation.

10.8*	Warehouse and Fulfillment Agreement, dated August 4, 2022, by and between CIL Freight, Inc. and SONDORS Inc.

10.9*	Form of Securities Purchase Agreement by and among SONDORS Inc. and the purchasers party thereto.

10.10*	Form of Security Agreement by and among SONDORS Inc. and the holders party thereto.

10.11*	Form of Common Stock Purchase Warrant issued by SONDORS Inc. in favor of the holders party thereto.

10.12*	Form of Common Stock Purchase Warrant issued by SONDORS Inc. in favor of Falcon Capital Partners Limited.

10.13*	Form of 10% Senior Secured Original Issue Discount Convertible Note issued by SONDORS Inc. in favor of the holders party thereto.

21.1*	Subsidiaries of the Registrant.

23.1	Consent of Moss Adams LLP, independent registered public accounting firm.

23.2	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (contained on the signature page to this registration statement).

99.1*	Consent of Director Nominees.

107	Filing Fee Table.

(*)	Filed previously.
(#)	A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on this 1st day of December, 2022.

SONDORS Inc.

By:	/s/ Storm Sondors
Storm Sondors,
Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 1, 2022.

Signature		Title

/s/ Storm Sondors		Chief Executive Officer, Secretary and Director
Storm Sondors		(principal executive officer)

*		Chief Financial Officer
Jeffrey R. Clayborne		(principal financial and accounting officer)

* By:	/s/ Storm Sondors
Storm Sondors,
Attorney-In-Fact

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